     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 1996



                                                              FILE NO. 333-06535

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-1

                                 PRE-EFFECTIVE


                                AMENDMENT NO. 1


                                       TO

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                               V-ONE CORPORATION

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                                      7372

                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)

                                   52-1953278
                                (I.R.S. EMPLOYER
                              IDENTIFICATION NO.)

                      1803 RESEARCH BOULEVARD - SUITE 305
                           ROCKVILLE, MARYLAND 20850
                                 (301) 838-8900

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ------------------

                                 JAMES F. CHEN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               V-ONE CORPORATION

                      1803 RESEARCH BOULEVARD - SUITE 305
                           ROCKVILLE, MARYLAND 20850
                                 (301) 838-8900
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ------------------

                                    Copy to:

                             ALAN J. BERKELEY, ESQ.
                               CARY J. MEER, ESQ.
                             KATHY L. KRESCH, ESQ.
                           SIDNEY R. SMITH, III, ESQ.
                           KIRKPATRICK & LOCKHART LLP
                        1800 MASSACHUSETTS AVENUE, N.W.
                             WASHINGTON, D.C. 20036

                             STUART M. CABLE, ESQ.
                          GOODWIN, PROCTER & HOAR LLP
                                 EXCHANGE PLACE
                                BOSTON, MA 02109

                               ------------------


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                        CALCULATION OF REGISTRATION FEE
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
- --------------------------------------------------------------------------------

                                                                                    PROPOSED
                                                                    PROPOSED        MAXIMUM
                                                                    MAXIMUM        AGGREGATE       AMOUNT OF
             TITLE OF EACH CLASS OF               AMOUNT TO BE   OFFERING PRICE     OFFERING      REGISTRATION
          SECURITIES TO BE REGISTERED            REGISTERED(1)    PER SHARE(2)      PRICE(2)         FEE(3)
- ----------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value...................    2,645,000        $10.00       $26,450,000      $9,121.00
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------



(1) Includes 345,000 shares of Common Stock that the Underwriters have the option to purchase solely to cover over-allotments, if any.

(2) Estimated solely for the purposes of calculating the registration fee, pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3) $8,993.00 of this amount was previously paid upon the initial filing of the Registration Statement on Form S-1.

                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               V-ONE CORPORATION


                               ------------------


                             CROSS-REFERENCE SHEET


ITEM NUMBER OF CAPTION                                           LOCATION IN PROSPECTUS
  1.  Forepart of the Registration Statement and
        Outside Front Cover Page of Prospectus.........   Outside Front Page of Registration
                                                            Statement; Outside Front Cover Page
                                                            of Prospectus;
  2.  Inside Front and Outside Back Cover Pages of
        Prospectus.....................................   Inside Front and Outside Back Cover
                                                            Pages of Prospectus
  3.  Summary Information, Risk Factors; and Ratio of
        Earnings to Fixed Charges......................   Prospectus Summary; Risk Factors;
                                                            Selected Financial Data
  4.  Use of Proceeds..................................   Use of Proceeds
  5.  Determination of Offering Price..................   Underwriting
  6.  Dilution.........................................   Dilution
  7.  Selling Security Holders.........................   Selling Shareholders
  8.  Plan of Distribution.............................   Outside Front Cover Page of
                                                          Prospectus; Underwriting
  9.  Description of Securities to be Registered.......   Outside Front Cover Page of
                                                          Prospectus; Prospectus Summary;
                                                            Dividend Policy; Capitalization;
                                                            Description of Capital Stock
 10.  Interests of Named Experts and Counsel...........   Not Applicable
 11.  Information with Respect to Registrant...........   Prospectus Summary; Dividend Policy;
                                                            Selected Financial Data;
                                                            Management's Discussion of
                                                            Financial Condition and Results of
                                                            Operations; Business; Management;
                                                            Principal Shareholders; Certain
                                                            Transactions; Description of
                                                            Capital Stock; Shares Eligible for
                                                            Future Sales; Financial Statements
 12.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities....................................   Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 19, 1996


PROSPECTUS
dated        , 1996


                                2,300,000 SHARES


                                     [logo]


                               V-ONE CORPORATION



                                  COMMON STOCK



All of the 2,300,000 shares of Common Stock offered hereby (the "Offering") are being issued and sold by V-ONE Corporation ("V-ONE" or the "Company").



Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "VONE."



SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                       PRICE TO           UNDERWRITING          PROCEEDS TO
                                        PUBLIC             DISCOUNT(1)          COMPANY(2)
- ------------------------------------------------------------------------------------------------
Per Share........................           $                   $                    $
- ------------------------------------------------------------------------------------------------
Total(3).........................           $                   $                    $
- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------

(1) The Company and certain shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) Before deducting expenses payable by the Company estimated at $650,000.



(3) The Company and certain shareholders have granted the Underwriters a 30-day option to purchase up to 345,000 additional shares of Common Stock solely to cover over-allotments, if any, at the per share Price to Public less Underwriting Discount. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $     , $     and $     , respectively. See "Underwriting."



The shares of Common Stock are offered by the Underwriters subject to prior sale when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that certificates for such shares will be available for delivery at the offices of
Piper Jaffray Inc. in Minneapolis, Minnesota on or about        , 1996.

PIPER JAFFRAY INC.                                        VOLPE, WELTY & COMPANY

     [Description of graphic: This graphic is a two-page foldout that describes a typical enterprise network secured by V-ONE's technology products. This diagram describes the functional aspects, not the technical components, of a typical enterprise network. Actual physical network hardware components are not described. The network consists of 3 inter-connected "clouds" representing the Internet (left-page/right-half/center); the core/central ring of the corporate business network (right-page/left-half/top); and a representation of a remote location] (right-page/left-half/bottom).]



IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.



     The Company intends to furnish its shareholders with annual reports containing financial statements audited by its independent accountants and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim financial information.



     The Company has registrations for the trademarks V-ONE(R) and SmartWall(R), and has filed applications for trademark registration of, among others, SmartCAT(TM), SmartGATE(TM) and SmartREM(TM). This Prospectus also contains trademarks, tradenames and servicemarks of other companies.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information contained in this Prospectus (i) reflects the conversion of all outstanding shares of the Company's Series A Convertible Preferred Stock ("Series A Stock") into an aggregate of 791,011 shares of Common Stock at the closing of this Offering (see "Description of Capital Stock -- Series A Convertible Preferred Stock"), which occurs automatically in the event the initial offering price is at least $7.875 per share of Common Stock (see "Risk Factors -- Conversion of Series A Stock" and "Description of Capital Stock -- Series A Convertible Preferred Stock"), (ii) has been retroactively adjusted to reflect a 10-for-1 stock split of the Common Stock as of November 11, 1995 and a 2-for-3 reverse stock split of the Common Stock and Series A Stock effective July 2, 1996, (iii) assumes no exercise of the Underwriters' over-allotment option and (iv) assumes the issuance of 188,705 shares of Common Stock to RSA Data Security, Inc. and Massachusetts Institute of Technology (see "Business -- Licensing Agreements").


                                  THE COMPANY


     V-ONE Corporation ("V-ONE" or the "Company") develops, markets and licenses a comprehensive suite of network security products that enable organizations to conduct secured electronic transactions and information exchange using private enterprise networks and public networks, such as the Internet. The Company's suite of products address network user authentication, perimeter security, access control and data integrity through the use of smart cards, firewalls and encryption technology. The Company's products interoperate seamlessly and can be combined to form a complete, integrated network security solution or can be used as independent components in customized security solutions. The Company's products have been designed with an open and flexible architecture to allow for enhanced application functionality and to support future network security standards. In addition, the Company's products enable organizations to deploy and scale their solutions from small single-site networks to large multi-site environments. The Company's customers include key participants in the financial services, telecommunications and information services markets, as well as government entities, including BancOne Corp., BayBank Systems, Inc., Fuji Capital Markets Corporation, GE Information Services, Inc. ("GEIS"), MCI Telecommunications Corporation ("MCI"), the National Security Agency ("NSA") and Visa International.



     Organizations are increasing their dependence on public networks, such as the Internet, and private enterprise networks using Internet protocols ("intranets") as a cost-effective means to expand enterprise networks, engage in electronic commerce and increase information exchange. The demand for computer network security is expected to grow significantly as a result of the increased use of the Internet and intranets. The Yankee Group, a market research firm, indicated that it expects the market for information security products and services will grow at a 70% compound annual rate from $395 million in 1995 to $5.6 billion in the year 2000.



     As organizations increase their use of the Internet and deploy intranets, there is a growing need for comprehensive enterprise-wide network security solutions. To protect an organization's data, network and computer systems, a comprehensive network security solution requires five elements: identification and authentication, integrity, non-repudiation, authorization and encryption. To date, network security solutions have focused on single function or point products that address one or a limited number of these security elements. These products were designed with a specific function or objective; however, few were designed to meet all of the needs of enterprise-wide network security.



     The Company offers a suite of products that are designed to address the elements of a comprehensive enterprise-wide network security solution. The Company's three major network security products are SmartGATE(TM), a client/server product that offers identification and authentication, integrity, non-repudiation, authorization and encryption; SmartWall(R), an application level firewall that incorporates SmartGATE's functionality; and SmartCAT(TM), a smart card-based product that offers authentication and encryption. In addition, the Company provides integrated security applications software, including SmartREM(TM), which will provide a secure environment for sending and receiving e-mail over the Internet and intranets, and Wallet

Technology, a secure electronic payment system. The Company's modular suite of products can be combined and configured to provide network perimeter security, secure remote access and intra/inter-enterprise security, allowing its customers to securely and easily deploy a broad range of applications and services on the Internet and intranets.



     The Company's marketing strategy is to achieve broad market penetration through multiple distribution channels, including the Company's direct sales force, Internet service providers, systems integrators, value-added network service providers and international distributors. In particular, the Company has focused its direct sales efforts on certain vertical markets that require sophisticated network security solutions, including financial services, telecommunications and information services companies and government entities. The Company has also established strategic relationships with marketing and licensing partners to expand the reach of its marketing efforts. The Company believes that these alliances provide a cost effective means by which the Company can efficiently penetrate new markets. For example, the Company has entered into a reseller arrangement with MCI. The Company believes that, in the second half of 1996, MCI is planning to utilize the Company's technology to offer a multi-purpose, secure campus card program that utilizes the Company's technology to the college and university market. This smart card-based solution would use the Company's SmartGATE, SmartWall and SmartCAT products and would permit students to obtain secure access to their college or university records, student information and campus services via the Internet. The smart cards would also be able to include stored value for use at on- and off-campus vendors and pay telephones.



     The Company was incorporated in Maryland in February 1993 and reincorporated in Delaware in February 1996. Effective July 2, 1996, the Company changed its name from "Virtual Open Network Environment Corporation" to "V-ONE Corporation." The Company's principal executive offices are located at 1803 Research Boulevard, Suite 305, Rockville, Maryland 20850. The Company's telephone number is (301) 838-8900, and its World Wide Web ("Web") address is http://www.v-one.com. Information contained on the Company's Web site shall not be deemed part of this Prospectus.


                                  THE OFFERING


Common Stock offered by the Company..........   2,300,000 shares
Common Stock outstanding after this
  Offering...................................   11,735,243 shares(1)
Use of proceeds..............................   For working capital and other general
                                                corporate purposes and repayment of loans.
                                                See "Use of Proceeds."
Proposed Nasdaq National Market symbol.......   VONE


- ---------------

(1) Based upon shares outstanding as of July 8, 1996. Excludes 350,959 shares of Common Stock that were subject to outstanding options under the Company's 1995 Non-Statutory Stock Option Plan and 970,545 shares of Common Stock that were subject to outstanding options under the Company's 1996 Incentive Stock Plan with an aggregate weighted average exercise price of $3.33 per share; and warrants to purchase 266,666 shares of Common Stock at an exercise price of $4.50 per share (see "Certain Transactions").

                             SUMMARY FINANCIAL DATA


                                 FOR THE PERIOD
                                  FEBRUARY 16,
                                 1993 (DATE OF                YEAR ENDED                          SIX MONTHS
                                 INCEPTION) TO               DECEMBER 31,                       ENDED JUNE 30,
                                  DECEMBER 31,     --------------------------------    --------------------------------
                                      1993              1994              1995              1995              1996
                                 --------------    --------------    --------------    --------------    --------------
                                                                                        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues....................    $     76,183      $      59,716     $   1,103,501     $     369,219     $   2,376,387
  Gross profit................          38,093             24,602           726,342           238,069         1,466,538
  Net loss....................         (35,684)          (406,288)       (1,032,311)         (213,427)       (2,660,218)
  Net loss per common
     share(1).................    $      (0.01)     $       (0.06)    $       (0.12)    $       (0.02)    $       (0.28)
  Weighted average shares
     outstanding(1)...........       5,371,510          7,286,073         8,925,726         8,594,707         9,582,063



                                                                         JUNE 30, 1996
                                                         ---------------------------------------------
                                                                                          PRO FORMA
                                                           ACTUAL       PRO FORMA(2)    AS ADJUSTED(3)
                                                         -----------    ------------    --------------
BALANCE SHEET DATA:
  Working capital.....................................   $ 1,182,543    $  1,182,543     $ 19,783,543
  Total assets........................................     5,444,755       6,293,928       24,894,928
  Long term debt, less current portion................       106,086         106,086          106,086
  Shareholders' equity (deficit)......................    (1,590,608)      2,818,119       21,419,119


- ---------------

(1) For a description of the computation of net loss per share and shares used in computing net loss per share, see Note 2 of Notes to the Financial Statements.



(2) Gives effect to conversion of all then outstanding shares of Series A Stock into Common Stock and the issuance of 188,705 shares of Common Stock currently reserved for issuance in connection with the conversion of future royalty obligations into shares of Common Stock. See "Business -- License Agreements."



(3) Adjusted to reflect the sale of 2,300,000 shares offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     In addition to the other information included in this Prospectus, the following risk factors should be carefully considered in evaluating an investment in the Common Stock offered by this Prospectus.

LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT


     The Company was founded in February 1993 and introduced its first product in December 1994. Accordingly, the Company did not generate any significant revenues until 1995 when it commenced sales of its SmartWall firewall product and introduced its SmartGATE client/server system. Revenues for 1995 and for the six months ended June 30, 1996 were approximately $1,104,000 and $2,376,000, respectively. The Company's growth in recent periods may not be an accurate indication of future results of operations in light of the Company's short operating history, the evolving nature of the network security market and the uncertainty of the demand for Internet and intranet products in general and the Company's products in particular. As of June 30, 1996, the Company had accumulated a deficit of approximately $4,135,000. The Company currently expects to incur net losses over the next several quarters as a result of greater operating expenses incurred to fund research and development and to increase its sales and marketing efforts.



     Because of the Company's limited operating history, there can be no assurance that the Company will achieve or sustain profitability or significant revenues. To address these risks, the Company must, among other things, continue its emphasis on research and development, successfully execute and implement its marketing strategy, respond to competitive developments and seek to attract and retain talented personnel. There can be no assurance that the Company will successfully address these risks and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.


ANTICIPATED FLUCTUATIONS IN QUARTERLY RESULTS


     As a result of the Company's limited operating history, the Company does not have historical financial data for a significant number of periods on which to base planned operating expenses. Accordingly, the Company's expense levels are based in part on its expectations as to future revenues. The Company's quarterly sales and operating results generally depend on the volume and timing of, and ability to fill, orders received within the quarter, which are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of demand for the Company's products in relation to the Company's expectations could have an immediate adverse impact on the Company's business, financial condition and results of operations. In addition, the Company plans to increase its operating expenses to fund the rapid growth of its sales and marketing operations, distribution channels, customer support capabilities and research and development activities. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, financial condition and results of operations may be materially adversely affected.



     The Company expects to experience significant fluctuations in future quarterly operating results, which may be caused by a number of factors, such as the pricing and mix of products and services sold, the introduction of new products by the Company and its competitors, the timing of orders and the shipment of products, market acceptance of the Company's products, the ability of the Company's direct sales force and resellers to market its products successfully, the mix of distribution channels used and other factors that may be beyond the Company's control. Thus, the Company believes that comparisons of quarterly operating results are not meaningful and should not be relied upon, nor will they necessarily reflect the Company's future performance. Because of the foregoing factors, it is likely that in some future quarters the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


CONVERSION OF SERIES A STOCK


     In the event that the initial offering price per share of Common Stock offered hereby is not at least $7.875 per share, the Series A Stock does not automatically convert on a one-for-one basis into shares of

Common Stock. In such event, the conversion ratio will be adjusted so that shares of Series A Stock are convertible, at the option of each holder of Series A Stock, into shares of Common Stock on a greater than one-for-one basis, which will increase the dilution suffered by purchasers of the Common Stock offered hereby. Further, if the holders of Series A Stock do not convert their shares into shares of Common Stock, the Series A Stock will remain outstanding following the consummation of the Offering. This will limit the ability of the Company to pay dividends on the Common Stock and will further limit the rights of the holders of Common Stock. See "Dividend Policy," "Dilution" and "Description of Capital Stock -- Series A Convertible Preferred Stock."


COMPETITION


     The Company competes in several different network security markets:
Internet and intranet perimeter security and access control (firewalls), token authentication, smart card-based security applications and electronic commerce applications. The Company's principal competitors for Internet and intranet perimeter security and access control include Advanced Network and Services (a subsidiary of America Online, Inc.), Bay Networks, Inc., Border Network Technologies, Inc., Check Point Software Technology Ltd., Cisco Systems, Inc., Digital Equipment Corporation, Harris Computer Systems Corporation, International Business Machines Corporation, Milkyway Networks Corporation, Morningstar Technologies, Inc., Network Systems Corporation, Raptor Systems, Inc., Secure Computing Corporation, Sun Microsystems, Inc. and Trusted Information Systems, Inc. ("TIS"), which owns the Gauntlet(TM) kernel and licenses it to the Company.



     The Company competes to a lesser degree with token vendors because the Company's SmartGATE product supports many vendor tokens. Token vendors include CRYPTOCard Inc., Digital Pathways, Inc., Leemah DataCom Security Corporation, National Semiconductor Inc., Racal-Guardata, Inc. and Security Dynamics Technologies, Inc. ("Security Dynamics"). Security Dynamics has recently agreed to acquire RSA Data Security, Inc. ("RSA"). RSA's data encryption and authentication technology is licensed to and incorporated within certain products of the Company. As a result, Security Dynamics may become a more substantial competitor of the Company.


     For smart card-based security applications, the Company principally competes with those token vendors listed above who offer smart card technology.


     The Company's principal competitors in electronic commerce applications are Netscape Communication's Secure Socket Layer, Open Market Inc.'s Secure HTTP and Cylink Corporation's transaction software. See "Business -- Competition."



     Because of the rapid expansion of the network security market, the Company will face competition from existing and new entrants, possibly including the Company's customers, suppliers or resellers. There can be no assurance that the Company's competitors will not develop network security products that may be more effective than the Company's current or future products or that the Company's technologies and products would not be rendered obsolete by such developments.



     Many of the Company's current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than the Company. There can be no assurance that the Company's customers will not perceive the products of such other companies as substitutes for its products.



     The Company believes that the principal competitive factors affecting the market for network security products include effectiveness, scope of product offerings, technical features, ease of use, reliability, customer service and support, name recognition, distribution resources and cost. Current and potential competitors have established, or may establish in the future, strategic alliances to increase their ability to compete for the Company's prospective customers. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share. Such competition could materially adversely affect the Company's business, financial condition and results of operations.

MANAGEMENT OF GROWTH


     The Company has recently experienced and may continue to experience substantial growth in the number of its employees and the scope of its operations, resulting in increased responsibilities for management and added pressure on the Company's operating and financial systems. As of June 30, 1996, the Company had grown to 57 employees, from 34 employees on January 1, 1996 and 7 employees on January 1, 1995. To manage growth effectively, the Company will need to continue to improve its operational, financial and management information systems and will need to hire, train, motivate and manage a growing number of employees. Competition is intense for qualified technical, marketing and management personnel. There can be no assurance that the Company will be able to achieve or manage any future growth, and its failure to do so could delay product development cycles and marketing efforts or otherwise have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company is not currently involved in negotiations for any acquisitions, the Company may undertake acquisitions in the future. Any such transaction would place additional strains upon the Company's management resources. See "Management" and "Business -- Employees."


DEPENDENCE ON THE INTERNET AND INTRANETS


     The Company's success depends substantially upon the market acceptance of the Internet and intranets as mediums for commerce and communication. Although the Company believes that its software security products will facilitate and fortify commerce and communication over the Internet and intranets, there can be no assurance that commerce and communication over the Internet and intranets will expand or that the Company's products will be adopted for security purposes. In addition, the Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as a reliable network backbone or timely development of complementary products and services. If the Internet and intranets do not develop as mediums of commerce and communication or the Internet does not develop as a viable commercial marketplace due to inadequate development of infrastructure or complementary products and services, or for other reasons beyond the Company's control, the Company's business, financial condition and results of operations may be materially adversely affected. See "Business -- Industry Background."


RISKS ASSOCIATED WITH THE EMERGING NETWORK SECURITY MARKET


     The market for the Company's products is in an early stage of development. The rapid development of Internet and intranet computing has increased the ability of users to access proprietary information and resources and has recently increased demand for network security products. Because the market for network security products is only beginning to develop, it is difficult to assess the size of the market, the product features desired by the market, the optimal price structure for the Company's products, the optimal distribution strategy and the competitive environment that will develop in this market. Declines in demand for the Company's products, whether as a result of competition, technological change, the public's perception of the need for security products, developments in the hardware and software environments in which these products operate, general economic conditions or other factors beyond the Company's control, could have a material adverse effect on the Company's business, financial condition or results of operations. See
"Business -- Industry Background."


DEPENDENCE ON PRINCIPAL PRODUCTS; UNCERTAINTY OF PRODUCT ACCEPTANCE


     The Company currently generates most of its revenues from its SmartWall and SmartGATE products. Accordingly, any factor that adversely affects sales of these products could have a material adverse effect on the Company. While SmartWall has met with a favorable degree of market acceptance since sales commenced in the first quarter of 1995, there can be no assurance that SmartWall will continue to be accepted in the future. In addition, there can be no assurance that there will be market acceptance of the Company's SmartGATE product, which was introduced in the fourth quarter of 1995, or any of the Company's products that may be introduced in the future. The Company's success will, in part, depend upon the Company's ability to design, develop and introduce new products, services and enhancements on a timely basis to meet changing customer needs, technological developments and evolving industry standards. See "Business -- Products and Services" and "-- Product Development."


DEPENDENCE ON KEY LICENSING AGREEMENTS, EXTERNAL RESOURCES AND SUPPLIERS


     The Company relies and intends to continue to rely on external resources for the development of certain of its products and the components thereof. The Company's SmartWall product incorporates TIS's Gauntlet(TM) kernel. The Company licenses the TIS Gauntlet(TM) kernel under a license agreement with TIS that requires the Company to pay a fee (which varies based on the number of units licensed) for each unit of the Gauntlet(TM) kernel licensed for use in SmartWall. The license expires on December 31, 1996; however, the agreement provides for the automatic renewal of the Company's license rights for successive three year terms. Either party may terminate the agreement upon the default of the other party if the defaulting party has failed to cure the default within 30 days of the receipt of written notice of default. See "Business -- License Agreements."



     The Company's SmartCAT and Wallet Technology software incorporate data encryption and authentication technology owned by RSA. The Company has a perpetual license agreement with RSA, which became effective as of December 30, 1994. Either party may terminate the agreement upon the default of the other party if the defaulting party has failed to cure the default within 30 days of the receipt of written notice of default. RSA has announced that it will be acquired by Security Dynamics, whose products compete with the Company's products in the token authentication market. There can be no assurance that the change in control of RSA will not adversely affect the Company's business relationship with RSA, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- License Agreements."



     There can be no assurance that the Company will be able to maintain its license rights for the TIS Gauntlet(TM) kernel or the RSA data encryption and authentication technology, and the loss of such rights could have a material adverse effect on the Company's business, financial condition and results of operations. The Company is in the process of developing its own technology to replace the licensed firewall technology. However, the Company's firewall technology is in the developmental stage and, until it is tested and integrated, the Company intends to rely on the technology licensed from TIS. The loss of, or inability to maintain, such technology licenses could result in lost sales, delays in delivery of the Company's current products and services or delays in the introduction of new products and services until the Company's technology is finally developed and tested or equivalent technology, if available, is identified, licensed and integrated, which could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- License Agreements."


INTELLECTUAL PROPERTY RIGHTS; INFRINGEMENT CLAIMS


     The Company relies on trademark, copyright, patent and trade secret laws, employee and third-party non-disclosure agreements and other methods to protect its proprietary rights. The Company has pending three patent applications with the United States Patent and Trademark Office that cover certain aspects of its technology. Prosecution of these patent applications and any other patent applications that the Company may subsequently determine to file, may require the expenditure of substantial resources. The issuance of a patent from a patent application may require 24 months or longer. There can be no assurance that the Company's technology will not become obsolete while the Company's applications for patents are pending. There also can be no assurance that any pending or future patent application will be granted, that any future patents will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to the Company. Further, the Company has not pursued patent protection outside of the United States for the technology covered by two of the pending patent applications. The Company currently intends to pursue patent protection outside of the United States for the technology covered by the most recently filed patent application although there can be no assurance that any such protection will be granted or, if granted, that it will adequately protect the technology covered thereby.

     The Company's success is also dependent in part upon its proprietary software technology. There can be no assurance that the Company's trade secrets or non-disclosure agreements will provide meaningful protection for its proprietary technology and other proprietary information. In addition, the Company relies on "shrink wrap" license agreements that are not signed by the end user to license the Company's products and, therefore, may be unenforceable under the laws of certain jurisdictions. Further, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by the Company or that its technology will not infringe upon patents, copyrights or other intellectual property rights owned by others.



     Further, the Company may be subject to additional risk as the Company enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights may be ineffective in foreign markets and technology developed abroad may not be protectable in jurisdictions in circumstances where protection is ordinarily available in the United States.


     The Company believes that, due to the rapid pace of technological innovation for network security products, the Company's ability to establish and, if established, maintain a position of technology leadership in the industry is dependent more upon the skills of its development personnel than upon legal protections afforded its existing or future technology.


     As the number of security products in the industry increases and the functionality of these products further overlap, software developers may become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products. The Company also may desire or be required to obtain licenses from others in order to develop, produce and market commercially viable products effectively. Failure to obtain those licenses could have a significant adverse effect on the Company's ability to market its software security products. There can be no assurance that such licenses will be obtainable on commercially reasonable terms, if at all, that the patents underlying such licenses will be valid and enforceable or that the proprietary nature of the unpatented technology underlying such licenses will remain proprietary.



     The Company is aware of two pending law suits involving RSA and Cylink Corporation ("Cylink") and Cylink's wholly owned subsidiary, Caro-Kann Corporation ("Caro-Kann"). In the first law suit (N.D. Cal. No. C94 02332 CW) filed in 1994, Cylink sued RSA in a declaratory judgment action seeking a declaration from the court that U.S. Patent No. 4,405,829 ("MIT Patent"), under which RSA is licensed, is invalid and unenforceable. RSA counterclaimed that Cylink and Caro-Kann were infringing the MIT Patent. In a related proceeding, Cylink and Caro-Kann initiated arbitration against RSA pursuant to the terms of a partnership agreement among those parties. In the arbitrator's decision, issued in September 1995, the partnership was dissolved. The arbitrators determined that RSA does not have the right to sublicense third parties under U.S. Patents Nos. 4,200,790, 4,218,582, and 4,424,414 ("Stanford Patents"),
under which Caro-Kann was licensed. The arbitrators stated further that, if RSA provides code to third parties that causes an infringement of the Stanford Patents, nothing in the arbitrator's decision would prevent Cylink and Caro-Kann from pursuing their rights under the Stanford Patents against such third parties. According to documents filed in the second law suit, discussed below, Cylink sent letters to certain RSA licensees advising them that they need a license from Cylink under the Stanford Patents to use the RSA software. RSA has informed its customers that a sublicense to the Stanford Patents is not necessary to practice the RSA cryptography method. In the second law suit (N.D. Cal. C95-03256 WHO) filed September 15, 1995, RSA sued Cylink and Caro-Kann in a declaratory judgment action seeking a declaration that the Stanford Patents are invalid and unenforceable. Cylink and Caro-Kann have counterclaimed that RSA is liable for direct infringement of the Stanford Patents and also is liable for contributory infringement and inducing infringement of the Stanford Patents by virtue of RSA's license of certain RSA software to third parties. To the best of the Company's knowledge, both law suits are still pending. There can be no assurances that Cylink will not initiate law suits against RSA licensees, including the Company. In the Company's license agreement with RSA, RSA agreed that it would, at its own expense: (i) defend, or at its option settle, any claim, suit or proceeding against the Company, including any claim, suit or proceeding instituted by Cylink, Caro-Kann or an entity related to either of them, on the basis of infringement of any United States patent, copyright or trade secret in the field of cryptography regarding the unmodified software licensed by RSA or any claim that RSA has no right to license the software; and
(ii) pay
any final judgment or settlement entered against the Company on such issue in any suit or proceeding defended by RSA. RSA's obligation to indemnify the Company survives the termination of the license agreement. There can be no assurance that the outcome of the law suits between RSA and Cylink will support RSA's position. If the outcome of the lawsuit is adverse to RSA, there can be no assurance that Cylink will license its technology to the Company on commercially reasonable terms, or at all. Any royalty obligations to Cylink by the Company would not be covered by RSA's indemnification obligation to the Company. There also can be no assurance that the Company will be able to obtain or develop alternative technology on commercially reasonable terms, if at all. See "Business -- License Agreements" and "Business -- Patents, Proprietary Technology, Trademarks and Licenses."



     Any claims or litigation, with or without merit, could be costly and could result in a diversion of management's attention, which could have a material adverse effect on the Company's business, financial condition and results of operations. Adverse determinations in such claims or litigation could also have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Patents, Proprietary Technology, Trademarks and Licenses."


CHANGES IN TECHNOLOGY AND INDUSTRY STANDARDS; RISK OF NEW PRODUCT INTRODUCTION


     The network security industry is characterized by rapid changes, including evolving industry standards, frequent new product introductions, continuing advances in technology and changes in customer requirements and preferences. Advances in techniques by individuals and entities seeking to gain unauthorized access to networks could expose the Company's existing products to new and unexpected attacks and require accelerated development of new products or enhancements to existing products. There can be no assurance that the Company will be able to counter challenges to its current products, that the Company's future product offerings will keep pace with technological changes implemented by competitors or persons seeking to breach network security, that its products will satisfy evolving consumer preferences or that the Company will be successful in developing and marketing products for any future technology. Failure to develop and introduce new products and product enhancements in a timely fashion could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Product Development."


RISK OF DEFECTS AND DEVELOPMENT DELAYS


     The Company may experience schedule overruns in software development triggered by factors such as insufficient staffing or the unavailability of development-related software, hardware or technologies. Further, when developing new software products, the Company's development schedules may be altered as a result of the discovery of software bugs, performance problems or changes to the product specification in response to customer requirements, market developments or Company initiated changes. Changes in product specifications may delay completion of documentation, packaging or testing, which may, in turn, affect the release schedule of the product. When developing complex software products, the technology market may shift during the development cycle, requiring the Company either to enhance or change a product's specifications to meet a customer's changing needs. These factors may cause a product to enter the market behind schedule, which may adversely affect market acceptance of the product or place it at a disadvantage to a competitor's product that has already gained market share or market acceptance during the delay.


RISK OF ERRORS OR FAILURES; PRODUCT LIABILITY RISKS


     The complex nature of the Company's products can make the detection of errors or failures in certain of its software products difficult when such products are introduced, which may result in delays and lost revenues during the correction process. In addition, there can be no assurance that any technology licensed by the Company for use in its products does not contain errors that would adversely affect such products. Despite testing by the Company and current and prospective customers, there can be no assurance that errors will not be discovered in new products or releases after commencement of commercial shipments, possibly resulting in delay, adverse publicity, loss of market acceptance and claims against the Company.

     A malfunction or the inadequate design of the Company's products could result in tort or warranty claims. While the Company generally attempts to reduce the risk of such losses through warranty disclaimers and liability limitation clauses in its license agreements, there can be no assurance that such measures will be effective in limiting the Company's liability for any such damages. The Company also relies on "shrink wrap" license agreements that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. The Company currently intends to purchase product liability insurance and it may seek additional insurance coverage as it commences commercialization of its products. There can be no assurance that adequate additional insurance coverage will be available at an acceptable cost, if at all. Any product liability claim against the Company for damages resulting from security breaches could be substantial and could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, a well-publicized actual or perceived security breach could adversely affect the market's perception of security products in general, or the Company's products in particular, regardless of whether such breach is attributable to the Company's products. This could result in a decline in demand for the Company's products, which could have a material adverse effect on the Company's business, financial condition and results of operations.


EVOLVING DISTRIBUTION CHANNELS


     Currently, the Company relies primarily on its direct sales force for the sale and marketing of its products. The Company plans to add to its internal sales and marketing staff in order to increase its direct sales effort. There can be no assurance that such internal expansion will be successfully completed, that the cost of such expansion will not exceed the revenues generated or that the Company's sales and marketing organization will successfully compete against the more extensive and well-funded sales and marketing operations of certain of its current and future competitors.



     The Company has developed a distribution strategy that involves the development of strategic alliances with resellers and international distributors to enable the Company to achieve broad market penetration. The Company is beginning to establish its reseller distribution channel. There can be no assurance that the Company will be able to attract resellers that will be able to market the Company's products effectively and will be qualified to provide timely and cost-effective customer support and service. The Company anticipates that it will ship products to distributors and resellers on a purchase-order basis, and its distributors and resellers will likely carry competing product lines. Therefore, there can be no assurance that any distributor or reseller will continue to represent the Company's products. The inability to recruit, or the loss of, important sales personnel, distributors or resellers could materially adversely affect the Company's business, financial condition and results of operations in the future. See "Business -- Sales and Marketing."


LONG SALES CYCLE; SEASONALITY


     Sales of the Company's products generally involve a significant commitment of capital by customers, with the attendant delays frequently associated with large capital expenditures. Prior to such sales, the Company often permits customers to evaluate products being considered for license, generally for a period of up to 30 days. For these and other reasons, the sales cycle associated with the Company's products is likely to be lengthy and subject to a number of significant risks over which the Company has little or no control and, as a result, the Company believes that its quarterly results are likely to vary significantly in the future. The Company may be required to ship products shortly after it receives orders and, consequently, order backlog, if any, at the beginning of any period may represent only a small portion of that period's expected revenues. As a result, product revenues in any period will be substantially dependent on orders booked and shipped in that period. The Company plans its production and inventory levels based on internal forecasts of customer demand, which is highly unpredictable and can fluctuate substantially. If revenues fall significantly below anticipated levels, the Company's financial condition and results of operations could be materially and adversely affected. In addition, the Company may experience significant seasonality in its business, and the Company's financial condition and results of operations may be affected by such trends in the future. Such trends may include higher revenues in the third and fourth quarters of the year and lower revenues in the first and second quarters. The Company believes that revenues may tend to be higher in the third quarter due to the fiscal year end of the U.S. government and higher in the fourth quarter due to year-end budgetary pressures on the Company's commercial customers and the tendency of certain of its existing and prospective customers to implement changes in computer or network security prior to the end of the calendar year.


LIQUIDITY AND CAPITAL REQUIREMENTS; DEPENDENCE ON THE PUBLIC OFFERING


     The Company anticipates that its existing capital resources, including the net proceeds of the sale of the shares of Common Stock offered hereby, will be adequate to satisfy its capital requirements at least through 1997. The Company's future capital requirements, however, will depend on many factors, including its ability to successfully market and sell its products. To the extent that the funds generated by this Offering and from the Company's on-going operations are insufficient to fund the Company's future operating requirements, it may be necessary to raise additional funds through public or private financings. Any equity or debt financings, if available at all, may be on terms that are not favorable to the Company and, in the case of equity financings, could result in dilution to the Company's shareholders. If adequate capital is not available, the Company may be required to curtail its operations significantly. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


RISK OF SALES TO U.S. GOVERNMENT


     In 1995, the Company derived a substantial portion of its revenue from the sale of SmartWall to departments and agencies of the U.S. government and government contractors. In 1996, the Company's revenues will be attributable, in part, to a contract with NSA. Because no government agency has an obligation to award contracts to, or to purchase products from, the Company in the future, the Company believes that future government contracts and orders for its network security products will in part be dependent upon the continued favorable reaction of government agencies to the development capabilities of the Company and the reliability and perception of its products. There can be no assurance that the Company will be able to sell its products to departments and agencies of the U.S. government and government contractors or that such sales, if any, will result in commercial acceptance of the Company's products. There also is no assurance that the Company will be able to procure an extension of its current NSA contract when it expires in September 1996 or additional contracts of similar magnitude in the future. In addition, reductions or delays in federal funds available for projects the Company is performing or to purchase its products could have an adverse impact on the Company's government contracts business.



     Contracts involving the U.S. government are also subject to the risks of disallowance of costs upon audit, changes in government procurement policies, the necessity to participate in competitive bidding and, with respect to contracts involving prime contractors or government-designated subcontractors, the inability of such parties to perform under their contracts. The Company is also exposed to the risk of increased or unexpected costs, causing losses or reduced profits, under government and certain third-party contracts. Any of the foregoing events could have an adverse impact on the Company's business, financial condition and results of operations. See "Business -- Regulation and Government Contracts."


INTERNATIONAL SALES


     The Company plans to increase its presence in overseas markets by expanding international distribution relationships for its suite of network security products, including SmartWall and SmartGATE. There can be no assurance, however, that the Company will be successful in expanding its relationships with international distributors or in gaining commercial acceptance of its products abroad. To the extent the Company expands international sales, currency fluctuations could make its products less competitive in foreign markets and contribute to fluctuations in the Company's operating results. Political instability, difficulties in staffing and managing international operations, potential insolvency of international resellers, longer receivable collection periods and difficulty in collecting accounts receivable also pose risks to the development of international marketing efforts. Moreover, the laws of certain countries, or the enforcement thereof, may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. There can be no assurance that these factors will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Sales and Marketing."

EFFECT OF GOVERNMENT REGULATION OF TECHNOLOGY EXPORTS


     The Company currently sells its products abroad and intends to continue to expand its relationships with international distributors for the sale of its products overseas. The Company's international sales and operations could be subject to risks such as the imposition of governmental controls, export license requirements, restrictions on the export of critical technology, trade restrictions and changes in tariffs. In particular, the Company's information security products are subject to the export restrictions administered by the U.S. Department of State, which permit the export of encryption products only with the required level of export license. These export laws also prohibit the export of encryption products to a number of hostile countries. In certain foreign countries, the Company's distributors are required to secure licenses or formal permission before encryption products can be imported. There is no assurance that the Company or its distributors will be able to secure required licenses in a timely manner, if at all. As a result, foreign competitors that face less stringent controls on their products may be able to compete more effectively than the Company in the global network security market. There can be no assurance that these factors will not have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Technology" and "-- Products and Services."


DEPENDENCE ON KEY PERSONNEL


     The Company's success will depend, to a large extent, upon the performance of its senior management and its technical, sales and marketing personnel, many of whom have only recently joined the Company. There is keen competition in the software security industry to hire and retain qualified personnel and the Company is actively searching for additional qualified personnel. The Company's success will depend upon its ability to retain and hire additional key personnel. The loss of the services of key personnel or the inability to attract additional qualified personnel could have a material adverse effect upon the Company's results of operations and product development efforts. The Company currently has $1.0 million "key man" life insurance policies on the lives of each of James F. Chen, its founder, President and Chief Executive Officer, Jieh-Shan Wang, its Senior Vice President of Engineering, and Marcus J. Ranum, its Chief Scientist. This coverage, however, may not be sufficient to mitigate the impact that the loss of the services of Mr. Chen, Mr. Wang or Mr. Ranum would have on the Company. See "Management."



CERTAIN ANTI-TAKEOVER PROVISIONS OF CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW



     The Company's Amended and Restated Certificate of Incorporation ("Restated Certificate of Incorporation") and Amended and Restated Bylaws ("Restated Bylaws") provide that any action required or permitted to be taken by shareholders of the Company may be effected at a duly called annual or special meeting. If a shareholder wishes a proposal to be considered at an annual or special meeting under the Restated Bylaws, he or she must give reasonable advance notice to the Company. The Company's Restated Bylaws permit only the Company's Chief Executive Officer or a majority of the members of the Company's Board of Directors to call a special meeting of shareholders. In addition, the Company's Restated Certificate of Incorporation provides that the Company's Board of Directors is classified into three classes of directors. Under the Restated Certificate of Incorporation and Restated Bylaws, a director may be removed only for cause and by the affirmative vote of 67% of the outstanding shares entitled to vote an election of directors at a special meeting called for that purpose.



     In addition, the Board of Directors has the authority to issue up to 13,333,333 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights of those shares, without any further vote or action by the Company's shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the voting stock of the Company. The Company has issued 791,011 shares of Series A Stock, which, assuming the initial offering price exceeds $7.875, will convert into 791,011 shares of Common Stock upon consummation of the Offering. The Company has no present plans to issue any additional series of Preferred Stock upon the consummation of the Offering. Further, certain provisions of the Company's Restated Certificate of Incorporation, Restated Bylaws and Delaware law could delay or make difficult a merger, tender offer or proxy contest involving the Company. In addition, the Company is subject to
Section 203 of the Delaware General Corporation Law ("Section 203"), which places certain restrictions on the ability of Delaware corporations to engage in business combinations with interested shareholders. See "Description of Capital Stock -- Preferred Stock," "-- Series A Convertible Preferred Stock" and
"-- Anti-takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law."


NO PRIOR PUBLIC MARKET; MARKET VOLATILITY


     Prior to this Offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Company's Common Stock will develop or be sustained following the Offering. The initial public offering price of the Common Stock will be determined in negotiations among the Company and the representatives of the Underwriters based upon several factors and may be greater than the market price for the Common Stock following the Offering. See "Underwriting." The market price of the Company's Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors, such as announcements of new products by the Company or its competitors and changes in financial estimates by securities analysts or other events. Moreover, the stock market has experienced extreme volatility that has particularly affected the market prices of equity securities of many technology companies and that has often been unrelated and disproportionate to the operating performance of such companies. Broad market fluctuations, as well as economic conditions generally and in the software industry specifically, may adversely affect the market price of the Company's Common Stock. There can be no assurance that the market price of the Common Stock offered hereby will not decline below the initial public offering price.


CONCENTRATION OF SHARE OWNERSHIP


     Upon completion of this Offering, the current directors, executive officers and their respective affiliates will beneficially own approximately 60.9% of the Company's outstanding Common Stock in the aggregate (59.8% in the event the Underwriters exercise the over-allotment option in full). This does not give effect to the exercise of options and warrants to purchase 1,149,778 shares of Common Stock held by these individuals, which, if exercised in whole or in part, will further concentrate ownership of the Company's Common Stock. As a result, these shareholders will retain the voting power required to elect all directors and to approve all other matters requiring approval by a majority of the shareholders of the Company. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company. See "Management -- Directors and Executive Officers" and "Principal Shareholders."


POTENTIAL EFFECT OF SHARES FOR FUTURE SALE


     Sales of substantial amounts of Common Stock in the public market following the Offering could adversely affect the market price of the Common Stock. Upon completion of the Offering, the Company will have outstanding an aggregate of 9,435,243 shares that are "restricted" shares under the Securities Act of 1933, as amended ("Securities Act"). Only the 2,300,000 shares of Common Stock offered hereby will be eligible for sale in the public market immediately following the effective date of the registration statement on Form S-1 relating to the Common Stock offered hereby ("Registration Statement") filed with the Securities and Exchange Commission ("SEC"), excluding the Common Stock to be offered in the over-allotment option. Certain of the Company's current shareholders, employees, directors, officers and holders of options and warrants to purchase Common Stock have agreed with the representatives of the Underwriters not to sell or otherwise dispose of any shares of Common Stock not included in the over-allotment option for a period of 180 days after the date of this Prospectus without the consent of the representatives of the Underwriters. After the expiration of the 180-day period, 986,707 shares of Common Stock may be sold in compliance with Rule 144 or Rule 701 under the Securities Act during the succeeding three month period. The number of shares eligible for resale assumes the conversion of 791,011 shares of Series A Stock on a one-for-one basis and the issuance of 188,705 shares to RSA and Massachusetts Institute of Technology ("MIT"). The holders of Common Stock issuable upon the conversion of Series A Stock and the holders of Common Stock issued or issuable on exercise of warrants issued to JMI Equity Fund II, L.P. ("JMI") will have contractual rights to have those shares registered under the Securities Act for resale to the public. See "Shares Eligible for Future Sale."


ABSENCE OF DIVIDENDS

     No dividends have been paid on the Common Stock to date and the Company does not anticipate paying dividends in the foreseeable future. See "Dividend Policy."

DILUTION

     Purchasers of the Common Stock offered hereby will experience immediate and substantial dilution in net tangible book value per share of the Common Stock. To the extent outstanding options and warrants to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

                                USE OF PROCEEDS


     The net proceeds to be received by the Company from the sale of the Common Stock offered hereby are estimated at $18.6 million ($20.3 million if the Underwriters' over-allotment option is exercised in full) assuming an initial public offering price of $9.00 per share, after deducting the underwriting discount and estimated Offering expenses payable by the Company. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders upon exercise of the Underwriters' over-allotment option in full or in part. The principal purposes of this Offering are to obtain additional capital, create a public market for the Company's Common Stock and facilitate future access by the Company to public equity markets.



     The Company expects to use the net proceeds from this Offering for working capital and for other general corporate purposes, including the expansion of sales, marketing and customer support activities, research and development and capital expenditures. A portion of the proceeds of this Offering will be used to repay a $1.5 million loan from JMI and loans in an aggregate amount of approximately $138,000 from James F. Chen, the Company's President and Chief Executive Officer. See "Certain Transactions." In addition, a portion of the net proceeds may be used to acquire or invest in related businesses or products or to obtain the right to use technologies that would broaden or enhance the Company's products. The Company has no present plans, agreements or commitments and is not currently engaged in any negotiations with respect to any such transactions. Pending such use of the proceeds, the Company intends to invest the funds in short-term, interest-bearing, investment grade securities.


                                DIVIDEND POLICY


     The Company has never declared or paid cash dividends on its Common Stock or other securities. The Company anticipates that all of its net earnings, if any, will be retained for use in its operations and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Payments of future cash dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results and current and anticipated cash needs. The holders of Common Stock are not entitled to receive dividends as long as any shares of the Company's Series A Stock are issued and outstanding. See "Risk Factors -- Conversion of Series A Stock," "Description of Capital
Stock -- Common Stock" and "-- Series A Convertible Preferred Stock."

                                 CAPITALIZATION


     The following table sets forth the Company's (i) actual capitalization,
(ii) pro forma capitalization after giving effect to the conversion of all outstanding shares of Series A Stock into Common Stock and 188,705 shares of Common Stock reserved for issuance (see "Business -- License Agreements") and
(iii) pro forma capitalization as adjusted to give effect to the sale of the shares of Common Stock offered hereby (at an assumed initial public offering price of $9.00 per share and after deducting the estimated underwriting discount and offering expenses), assuming the application of the net proceeds from this Offering as described under "Use of Proceeds." See "Risk Factors -- Conversion of Series A Stock" and "Description of Capital Stock -- Series A Convertible Preferred Stock" for a description of the conversion of the Series A Stock on a one-for-one basis, which will occur automatically if the initial offering price exceeds $7.875 per share of Common Stock.



                                                                       JUNE 30, 1996
                                                         -----------------------------------------
                                                                                        PRO FORMA
                                                           ACTUAL        PRO FORMA     AS ADJUSTED
                                                         -----------    -----------    -----------
Long term debt, less current portion..................   $   106,086    $   106,086    $   106,086
                                                         -----------    -----------    -----------
Preferred Stock, $0.001 par value; 13,333,333 shares
  authorized; 791,011 shares issued and outstanding,
  actual; none issued and outstanding, pro forma and
  pro forma as adjusted(1)(2).........................     3,559,554             --             --
Shareholders' equity (deficit):
  Common Stock, $0.001 par value; 33,333,333 shares
     authorized; 8,455,527 shares issued and
     outstanding, actual; 9,435,243 shares issued and
     outstanding, pro forma; 11,735,243 shares issued
     and outstanding, pro forma as adjusted...........         8,456          9,436         11,736
  Additional paid-in capital..........................     2,822,877      7,230,624     25,829,324
  Notes receivable from sale of Common Stock..........      (287,400)      (287,400)      (287,400)
  Accumulated deficit.................................    (4,134,541)    (4,134,541)    (4,134,541)
                                                         -----------    -----------    -----------
          Total shareholders' equity (deficit)........    (1,590,608)     2,818,119     21,419,119
                                                         -----------    -----------    -----------
          Total capitalization........................   $ 2,075,032    $ 2,924,205    $21,525,205
                                                         ===========    ===========    ===========


- ---------------

(1) The Company's Restated Certificate of Incorporation authorizes the Company to issue up to 13,333,333 shares of Preferred Stock. On April 4, 1996, the Board of Directors authorized the issuance of 788,934 shares of Series A Stock and on May 12, 1996, the Board of Directors authorized the issuance of an additional 4,047 shares of Series A Stock. As of June 30, 1996, 791,011 shares of Series A Stock have been issued. See "Description of Capital
    Stock -- Series A Convertible Preferred Stock."



(2) In December 1995 and January 1996, the Company borrowed $2.5 million through the sale of 7% interest bearing, unsecured promissory notes ("Notes"). In April and May 1996, the Company exchanged all of the Notes (principal and accrued interest) for shares of the Company's Series A Stock, at a price of $4.50 per share. In addition, the Company permitted certain investors to purchase an additional 222,222 shares of Series A Stock at a price of $4.50 per share. Assuming the initial offering price exceeds $7.875, shares of Series A Stock will convert to Common Stock on a one-for-one basis on consummation of the Offering. See "Risk Factors -- Conversion of Series A Stock" and "Description of Capital Stock -- Series A Convertible Preferred Stock."

                                    DILUTION


     The pro forma net tangible book value of the Company as of June 30, 1996 was approximately $2,818,000 or $0.30 per share of Common Stock. Pro forma net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding. Without taking into account any other changes in the net tangible book value after June 30, 1996, other than to give effect to the receipt by the Company of the net proceeds from the sale of the 2,300,000 shares of Common Stock offered by the Company at an assumed offering price of $9.00 per share and after deducting the estimated underwriting discount and offering expenses, the pro forma adjusted net tangible book value of the Company as of June 30, 1996 would have been approximately $21,419,000 or $1.83 per share. This represents an immediate increase in pro forma net tangible book value of $1.53 per share to existing shareholders and an immediate dilution of $7.17 per share to new investors. The following table illustrates this per share dilution:



        Assumed initial public offering price per share(1)...........             $9.00
          Pro forma net tangible book value per share before
             Offering................................................   $ 0.30
          Increase in pro forma net tangible book value per share
             attributable to payments by new investors(2)............     1.53
        Pro forma net tangible book value per share after Offering...              1.83
                                                                                  -----
        Dilution of pro forma net tangible book value per share to
          new investors..............................................             $7.17
                                                                                  =====


- ---------------
(1) Before deducting the estimated underwriting discount and Offering expenses.

(2) After deducting the estimated underwriting discount and Offering expenses payable by the Company.


     The following table summarizes as of June 30, 1996, the difference between existing shareholders and new investors with respect to the number of shares purchased from the Company, the total consideration paid and the average price paid per share:



                                              SHARES PURCHASED        TOTAL CONSIDERATION
                                            ---------------------    ----------------------    AVERAGE PRICE
                                              NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                                            ----------    -------    -----------    -------    -------------
Existing shareholders(1).................    9,435,243      80.4%    $ 6,952,660      25.1%        $0.74
New investors(1).........................    2,300,000      19.6      20,700,000      74.9          9.00
                                            ----------    ------     -----------    ------
Total....................................   11,735,243     100.0%    $27,652,660     100.0%
                                            ==========    ======     ===========    ======


- ---------------

(1) In the event the Underwriters exercise the over-allotment option granted by the Company and the Selling Shareholders, the number of shares held by existing shareholders will be reduced to 9,290,932 or approximately 77.8% of the outstanding shares of the Common Stock and will increase the number of shares held by new investors to 2,645,000 or approximately 22.2% of the total number of shares of Common Stock outstanding after the Offering.



     The foregoing table assumes no exercise of any outstanding stock options, warrants or the Underwriters' over-allotment option. As of June 30, 1996, options to purchase 350,959 shares of Common Stock were outstanding under the Company's 1995 Non-Statutory Stock Option Plan at a weighted average per share exercise price of $1.245 and options to purchase 949,877 shares of Common Stock were outstanding under the Company's 1996 Incentive Stock Plan at a weighted average per share exercise price of $4.10. Additional dilution may result if any of these stock options are exercised. See "Management."

                            SELECTED FINANCIAL DATA


     The following selected financial data set forth below with respect to the Company's statements of operations from February 16, 1993 (date of inception) to December 31, 1993 and for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996 and balance sheets as of December 31, 1994 and 1995 and June 30, 1996 are derived from the financial statements of the Company included elsewhere in this Prospectus that have been audited by Coopers & Lybrand L.L.P., independent certified public accountants. The statement of operations data for the six months ended June 30, 1995 and the balance sheet data at June 30, 1995 have been derived from the Company's unaudited financial statements, which, in management's opinion, reflect all adjustments necessary to fairly present this information when read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus. The data set forth below should be read in conjunction with the Company's financial statements and the notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."




                                        FOR THE PERIOD
                                         FEBRUARY 16,
                                        1993 (DATE OF                YEAR ENDED                          SIX MONTHS
                                        INCEPTION) TO               DECEMBER 31,                       ENDED JUNE 30,
                                         DECEMBER 31,     --------------------------------    --------------------------------
                                             1993              1994              1995              1995             1996
                                        --------------    --------------    --------------    --------------    --------------
                                                                                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Products...........................    $         --      $          --     $   1,101,418     $     369,219     $   2,284,044
  Consulting and services............          76,183             59,716             2,083                --            92,343
                                        --------------    --------------    --------------    --------------    --------------
         Total revenues..............          76,183             59,716         1,103,501           369,219         2,376,387
                                        --------------    --------------    --------------    --------------    --------------
Cost of revenues:
  Products...........................              --                 --           376,359           131,150           882,627
  Consulting and services............          38,090             35,114               800                --            27,222
                                        --------------    --------------    --------------    --------------    --------------
         Total cost of revenues......          38,090             35,114           377,159           131,150           909,849
                                        --------------    --------------    --------------    --------------    --------------
Gross profit.........................          38,093             24,602           726,342           238,069         1,466,538
                                        --------------    --------------    --------------    --------------    --------------
Operating expenses:
  Sales and marketing................           3,652             21,212           103,917            52,542         1,672,437
  General and administrative.........          68,212            299,392         1,314,661           301,663         1,621,670
  Research and development...........              --            107,926           277,973            97,291           595,011
                                        --------------    --------------    --------------    --------------    --------------
         Total operating expenses....          71,864            428,530         1,696,551           451,496         3,889,118
                                        --------------    --------------    --------------    --------------    --------------
Operating loss.......................         (33,771)          (403,928)         (970,209)         (213,427)       (2,422,580)
                                        --------------    --------------    --------------    --------------    --------------
Other (expense) income:
  Interest expense...................          (1,913)            (2,360)          (66,615)               --          (281,026)
  Interest income....................              --                 --             4,513                --            43,388
                                        --------------    --------------    --------------    --------------    --------------
         Total other expenses........          (1,913)            (2,360)          (62,102)               --          (237,638)
                                        --------------    --------------    --------------    --------------    --------------
Net loss.............................    $    (35,684)     $    (406,288)    $  (1,032,311)    $    (213,427)    $  (2,660,218)
                                        =============     ==============    ==============    ==============    ==============
Net loss per common share(1).........    $      (0.01)     $       (0.06)    $       (0.12)    $       (0.02)    $       (0.28)
                                        =============     ==============    ==============    ==============    ==============
Weighted average shares
  outstanding(1).....................       5,371,510          7,286,073         8,925,726         8,594,707         9,582,063
                                        =============     ==============    ==============    ==============    ==============



                                                           DECEMBER 31,                                   JUNE 30,
                                        --------------------------------------------------    --------------------------------
                                             1993              1994              1995              1995              1996
                                        --------------    --------------    --------------    --------------    --------------
BALANCE SHEET DATA:
Working capital (deficit)............    $    (19,436)     $     245,598     $    (168,311)    $      47,554     $   1,182,543
Total assets.........................          28,182            394,906         2,050,602           470,729         5,444,755
Long term debt, less current
  portion............................              --                 --           126,908                --           106,086
Shareholders' equity (deficit).......         (11,523)           318,028          (139,938)          104,601        (1,590,608)


- ---------------
(1) For a description of the computation of net loss per share and shares used in computing net loss per share, see Note 2 of Notes to the Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainty. The Company's actual results could differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors" as well as those discussed elsewhere in this Prospectus.

OVERVIEW


     The Company develops, markets and licenses a comprehensive suite of network security products that enable organizations to conduct secured electronic transactions and information exchange using private enterprise networks and public networks, such as the Internet. From inception in February 1993 until December 1994, the Company's operating activities related primarily to recruiting personnel and conducting research and development. Revenues were minimal during 1993 and 1994. The Company introduced its first product, the SmartCAT smart card reader and application software, in June 1994 and its second product, the SmartWall application-level firewall, in December 1994. In December 1995, the Company introduced SmartGATE, a client/server security enabling product.



     From inception until December 1994, the Company's revenues were generated primarily from consulting and services. Currently, the Company generates revenues primarily from software licenses and sale of hardware products and, to a lesser extent, consulting and related services. The Company anticipates that revenues from products will continue to be the principal source of the Company's total revenues.



     Under the Company's revenue recognition policy, revenues are generally recognized from the license of software upon shipment, net of allowances, provided that no significant vendor obligations remain. In addition, the Company often permits customers to evaluate products being considered for purchase, generally for a period of up to 30 days, in which event the Company does not recognize revenues until the customer has accepted the product. Accordingly, the Company's revenue recognition policy does not necessarily correlate with signing of a contract or shipment of a product. See "Risk Factors -- Long Sales Cycle; Seasonality."



     As of June 30, 1996, the Company had an accumulated deficit of approximately $4,135,000. The Company currently expects to incur net losses over the next several quarters as a result of greater operating expenses incurred to fund research and development and to increase its sales and marketing efforts. To date, the Company has expensed all development costs as incurred in compliance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed." The Company believes that it will be able to continue to expense all development costs as incurred.



     James F. Chen, the Company's founder, President and Chief Executive Officer, did not receive a salary in 1993, 1994 or 1995, which resulted in reduced general and administrative costs for those years. Mr. Chen has begun receiving a salary in 1996 and the Company recently has hired and intends to continue to hire additional senior level personnel. See
"Management -- Employment Agreement." In addition, general and administrative costs have increased significantly since the Company's date of inception and the Company expects such costs to continue to increase in the future.



     In 1993, consulting and services revenues from MacTec Magazine(TM)("MacTec") and IN-SNEC Groupe Technique, an air traffic control equipment manufacturer located in France, accounted for approximately 56% and 13%, respectively, of total revenues. In 1994, consulting and services revenues from the U.S. Department of Energy and MacTec accounted for approximately 37% and 29%, respectively, of total revenues. In 1995, product revenues from GEIS, NCTS Washington, a division of the Department of the Navy, and the U.S. Defense Information Systems Agency accounted for approximately 19%, 10%, and 10%, respectively, of total revenues. For the six months ended June 30, 1996, product revenues from MCI and NSA accounted for approximately 21% and 13%, respectively, of total revenues.

RESULTS OF OPERATIONS

     The following table sets forth certain statement of operations data as a percentage of revenues for the periods indicated:


                                        FOR THE PERIOD
                                         FEBRUARY 16,
                                        1993 (DATE OF                YEAR ENDED                            SIX MONTHS
                                        INCEPTION) TO               DECEMBER 31,                         ENDED JUNE 30,
                                         DECEMBER 31,     ---------------------------------     ---------------------------------
                                             1993              1994               1995               1995               1996
                                        --------------       -------            -------            -------            -------
                                                                             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Products...........................          --  %                --  %              99.8%             100.0%              96.1%
  Consulting and services............        100.0                 100.0                0.2               --                  3.9
                                           -------               -------            -------            -------            -------
          Total revenues.............        100.0                 100.0              100.0              100.0              100.0
                                           -------               -------            -------            -------            -------
Cost of revenues:
  Products...........................          --                   --                 34.1               35.5               37.1
  Consulting and services............         50.0                  58.8                0.1               --                  1.2
                                           -------               -------            -------            -------            -------
          Total cost of revenues.....         50.0                  58.8               34.2               35.5               38.3
                                           -------               -------            -------            -------            -------
Gross profit.........................         50.0                  41.2               65.8               64.5               61.7
                                           -------               -------            -------            -------            -------
Operating expenses:
  Sales and marketing................          4.8                  35.5                9.4               14.2               70.4
  General and administrative.........         89.5                 501.4              119.1               81.7               68.2
  Research and development...........          --                  180.7               25.2               26.4               25.0
                                           -------               -------            -------            -------            -------
          Total operating expenses...         94.3                 717.6              153.7              122.3              163.6
                                           -------               -------            -------            -------            -------
Operating loss.......................        (44.3)               (676.4)             (87.9)             (57.8)            (101.9)
                                           -------               -------            -------            -------            -------
Other (expense) income:
  Interest expense...................         (2.5)                 (4.0)              (6.0)              --                (11.8)
  Interest income....................          --                   --                  0.4               --                  1.8
                                           -------               -------            -------            -------            -------
          Total other expenses.......         (2.5)                 (4.0)              (5.6)              --                (10.0)
                                           -------               -------            -------            -------            -------
Net loss.............................        (46.8)%              (680.4)%            (93.5)%            (57.8)%           (111.9)%
                                           =======               =======            =======            =======            =======



SIX MONTHS ENDED JUNE 30, 1996 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1995


     REVENUES


     Total revenues increased significantly from approximately $369,000 for the six months ended June 30, 1995 to approximately $2,376,000 for the six months ended June 30, 1996. This increase was principally attributable to increased sales of the Company's network security products.



     Products. Product revenues are derived principally from software licenses and the sale of hardware products. Product revenues increased significantly from approximately $369,000 for the six months ended June 30, 1995 to approximately $2,284,000 for the six months ended June 30, 1996. The increase was due principally to increased sales of the Company's SmartWall product and the introduction of its SmartGATE product in December 1995.



     Consulting and Services. Consulting and services revenues are derived principally from fees for services complementary to the Company's products, including consulting, maintenance and training. Consulting and services revenues were approximately $92,000, or 3.9% of total revenue, for the six months ended June 30, 1996. The Company anticipates that consulting and services revenues will increase as a percentage of total revenues as compared to the six months ended June 30, 1996.

     COST OF REVENUES


     Cost of Products. Cost of product revenues consists principally of the costs of computer hardware, licensed technology, manuals and labor associated with the distribution and support of the Company's products. Cost of product revenues increased from approximately $131,000 for the six months ended June 30, 1995 to approximately $883,000 for the six months ended June 30, 1996. Cost of product revenues as a percentage of product revenues was 35.5% and 38.6% for the six months ended June 30, 1995 and 1996, respectively. The increase in absolute dollars was principally related to the higher level of product sales compared with the prior year's period. The decrease in cost of product revenues as a percentage of product revenues was primarily due to an increase in sales of the Company's software products as a component of product revenues in the later period.



     Cost of Consulting and Services. Cost of consulting and services revenues consists principally of personnel and related costs incurred in providing consulting, support and training services to customers. There was no cost of consulting and services revenues for the six months ended June 30, 1995 as compared to approximately $27,000, or 29.5% of consulting and services revenues, for the six months ended June 30, 1996.


     OPERATING EXPENSES


     Sales and Marketing. Sales and marketing expenses consist principally of the costs of sales and marketing personnel, advertising, promotions and trade shows. Sales and marketing expenses increased significantly from approximately $53,000 for the six months ended June 30, 1995 to approximately $1,672,000 for the six months ended June 30, 1996. Sales and marketing expenses as a percentage of total revenues were 14.2% and 70.4% for the six months ended June 30, 1995 and 1996, respectively. The dollar and percentage increase were principally related to expenses associated with increases in the number of sales and marketing personnel, as well as expenses related to advertising and promotional efforts. Sales and marketing expenses can be expected to increase both in the aggregate and as a percentage of total revenues in the near term as a result of the Company's increased sales and marketing efforts.



     General and Administrative. General and administrative expenses consist principally of the costs of finance, management and administrative personnel and facilities expenses. General and administrative expenses increased substantially from approximately $302,000 for the six months ended June 30, 1995 to approximately $1,622,000 for the six months ended June 30, 1996. General and administrative expenses as a percentage of total revenues were 81.7% and 68.2% for the six months ended June 30, 1995 and 1996, respectively. During the six months ended June 30, 1996, the Company added approximately $149,000 to its allowance for potentially uncollectible accounts receivable and nonsalable inventory. During the six months ended June 30, 1996, the Company also recorded non-cash compensation expense of $488,000 in conjunction with the grant of options to purchase 590,394 shares of Common Stock at an exercise price of $3.75 per share and 10,000 shares of Common Stock at an exercise price of $4.50 per share. The non-cash compensation expense was recognized in the second quarter of 1996. The remainder of the dollar increase was principally attributable to additional hiring of management and administrative personnel and professional and legal fees. The percentage decrease was primarily due to allocation over a larger revenue base. The Company anticipates that general and administrative expenses will increase in future periods.



     Research and Development. Research and development expenses consist principally of the costs of research and development personnel and other expenses associated with the development of new products and enhancement of existing products. Research and development expenses increased significantly from approximately $97,000 for the six months ended June 30, 1995 to approximately $595,000 for the six months ended June 30, 1996. Research and development expenses as a percentages of total revenues were 26.4% and 25.0% for the six months ended June 30, 1995 and 1996, respectively. The dollar increase was principally attributable to an increase in the number of personnel associated with the Company's technical development efforts. The percentage decrease was principally due to allocation over a larger revenue base. The Company believes that a continuing commitment to research and development is required to remain competitive. Accordingly, the Company intends to allocate substantial resources to research and development, but research and development expenses may vary as a percentage of total revenues.

     Interest Income and Expense. Interest income represents interest earned on cash, cash equivalents and marketable securities. Interest income was approximately $43,000 for the six months ended June 30, 1996. Interest expense was approximately $281,000 for the six months ended June 30, 1996. Interest expense represents interest payable on promissory notes and capitalized lease obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



     Income Taxes. The Company did not incur income tax expense for the six months ended June 30, 1995 and 1996 as a result of the net loss incurred during each period. As of June 30, 1996, the Company had net operating loss carryforwards of approximately $2,861,000 as a result of net losses incurred since inception.



COMPARISON OF YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


     REVENUES

     Total revenues decreased 21.6% from approximately $76,000 in 1993 to approximately $60,000 in 1994 and increased substantially to approximately $1,104,000 in 1995. The Company had no revenues from products in 1993 and 1994. The decrease in revenues from 1993 to 1994 was primarily due to the Company's focus on product development. The increase from 1994 to 1995 was primarily due to the introduction of the Company's SmartWall product in December 1994.

     COST OF REVENUES


     Cost of revenues decreased 7.8% from approximately $38,000 in 1993 to approximately $35,000 in 1994 and increased substantially to approximately $377,000 in 1995. Cost of revenues as a percentage of total revenues were 50.0%, 58.8% and 34.2% in 1993, 1994 and 1995, respectively. The dollar decrease and percentage increase in 1994 were primarily due to a decrease in revenues and higher service costs, respectively. The dollar increase and percentage decrease in 1995 is primarily attributable to an increase in revenues from the introduction of SmartWall.


     OPERATING EXPENSES


     Sales and Marketing. Sales and marketing expenses increased from approximately $4,000 in 1993 to approximately $21,000 in 1994 and increased to approximately $104,000 in 1995. Sales and marketing expenses as a percentage of total revenues were 4.8%, 35.5%, and 9.4% in 1993, 1994 and 1995, respectively. The dollar increase in 1994 was primarily due to the costs associated with expanding operations. The percentage increase in 1994 was primarily attributable to allocation over a smaller revenue base. The dollar increase in 1995 was principally due to increased personnel and marketing efforts and costs associated with the sales of SmartWall. The percentage decrease in 1995 was principally due to allocation over a larger revenue base.



     General and Administrative. General and administrative expenses increased from approximately $68,000 in 1993 to approximately $299,000 in 1994 and increased to approximately $1,315,000 in 1995. General and administrative expenses as a percentage of total revenues were 89.5%, 501.4% and 119.1% in 1993, 1994 and 1995, respectively. The dollar increase in 1994 was primarily as a result of increased staffing levels. The dollar increase in 1995 was primarily as a result of increased staffing levels, leasing of additional office space, additional travel expense, establishing an allowance for potentially uncollectible and nonsaleable inventory and increased professional fees.



     Research Development. Research and development expenses increased from $0 to approximately $108,000 in 1994 and increased to approximately $278,000 in 1995. Research and development expenses as a percentage of total revenues were 0%, 180.7% and 25.2% in 1993, 1994 and 1995, respectively. The dollar increases in 1994 and 1995 were primarily due to increases in the number of personnel associated with the Company's product development efforts.


     Interest Income and Expense. There was no interest income in 1993 and 1994. Interest income in 1995 was approximately $5,000 from interest earned on the net proceeds from the Company's private financings. Interest expense was approximately $2,000 in both 1993 and 1994. Interest expense was approximately

$67,000 in 1995. The increase was primarily due to the Company's issuance of $1,250,000 in promissory notes in 1995.


     Income Taxes. The Company did not incur income tax expenses in December 31, 1993, 1994 and 1995 as a result of the net loss incurred during these periods. As of December 31, 1995, the Company had net operating loss carryforwards of approximately $1,172,000 as a result of net losses incurred since inception.


QUARTERLY RESULTS OF OPERATIONS


     The following table sets forth selected financial data for the periods indicated. This information (other than the three months ended March 31, 1996) has been derived from the Company's unaudited financial statements, which, in management's opinion, reflect all adjustments necessary to fairly present this information when read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.



                                                               THREE MONTHS ENDED
                             --------------------------------------------------------------------------------------
                              MAR. 31,       JUNE 30,       SEPT. 30,      DEC. 31,       MAR. 31,       JUNE 30,
                                1995           1995           1995           1995           1996           1996
                             -----------    -----------    -----------    -----------    -----------    -----------
                             (UNAUDITED)    (UNAUDITED)    (UNAUDITED)    (UNAUDITED)                   (UNAUDITED)



STATEMENT OF OPERATIONS
  DATA:
Revenues:
  Products................   $   150,257    $   218,961    $   356,021    $   376,179    $   981,642    $ 1,302,402
  Consulting and
    services..............            --             --             --          2,083         40,169         52,174
                             -----------    -----------    -----------    -----------    -----------    -----------
         Total revenues...       150,257        218,961        356,021        378,262      1,021,811      1,354,576
                             -----------    -----------    -----------    -----------    -----------    -----------
Cost of revenues:
  Products................        52,590         78,560        125,482        119,727        310,693        571,934
  Consulting and
    services..............            --             --             --            800         11,305         15,917
                             -----------    -----------    -----------    -----------    -----------    -----------
         Total cost of
           revenues.......        52,590         78,560        125,482        120,527        321,998        587,851
                             -----------    -----------    -----------    -----------    -----------    -----------
Gross profit..............        97,667        140,401        230,539        257,735        699,813        766,725
                             -----------    -----------    -----------    -----------    -----------    -----------
Operating expenses:
  Sales and marketing.....        33,980         18,562         17,280         34,095        709,111        963,326
  General and
    administrative........       154,282        289,181        167,903        703,295        592,967      1,028,703
  Research and
    development...........        41,696         55,594         83,392         97,291        310,952        284,059
                             -----------    -----------    -----------    -----------    -----------    -----------
         Total operating
           expenses.......       229,958        363,337        268,575        834,681      1,613,030      2,276,088
                             -----------    -----------    -----------    -----------    -----------    -----------
Operating loss............      (132,291)      (222,936)       (38,036)      (576,946)      (913,217)    (1,509,363)
                             -----------    -----------    -----------    -----------    -----------    -----------
Other (expenses) income:
  Interest expense........            --             --             --        (66,615)      (104,934)      (176,092)
  Interest income.........            --             --             --          4,513         23,491         19,897
                             -----------    -----------    -----------    -----------    -----------    -----------
         Total other
           expenses.......            --             --             --        (62,102)       (81,443)      (156,195)
                             -----------    -----------    -----------    -----------    -----------    -----------
Net loss..................   $  (132,291)   $  (222,936)   $   (38,036)   $  (639,048)   $  (994,660)   $(1,665,558)
                             ===========    ===========    ===========    ===========    ===========    ===========



     The Company's total revenues and operating results have varied substantially from quarter to quarter and should not be relied upon as an indication of future results. Quarterly operating results can be difficult to forecast because the Company's sales cycle can be relatively long and depend on factors such as the size and timing of individual transactions; changes in customer budget authorizations; the level of sales and marketing, research and development and general and administrative expenses; and general economic conditions.


     Operating results for a given period could be disproportionately affected by any shortfall in expected revenues. In addition, fluctuation in revenues from quarter to quarter will likely have an increasingly significant impact on the Company's results of operations. The Company's growth in recent periods may not be an accurate indication of future results of operations in light of the Company's short operating history, the evolving nature of the network security market and the uncertainty of the demand for Internet and intranet products in general and the Company's products in particular. See "Risk
Factors -- Anticipated Fluctuations in Quarterly Results."



     The Company may experience significant seasonality in its business, and the Company's financial condition and results of operations may be affected by such trends in the future. Such trends may include higher revenues in the third and fourth quarters of the year and lower revenues in the first and second quarters. The Company believes that revenues may be higher in the third quarter due to the fiscal year end of the U.S. government and higher in the fourth quarter due to year end budgetary pressures on the Company's commercial customers and the tendency of certain of the Company's existing or prospective customers to implement changes in computer or network security prior to the end of the calendar year. Because the Company's operating expenses are based on anticipated revenue levels, a small variation in the time of recognition of revenue can cause significant variations in operating results from quarter to quarter.


LIQUIDITY AND CAPITAL RESOURCES


     Since its organization, the Company has financed its operations through the private sale of equity securities, notes to shareholders and short-term borrowings. In 1993, the Company raised approximately $40,000 from the issuance of an 8% note. In 1994 and 1995, the Company raised approximately $750,000 and $400,000, respectively, through the sale of Common Stock. In addition, in December 1995 and January 1996, the Company raised $2,500,000 from the sale of 7% unsecured promissory notes scheduled to mature on June 30, 1996. In addition, in April 1996, the Company raised approximately $1,000,000 by selling an additional 222,222 shares of Series A Stock at $4.50 per share. In April and May of 1996, the Company exchanged all of the 7% unsecured promissory notes for Series A Stock. In June 1996, the Company raised an additional $1,500,000 by issuing to JMI an 8% unsecured senior subordinated note with detachable warrants to purchase 333,332 shares of Common Stock. See "Capitalization," "Description of Capital Stock -- Series A Convertible Preferred Stock" and "Certain Transactions."



     In October 1995, the Company obtained a secured equipment loan from a bank in the amount of $50,000 at the bank's prime rate for the first year, which is scheduled to increase to the bank's prime rate plus 1.5% in October 1996. The Company is required to repay the loan over 36 months commencing in October 1996 and ending in October 1999. The amount outstanding under this loan at June 30, 1996 totalled $50,000. At June 30, 1996, the bank's prime rate was 8.25%.



     The Company's operating activities used cash of approximately $21,000, $353,000 and $1,121,000 in 1993, 1994 and 1995, respectively. For the six months ended June 30, 1996, the Company's operating activities used cash of $2,320,000. Cash used in operating activities was principally a result of net losses and increases in accounts receivable and inventory, which were partially offset by increases in accounts payable and the establishment of an allowance for potentially uncollectible accounts receivable and nonsaleable inventory.



     Capital expenditures for property and equipment were approximately $20,000, $13,000 and $20,000 in 1993, 1994 and 1995, respectively. Capital expenditures for the six months ended June 30, 1996 were $222,000. These expenditures have generally been for computer workstations and personal computers, office furniture and equipment and leasehold additions and improvements. The Company expects to purchase additional computer equipment and office furniture in 1996. The Company may use a portion of the net proceeds of this Offering for such expenditures.



     The Company believes that the net proceeds from this Offering, together with existing cash and cash equivalents and funds generated from on-going operations will be sufficient to finance the Company's operations at least through 1997. However, the Company may require additional funds to support its working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity financing or from other sources. No assurance can be given that additional financing will be available or, if available, that such additional financing will be on terms favorable to the Company or its shareholders.

                                    BUSINESS

OVERVIEW


     V-ONE Corporation develops, markets and licenses a comprehensive suite of network security products that enable organizations to conduct secured electronic transactions and information exchange using private enterprise networks and public networks, such as the Internet. The Company's suite of products address network user authentication, perimeter security, access control and data integrity through the use of smart cards, firewalls and encryption technology. The Company's products interoperate seamlessly and can be combined to form a complete, integrated network security solution or can be used as independent components in customized security solutions. The Company's products have been designed with an open and flexible architecture to enhance application functionality and to support future network security standards. In addition, the Company's products enable organizations to deploy and scale their solutions from small single-site networks to large multi-site environments.


INDUSTRY BACKGROUND


     OVERVIEW. Over the last decade decentralized computing has emerged as a result of the widespread adoption of personal computers, local area networks and wide area networks. This emergence has enabled users to communicate with each other and share data throughout an entire organization. With the recent popularization of the Internet and increased performance capabilities offered by high-speed modems, ISDN services and frame relay technology, the volume of data transferred over networks has increased dramatically.



     In addition, leading hardware and software vendors have adopted and support TCP/IP, the Internet's non-proprietary communications protocol, for computer communications and information exchange. This open platform, along with the emergence of the Internet, allows increasing numbers of businesses and consumers to engage in electronic commerce, such as home banking, credit verification, securities trading and home shopping.



     Organizations are increasingly using public networks, such as the Internet, as an extension of their enterprise networks. Public networks offer a cost-effective means of connecting branch offices and remote and mobile users to mission critical applications and corporate resources such as groupware, customer databases and inventory control systems. Also, the Internet can be used as a lower cost alternative to value-added networks as a means to link companies with customers, suppliers and trading partners. In addition, businesses are deploying intranets, internal networks using TCP/IP protocols, to facilitate geographically dispersed communications and the transmission of information throughout an enterprise in a cost effective manner.



     With the increased use of the Internet and intranets, many organizations are discovering that network security is a key element in successfully implementing distributed applications and services, including electronic mail, electronic data interchange, electronic commerce and information exchange services. Information becomes more vulnerable as organizations rely heavily on computer networks for the electronic transmission of data. In the absence of comprehensive network security, individuals and organizations are able to exploit system weaknesses to gain unauthorized access to networks, network transmissions and individual network computers. These individuals and organizations use such access to alter or steal data or, in some cases, to launch destructive attacks on data and computers within a network.


     Demand for computer network security products is expected to grow significantly as a result of the increased use of the Internet and intranets. The Yankee Group, a market research firm, indicated that it expects the market for information security products and services to grow at a 70% compounded annual rate to the end of the decade from $395 million in 1995 to $5.6 billion in the year 2000.


     NETWORK SECURITY ELEMENTS. Each of the following elements is critical in creating a complete network security solution to protect an organization's data, network and computer systems:


        - Identification and Authentication -- Verifying the user's identity to prevent unauthorized access to computer and network resources.

        - Integrity -- Ensuring that network data, whether in storage or transmission, has not been changed or compromised by any unauthorized manipulation.

        - Non-repudiation -- Verifying that data transmissions have been executed between specific parties so that neither party may legitimately claim that the transaction did not occur.


        - Authorization -- Controlling which systems, data and applications a user can access.


        - Encryption -- Preventing unauthorized users from viewing private data through the process of "scrambling" data before it is transmitted or placed into electronic storage.


To date, network security solutions have focused on single function or point products that address one or a limited number of these specific network security elements.



     NETWORK SECURITY PRODUCTS. Over the years a number of network security products have been developed, including passwords, token-based access devices, firewalls, encryption products, smart cards and digital certificates. Each of these products was designed with a specific function or objective; however, few were designed to meet all of the needs of enterprise-wide network security. Single function or point products that have been developed to address one or a limited number of network security requirements include the following:



          Passwords and Tokens. Until recently, passwords were the most common method of authentication. Static (non-changing) passwords were developed as the first attempt to address the need for authentication. Static passwords, however, are inadequate as they are susceptible to "sniffing" (unauthorized viewing) and to attacks using software designed to randomly generate and enter thousands of passwords. As a result, dynamic passwords, including single-use passwords, were created to provide a greater level of authentication. Dynamic password implementations include the use of time-varying and challenge-response passwords. Generally, dynamic passwords require the use of a hand-held, electronic device called a hardware token. Dynamic passwords were subsequently strengthened by incorporating two-factor identification, which provides a higher level of authentication in that two independent components are combined to identify a user (for example, a bank ATM card and a PIN code). However, dynamic passwords and two-factor identification provide only a limited level of security because the sessions they authenticate are still vulnerable to interception.



          Firewalls. Firewalls are network access control devices that regulate the passage of information based on a set of user-defined rules. Generally, firewalls are based upon one of two technical architectures: packet filters (customarily used in routers) or proxy-based application-level gateways. Packet filters screen network traffic and allow or prevent network access based upon source and destination Internet protocol addresses. Proxy-based application-level gateways provide access to applications on the network only after the user has identified the desired application and submitted a valid password.


          Encryption. Encryption products provide privacy for transmitted data. Encryption algorithms scramble data so that only users with the appropriate decoding key are able to view transmitted or stored data. Public-key encryption has recently gained additional credibility for managing the keys (codes) used to encrypt, and subsequently decrypt user designated data.


          Smart Cards. Smart cards are similar in size to credit cards, but contain a small, tamper-proof microprocessor chip and are capable of storing data and processing complex encryption algorithms. Smart cards are advanced authentication tokens that are also capable of storing information, such as credit card or bank account numbers, medical records, photographic images or digital certificates.



          Digital Certificates. A digital certificate serves as an individual's electronic identification card. The certificates are digitally certified by a third-party, called a certificate authority, who vouches for the identity of the certificate holder. Digital certificates are being standardized as a means of authenticating on-line users, and are perceived to be a key technology for the expansion of secure transactions and electronic commerce.

     As organizations increase their dependence on the Internet and deploy intranets, the Company believes that there will be an increasing need for a comprehensive enterprise-wide network security solution. Many network security vendors, however, have focused on developing products that address only one or a limited number of specific security requirements. In addition, products developed by different vendors are often difficult to integrate with each other and pose interoperability problems. Consequently, the Company believes that organizations will increasingly demand comprehensive network security solutions that are easy to implement and transparent to the user. These solutions must have the ability to integrate with existing applications, networks and/or mainframe applications, while being flexible and powerful enough to address the needs created by newly developed technologies.


THE V-ONE SOLUTION


     The Company offers a comprehensive suite of network security products that address the need for identification and authentication, integrity, non-repudiation, authorization and encryption. The Company believes that, because of its unique combination of firewalls, smart cards and encryption technology, it is the first network security vendor to provide two-factor identification, mutual authentication and fine-grained access control. This combination of network security products enables organizations to identify and authenticate network users while controlling access to specific network services. The Company's technology is designed to prevent unauthorized access to an organization's mission critical applications and internal data without impeding permitted uses of the organization's resources and information. The Company's products are compatible with many leading hardware platforms and operating systems, as well as many third-party security products. The Company's customers are able to integrate V-ONE's security products into their networks with minimal impact on existing systems and applications.



     The Company's suite of products can be combined and configured to provide network perimeter security, secure remote access and intra/inter-enterprise security to facilitate secured electronic commerce and information exchange. The Company's principal products are SmartGATE, a client/server product that offers identification and authentication, integrity, non-repudiation, authorization and encryption; and SmartWall, an application-level firewall that incorporates SmartGATE's functionality. The Company provides customers with two-factor identification, mutual authentication, fine-grained access control and encryption by combining SmartCAT, V-ONE's smart card technology, with the SmartGATE server. In addition, SmartGATE users can access enterprise networks from remote locations using SmartCAT.



     The Company's technology provides customers with the ability to create network security solutions designed to meet their specific network security requirements. V-ONE's customers can securely deploy a broad range of services and applications to engage in secured electronic transactions, information exchange and remote access to mission critical applications and corporate resources. The Company's technology is designed to be (i) modular, allowing organizations to utilize the security product or products best suited to address their immediate needs, with a seamless migration path to additional products as required, (ii) scaleable, ranging from a single system supporting several users to multiple systems potentially supporting hundreds of thousands of users, and
(iii) portable, securing access independent of any particular user's machine or network entry point through the use of smart card technology.


     Examples of network security solutions created using V-ONE's products include:


     Multi-purpose Smart Cards. The Company has entered into a reseller arrangement with MCI. V-ONE believes that, in the second half of 1996, MCI is planning to utilize V-ONE technology to offer multi-purpose, secure campus card programs to colleges and universities. See "-- Strategic Alliances -- MCI." This smart card-based solution would use the Company's SmartGATE, SmartWall and SmartCAT products and would permit students to obtain secure access to their college or university records, student information and campus services via the Internet. The smart cards would also be able to include stored value for use at on- and off-campus vendors and pay telephones. It is presently contemplated that students will be able to transfer cash value to their smart cards directly from their bank accounts by using advanced card readers located on campus.

     Home Banking. Several commercial banks are deploying or plan to deploy applications to their customers that utilize the Company's SmartGATE and SmartWall technology to enable secure, cost-effective and convenient Internet-based, home banking services. V-ONE's products have been combined to enable a bank's customers to securely transfer funds, review accounts and communicate with other bank departments using the Internet. In some cases, the Company's products augment an existing private dial-up network system for home banking. Historically, dial up solutions have afforded banks quick entry into the home banking market, but such solutions have typically had certain administrative and financial limitations. By using V-ONE's technology, a bank is able to cost-effectively provide secured data transmissions while deploying applications to its customers that are intended to result in higher levels of customer service and convenience.



     Electronic Data Interchange ("EDI"). GE InterBusiness, the secure Internet offering of GEIS, a worldwide provider of computer communications services, is designed to provide electronic commerce, such as EDI and secured messaging. Using SmartGATE technology, GEIS has established an environment that permits GEIS' business clients to conduct electronic commerce, to share business information via bulletin boards and to take advantage of the Internet's open standards while maintaining transparent authentication, authorization and encryption. Each time a GE InterBusiness member engages in a transaction using the GE InterBusiness service, SmartGATE authenticates the member, checks the member's right to perform the transaction and encrypts the session. GEIS has made GE InterBusiness available to its installed client base of approximately 40,000 corporations.



     Internet Services. It is expected that Virtual Networks, Inc. ("VNI") will be the first Internet service provider ("ISP") to deploy the Company's secured messaging module, SmartREM (Smart Registered Electronic Messaging), which is expected to be introduced in the third quarter of 1996. SmartREM will couple SmartGATE with a TCP/IP mail server to enable secure registered e-mail over the Internet. SmartREM will provide a mail system that authenticates the identity of the sender of each message, guarantees delivery of the message to only the addressee and encrypts the message during transit between the sender and the receiver to ensure privacy of the data stream.


STRATEGY


     The Company's goal is to become the leading provider of comprehensive, open and interoperable network security products that are convenient to the end user. The Company's strategy to realize its goal contains the following elements:



     - Provide an Interoperable, Scaleable and Open Solution. The Company intends to continue to provide network security products that operate on leading platforms and that are interoperable and compatible with other network security products. The flexible and open architecture of the Company's products enable the Company to deliver component technologies for a seamless and interoperable system. In addition, the Company's technology is scaleable, application-independent and designed both to integrate with existing technology as well as to support emerging standards and applications.



     - Augment and Integrate with Existing Security Products. The Company will continue to offer products that interoperate with a wide variety of third-party security products, including firewalls and tokens, allowing a customer to augment existing network security systems. The Company believes that its technology protects a customer's existing network security investments because the Company's products are designed to integrate easily with point products currently employed by its customers. The Company believes that this strategy will enable it to gain access to potential customers who have previously made network security investments but whose network security needs are continuing to evolve.


     - Leverage Key Reference Accounts in Selected Vertical Markets. The Company has identified strategic vertical markets that require sophisticated network security solutions. The Company has targeted its marketing and direct sales efforts on key participants within these selected vertical markets. By successfully installing its products at key accounts, the Company intends to leverage positive references from its installed customer base to expand its market penetration within those information critical industries. In the future, the Company intends to increase its marketing and sales efforts to expand its customer base in additional vertical markets, such as healthcare.


     - Develop and Leverage Strategic Alliances. The Company has established strategic alliances to increase the distribution and market acceptance of its network security products including alliances with MCI and Software.com, Inc. ("Software.com"). The Company intends to continue to strengthen its existing strategic alliances while forging new relationships with key industry participants. In addition, the Company is exploring opportunities to develop new products and expand the functionality of its existing products through alliances with key vendors of complementary technologies.


PRODUCTS AND SERVICES


     The Company's network security products are designed to protect an organization's information and networks from unauthorized access while allowing users of the network to conduct business securely over the Internet and intranets. These products have been designed to interoperate seamlessly and enhance application functionality. The Company designs its products so that they can be combined in different configurations to provide customized solutions for its customers. The following table lists the Company's current products and products under development:



- -------------------------------------------------------------------------------------------------------
                                                                                      DATE OF
       PRODUCT            CATEGORY                       DESCRIPTION                 INTRODUCTION

- -------------------------------------------------------------------------------------------------------
    SmartGATE(TM)  Client/server security  End-to-end, application level network       Q4 1995
                                           data security system providing
                                           two-factor identification, mutual
                                           authentication, encryption and access
                                           control
- -------------------------------------------------------------------------------------------------------
    SmartWall(R)   Network perimeter       An application level, dual-homed            Q4 1994
                   security (firewall)     firewall that protects internal networks
                                           while enabling remote access to internal
                                           resources
- -------------------------------------------------------------------------------------------------------
    SmartCAT(TM)   Smart card technology   Smart card client software that is          Q2 1994
                                           interoperable with third-party smart
                                           cards and smart card readers
- -------------------------------------------------------------------------------------------------------
    Online         Client/server token     A system that allows remote creation and    Q2 1996
    Registration   distribution            management of secure tokens and
    Service(TM)                            workstation configuration files
- -------------------------------------------------------------------------------------------------------
    SmartREM(TM)   Secured e-mail          A system that allows authenticated and      Q3 1996
                                           encrypted message transfer between users  (proposed)
                                           of a secured messaging community
- -------------------------------------------------------------------------------------------------------
    Wallet         Electronic commerce     Electronic technology that enables          Q3 1995
    Technology(TM)                         secure payment transactions containing
                                           credit card information
- -------------------------------------------------------------------------------------------------------
    NetChart(TM)   On-line financial       Stock performance analysis application      Q2 1996
                   analysis
- -------------------------------------------------------------------------------------------------------



     The statements made herein regarding scheduled release dates for the Company's products under development and proposed enhancements are forward-looking statements, and the actual release dates for such products or enhancements could differ materially from those projected as a result of a variety of factors, including the ability of the Company's engineers to solve technical problems and test products, Company priorities, the availability of development and other resources and other factors, including factors outside the

Company's control. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products, or that new products and product enhancements will meet the requirements of the marketplace or achieve market acceptance. See "Risk Factors -- Changes in Technology and Industry Standards; Risk of New Product Introduction."



     SmartGATE. SmartGATE is designed to interoperate easily with most TCP/IP based applications and to allow the end-user to securely use existing and future software applications over the Internet and intranets. SmartGATE employs two-factor identification (two independent components are combined to authenticate a user) and mutual authentication (both the server and client determine that the other party to the transaction is authorized to participate in the transaction) through the use of virtual or physical smart cards.



     SmartGATE establishes a secured, encrypted link over an unsecured network once both parties to a communication over the unsecured network have been identified and authenticated. The authorized user is then granted access to only those services and data for which the user has been approved. SmartGATE supports secure remote administration, which can be accessed using a Web browser or telnet. SmartGATE also supports the data encryption standard ("DES") (which, in most forms, cannot be exported from the United States without the approval of the State Department) and RSA's RC4 encryption algorithm (which is exportable).



     SmartGATE server software versions are available on a variety of leading operating systems, including Berkeley Software Development, Inc.'s BSD/OS, Sun Microsystems, Inc.'s SunOS, and Hewlett-Packard Company's HP-UX. SmartGATE client supports Microsoft Corporation's Windows versions 3.0 and 3.1, Windows 95 and Windows NT. The Company believes that SmartGATE server software versions will also be commercially available for Windows NT and Sun Microsystem, Inc.'s Sun Solaris by the end of the third quarter of 1996. In addition, the Company believes that SmartGATE client software versions will also be commercially available for Apple Computer's Macintosh by the end of the third quarter of 1996. A turnkey version of SmartGATE server is available for BSD/OS on an Intel Pentium hardware platform. The Company intends to support additional leading hardware and software platforms based on specific market opportunities.



     SmartWall. SmartWall, the Company's firewall product, provides a high level of protection against unauthorized access to a secured network from an unsecured network. SmartWall also allows transparent access from the secured network to services and applications on the unsecured network. SmartWall includes a secured graphical user interface for firewall administration, strong mutual authentication to identify users and complete transparency for authorized traffic. In addition, SmartWall allows multiple sites to be administered from any location using a Web browser or telnet. SmartWall supports multiple types of existing encryption products, authentication tokens, proxy services and secure transmission channels. SmartGATE is fully integrated into every SmartWall. The SmartWall firewall incorporates TIS's Gauntlet(TM) kernel.



     SmartWall software-only versions are currently available on a variety of leading operating systems, including BSD/OS, SunOS and HP-UX. A SmartWall turnkey system is currently available for BSD/OS. The Company intends to support additional leading hardware and software platforms based on specific market opportunities.



     SmartCAT. The SmartCAT product, when used with the SmartGATE server, provides two-factor identification and mutual authentication using physical smart card technology. There are three key parts to the SmartCAT product: (i) a standard smart card (ISO/IEC 7816-3, T=0 compliant), (ii) a smart card reader designed by the Company, and (iii) the Company's proprietary SmartGATE client software. Together these elements provide smart card-based encryption and authentication services.


     Online Registration Service. A user must be registered to access an authentication-based system. The Online Registration Service product is a system for efficient on-line enrollment of large user communities. The Online Registration Service completely automates the creation and exchange of the user's keys and initializes the user's default access privileges. The Online Registration Service either creates a virtual smart card or formats a physical smart card that contains a shared secret key that is PIN code protected.

     SmartREM. It is currently anticipated that the Company will introduce SmartREM in the third-quarter of 1996. When introduced, SmartREM will provide a private mail box environment for secured e-mail over the Internet or intranets. SmartREM will combine SmartGATE and a TCP/IP mail server, enabling individuals to initiate non-repudiable sessions for sending and receiving authenticated messages within the same secured community. SmartREM is designed to address the concern of interception or wrongful delivery of private or sensitive e-mail by allowing users to send "registered" e-mail. For example, businesses will be able to use SmartREM to securely send price quotes, volume discounts and other sensitive information over the Internet from remote locations while ensuring delivery of the data to only the intended addressee.



     Wallet Technology. Wallet Technology enables secured electronic credit card payment transactions over unsecured networks. Wallet Technology encrypts the credit card information supplied by the purchaser and forwards that information to the vendor. The vendor adds the purchase value to the encrypted credit card information, and sends all of this information to the credit card issuer/processor. The issuer/processor decodes this information and either authorizes or rejects the purchaser's request. The Company's design does not allow the vendor to view the unencrypted credit card information supplied by the purchaser.


     NetChart. NetChart is a stock performance analysis application. This application was originally developed to demonstrate the Company's technology. Recently, prospective and existing customers have expressed interest in using this application.


     Network Security Consulting. The Company's consulting staff provides pre- and post-sales support, vulnerability analysis, performance analysis, systems integration and system security architecture support. The Company's consulting staff also provides fee-based engineering services. The Company believes that maintaining a staff of nationally recognized consultants greatly enhances its position as an innovative supplier of network security products.


TECHNOLOGY


     The Company believes that its technology and product architecture provide it with an important competitive advantage. The cornerstone of the Company's network security solution is its proprietary SmartGATE client/server security product. SmartGATE enables two-factor identification, mutual authentication and fine-grained access control for most TCP/IP-based client/server applications. Using SmartGATE technology, organizations can employ two-factor identification and mutual authentication to identify and authenticate a network user while fine-grained access control restricts each user's access to only those services to which the user is entitled.


     Two-Factor Identification. Two-factor identification employs two independent components to identify a user using an identity token contained in a physical or virtual smart card. The information in the physical or virtual smart card is secured by a PIN code that is set by the user and is not known by anyone else. SmartCAT provides the means for accessing and using smart cards via smart card readers. SmartGATE client provides the means for using virtual smart cards. Both physical and virtual smart cards store information about the user including the user's keys, which are used for authentication. The keys also contain information that allow the SmartGATE client to authenticate the SmartGATE server with which it communicates.


     Mutual Authentication. Mutual authentication employs a dual set of challenges and encrypted responses that interact to enable both the client and the server to determine that the other party to the transaction is authorized to participate in the transaction. SmartGATE's mutual authentication employs dual challenges coupled with encrypted responses to ensure non-repudiation between the two parties to an electronic transaction. When a client application attempts to make a connection with an application service protected by a SmartGATE server, the SmartGATE client performs a mutual authentication process with the SmartGATE server protecting the application service. During the authentication process, the SmartGATE server sends a challenge to the SmartGATE client, and the SmartGATE client uses the secret keys on the physical or virtual smart card to correctly respond to the challenge. In addition, the SmartGATE client sends a challenge to the SmartGATE server, and the SmartGATE server must prove to the SmartGATE client that the server is the issuer of the client's secret key.

     Fine-Grained Access Control. Fine-grained access control employs access control lists to compare an identified user's request for services against a list of entitlements to determine whether to grant the user access to the requested service. SmartGATE employs an access control list to define the specific Web content page, file or host application that identified users are permitted to use. If SmartGATE determines that the user is permitted to access the requested service, the connection is passed through the SmartGATE server to the requested service; otherwise the connection is dropped.



     In addition to providing identification, authentication and access control, the SmartGATE client and server independently compute a session key for encrypting the current TCP/IP data stream. The encryption key is computed based on information exchanged during the authentication process and is never transmitted over the network.


STRATEGIC ALLIANCES


     MCI. The Company and MCI have entered into a reseller agreement providing for MCI to purchase a minimum of $2,000,000 in V-ONE products. Under this agreement, MCI has agreed to act as the exclusive reseller of the Company's SmartGATE, SmartWall and SmartCAT products for resale and distribution to colleges and universities in the United States. The Company believes that MCI is planning to use the Company's technology to offer multi-purpose, secure campus card programs to colleges and universities. See "-- The V-ONE
Solution -- Multi-purpose Smart Cards." The Company also believes that MCI intends to promote this technology in other markets presently under consideration. However, there can be no assurance that such V-ONE technology will be adopted in whole or in part.



     Software.com. The Company has entered into a strategic relationship with Software.com for the joint deployment and implementation of SmartREM, a secured electronic messaging system that will employ the Company's SmartGATE product and Software.com's Post.Office product. The Company believes that the integration of SmartGATE and Software.com's Post.Office product will provide Internet users with the ability to communicate efficiently, effectively and securely. Presently, e-mail communications over the Internet are not secure. The sender cannot ascertain whether the intended receiver, in fact, received the message and the receiver cannot authenticate the actual identity of the sender. The strategic alliance with Software.com combines the Company's SmartGATE product with Software.com's Post.Office product so that the Post.Office server, using the Company's technology, authenticates each sender by means of two-factor identification and mutual authentication (similar to the technology used by bank ATM machines to dispense cash) and guarantees delivery only to the specified addressee. In addition, the Post.Office product will notify the sender when the addressee has retrieved the message (return receipt requested).


     The Software.com agreement expires on July 19, 1996; however, the agreement provides for the automatic renewal for successive three month terms. The agreement may be terminated for cause by either party upon thirty days' prior written notice.

CUSTOMERS


     The Company has identified strategic vertical markets that require sophisticated network security solutions, including financial services, telecommunications and information services companies and government entities. The Company targets key participants within these industries that the Company believes can benefit from the functionality, scaleability and interoperability provided by its products. A representative list of the Company's customers includes:



                                     TELECOMMUNICATIONS,
                                         INFORMATION
          FINANCIAL                  SERVICES AND OTHER                  GOVERNMENT
- -----------------------------   -----------------------------   -----------------------------
BancOne Corp.                   Computer Sciences Corporation   Bureau of Land Management
BayBank Systems, Inc.           GE Information Services, Inc.   National Security Agency
Bear, Stearns & Co. Inc.        MCI Telecommunications          NCTS Washington, a division
                                                                of
Fuji Capital Markets            Corporation                     the Department of the Navy
  Corporation
Svenska Handelsbank             Virtual Networks, Inc.          State of Utah
Visa International


SALES AND MARKETING

     The Company markets its network security products through its direct sales force and, to a lesser extent, through systems integrators, value-added resellers ("VARs") and international distributors. The Company is currently seeking to expand its sales and marketing staff and intends to devote additional resources to marketing and business development activities in order to expand its third-party distribution channels.


     Direct Marketing Effort. The Company has concentrated its initial marketing and direct sales efforts on key industry participants within certain industry and market segments, including financial services, telecommunications and information services companies and government agencies. The Company employs a direct sales force to market its products to these key industry participants. The Company's direct sales force solicits prospective customers and provides technical advice and support with respect to the Company's products. As of June 30, 1996, the Company employed 12 direct sales representatives. In 1996, the Company anticipates hiring additional direct sales representatives and opening regional sales offices in select cities. In July 1996, the Company opened a regional sales office in New York, New York.



     Indirect Marketing Effort. An important component of the Company's sales strategy is the development of indirect sales channels such as ISPs, systems integrators and value-added network service providers. The Company utilizes indirect sales channels to leverage the efforts of its direct sales force. For example, in the secured messaging market, the Company has targeted ISPs like VNI. The Company has initiated sales and marketing programs to sign up integrators, VARs and original equipment manufacturers within the United States. As of June 30, 1996, the Company had established relationships with four integrators within the United States and has signed VAR agreements with MCI and GEIS. As of June 30, 1996, the Company has established relationships with international distributors in the United Kingdom, Sweden, Germany, Belgium, South Africa and Australia, including relationships with Internet Solutions, Ltd. in the United Kingdom and PromaCom A.B. in Sweden.



     Strategic Alliance Development. The Company plans to increase market penetration by developing and capitalizing upon strategic alliances. These alliances are intended to increase the distribution and market acceptance of V-ONE's network security products in markets where direct sales and traditional indirect sales efforts are not cost effective. For example, the Company has developed a strategic alliance with MCI to offer to colleges and universities a multi-purpose, secure campus card program that integrates V-ONE technology with MCI products and services. The Company has also entered into a strategic alliance with Software.com that is designed to allow secure messaging over the Internet. The Company intends to continue efforts to strengthen its existing relationships while also forging new relationships with key industry participants.

CUSTOMER SERVICE AND SUPPORT


     The Company believes that customer support and product maintenance is critical to retaining existing customers and attracting prospective customers. The Company provides on-site installation support and basic administrator training with each turnkey hardware product sale. Each turnkey product comes with 24 hours a day, seven days per week hardware and software support for 90 days. Upon expiration of the 90-day period, customers may purchase an annual maintenance plan. Purchasers of the Company's software products may also purchase annual maintenance plans. The annual maintenance plan provides customers access to the Company's customer service line, technical support personnel and software upgrades.



     The Company provides additional user or administrator training, on-site support, vulnerability analysis, performance analysis, systems integration and system security architecture support as an optional service through its consulting staff. Additionally, the Company provides customer support services for those customers who have entered into an evaluation agreement with the Company.



     The Company intends to enhance its customer service system by adding a toll-free line and developing a three-tier support system. The first tier of the Company's enhanced customer support system will consist of help desk support personnel accessing customer information and a problem database. Second tier support for elevated problems will be provided by the Company's existing systems engineering staff. Lastly, critical third tier problems will be addressed by the Company's in-house consulting staff. The Company believes that moving to a three-tier customer support system will increase its effectiveness and responsiveness to meeting customer's expanding needs.


PRODUCT DEVELOPMENT


     The Company is expanding and intends to continue to expand its product offerings to meet existing and evolving network security needs of organizations. The Company's products and product enhancements are developed in response to customer needs. Compatibility and interoperability with other applications are strategic focuses of V-ONE's product development efforts. The Company intends to continue to monitor emerging standards for networking and security, and adapt its suite of products to encompass these standards. In keeping with the Company's customer-driven product strategy, the Company will also focus on developing business partnerships with other companies that provide security related services and exploiting new market opportunities.



     The market for the Company's products is dynamic and rapidly changing. The Company believes that its future success will depend upon its ability to: (i) enhance its existing products, (ii) identify new opportunities to leverage existing technologies, and (iii) develop new technologies resulting in new products, markets and services. Accordingly, the Company expects to continue to make a significant investment in research and development, product market analysis and systems integration. The Company believes that its customer-driven development strategy will enable it to continue to broaden its product offerings.



COMPETITION


     The market for network security products and services is intensely competitive. The Company expects competition to intensify in the future.


     Currently, the Company competes in several different markets: Internet and intranet perimeter security and access control (firewalls), token authentication, smart card-based security applications and electronic commerce applications. The Company's principal competitors for Internet and intranet perimeter security and access control include Advanced Network and Services (a subsidiary of America Online, Inc.), Bay Networks, Inc., Border Network Technologies, Inc., Check Point Software Technology Ltd., Cisco Systems, Inc., Digital Equipment Corporation, Harris Computer Systems Corporation, International Business Machines Corporation, Milkyway Networks Corporation, Morningstar Technologies, Inc., Network Systems Corporation, Raptor Systems, Inc., Secure Computing Corporation, Sun Microsystems, Inc. and TIS, which owns the Gauntlet(TM) kernel and licenses it to the Company.

     The Company competes to a lesser degree with token vendors because the Company's SmartGATE product supports many vendor tokens. Token vendors include CRYPTOCard Inc., Digital Pathways, Inc., Leemah DataCom Security Corporation, National Semiconductor Inc., Racal-Guardata, Inc., and Security Dynamics. Security Dynamics has recently agreed to acquire RSA. RSA's data encryption and authentication technology is licensed to and incorporated within certain products of the Company. As a result, Security Dynamics may become a more substantial competitor of the Company.


     For smart card-based security applications, the Company principally competes with those token vendors listed above who offer smart card technology.


     The Company's principal competitors in electronic commerce applications are Netscape Communication's Secure Socket Layer, Open Market Inc.'s Secure HTTP and Cylink Corporation's transaction software.



     Because of the rapid expansion of the network security market, the Company will face competition from existing and new entrants, possibly including the Company's customers, suppliers and/or resellers. There can be no assurance that the Company's competitors will not develop network security products that may be more effective than the Company's current or future products or that the Company's technologies and products would not be rendered obsolete by such developments.



     Many of the Company's current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products, than the Company. There can be no assurance that the Company's customers will not perceive the products of such other companies as substitutes for the Company's products.



     The Company believes that the principal competitive factors affecting the market for network security products include effectiveness, scope of product offerings, technical features, ease of use, reliability, customer service and support, name recognition, distribution resources and cost. Current and potential competitors have established, or may establish in the future, strategic alliances to increase their ability to compete for the Company's prospective customers. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share, which would materially adversely affect the Company's business, financial condition and results of operations. See "Risk
Factors -- Competition."


BACKLOG


     Orders for the Company's products are usually placed by customers on an as-needed basis and the Company has typically been able to ship products within 30 days after the customer submits a firm purchase order. The Company does not generally maintain long-term contracts with its customers that require customers to purchase its products. Accordingly, the Company has not maintained and does not anticipate maintaining a backlog. See "Risk Factors -- Anticipated Fluctuations in Quarterly Results," "-- Long Sales Cycle; Seasonality" and
"-- Risk of Defects and Development Delays."


SUPPLY SOURCES


     Components used in the Company's network security products consist primarily of computer diskettes and computer magnetic tapes purchased from commercial vendors. Components used in the Company's turnkey SmartWall and SmartGATE server products consist primarily of off-the-shelf computers, memory, displays, power supplies and third-party peripherals (such as hard drives and network interface cards).


     The Company has agreements with at least two vendors for each of its parts and components. However, the Company orders most of each of its parts and components from a single vendor to maintain quality control and enhance working relationships. The Company obtains most of the hardware for its turnkey systems from Beltron Computers, a subsidiary of DBA MAX Technology Corp. The Company uses smart card readers manufactured by two contract manufacturers based on the Company's design specifications.

     While the Company believes that alternative sources of supply could be obtained, the Company's inability to develop alternative sources if and as required in the future could result in delays or reductions in product shipments that could have a material adverse effect on the Company's business, financial condition and results of operations.


REGULATION AND GOVERNMENT CONTRACTS


     The Company's information security products are subject to the export restrictions administered by the U.S. Department of State, which permit the export of encryption products only with the required level of export license. For example, there are two versions of the SmartGATE client. One supports DES for bulk encryption and can only be exported from the United States for financial transactions. The other supports RC4 (an encryption algorithm) for bulk encryption and is exportable. In addition, these U.S. export laws prohibit the export of encryption products to a number of hostile countries. Although to date the Company has been able to secure all required U.S. export licenses, there can be no assurance that the Company will continue to be able to secure such licenses in a timely manner in the future, or at all. See "Risk
Factors -- Risk of Sales to U.S. Government," "-- International Sales" and
"-- Effect of Government Regulation of Technology Exports."


     In certain foreign countries, the Company's distributors are required to secure licenses or formal permission before encryption products can be imported. To date, except for certain limited cases, the Company's distributors have not been denied permission to import the Company's products.

LICENSE AGREEMENTS


     Trusted Information Systems, Inc. Agreement. The Company's license agreement with TIS requires the Company to pay a fee (which varies based on the number of units licensed) for each unit of the Gauntlet(TM) product licensed for use in SmartWall. The license expires on December 31, 1996; however, the agreement provides for the automatic renewal of the Company's license rights for successive three year terms. Either party may terminate the agreement upon the default of the other party if the defaulting party has failed to cure the default within 30 days of the receipt of written notice of default. See "Risk Factors -- Dependence on Key Licensing Agreements, External Resources and Suppliers."



     RSA Data Security, Inc. Agreement. The Company's SmartCAT and Wallet Technology software incorporate data encryption and authentication technology owned by RSA. The Company has a perpetual license agreement with RSA, which became effective as of December 30, 1994. On May 23, 1996, RSA exercised an option granted under the agreement to convert its right to receive future royalties into 2% of the Company's outstanding voting securities, after giving effect to the issuance to RSA, until the date of the Company's initial public offering. Pursuant to a separate agreement between RSA and MIT, MIT is entitled to receive a portion of any royalties that RSA receives. As a result, the Company will issue directly to MIT a portion of the shares of Common Stock to which RSA is entitled under the RSA Agreement. The Company has reserved a total of 188,705 shares of Common Stock to be issued to RSA and MIT immediately prior to consummation of the Offering. Either party may terminate the agreement upon the default of the other party if the defaulting party has failed to cure the default within 30 days of the receipt of written notice of default. RSA has announced that it will be acquired by Security Dynamics. There is no assurance that the change in control of RSA will not adversely affect the Company's business relationship with RSA. See "Risk Factors -- Dependence on Key Licensing Agreements, External Resources and Suppliers" and "-- Intellectual Property Rights; Infringement Claims."



PATENTS, PROPRIETARY TECHNOLOGY, TRADEMARKS AND LICENSES



     The Company relies on trademark, copyright, patent and trade secret laws, employee and third-party non-disclosure agreements and other methods to protect its proprietary rights. The Company has pending three patent applications with the United States Patent and Trademark Office that cover certain aspects of its technology. Prosecution of these patent applications and any other patent applications that the Company may subsequently determine to file may require the expenditure of substantial resources. The issuance of a patent from a patent application may require 24 months or longer. There can be no assurance that the Company's technology will not become obsolete while the Company's applications for patents are pending. There also can be no assurance that any pending or future patent application will be granted, that any future patents will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to the Company. Further, the Company has not pursued patent protection outside of the United States for the technology covered by two of the pending patent applications. The Company currently intends to pursue patent protection outside of the United States for the technology covered by the most recently filed patent application although there can be no assurance that any such protection will be granted or, if granted, that it will adequately protect the technology covered thereby.



     The Company's success is also dependent in part upon its proprietary software technology. There can be no assurance that the Company's trade secrets or non-disclosure agreements will provide meaningful protection for its proprietary technology and other proprietary information. In addition, the Company relies on "shrink wrap" license agreements that are not signed by the end user to license the Company's products and, therefore, may be unenforceable under the laws of certain jurisdictions. Further, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by the Company or that its technology will not infringe upon patents, copyrights or other intellectual property rights owned by others.



     Further, the Company may be subject to additional risk as it enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights may be ineffective in foreign markets, and technology manufactured or sold abroad may not be protectable in jurisdictions in circumstances where protection is ordinarily available in the United States.


     The Company believes that, due to the rapid pace of technological innovation for network security products, the Company's ability to establish and, if established, maintain a position of technology leadership in the industry is dependent more upon the skills of its development personnel than upon legal protections afforded its existing or future technology.


     As the number of security products in the industry increases and the functionality of these products further overlaps, software developers may become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products. The Company also may desire or be required to obtain licenses from others in order to effectively develop, produce and market commercially viable products. Failure to obtain those licenses could have a material adverse effect on the Company's ability to market its software security products. There can be no assurance that such licenses will be obtainable on commercially reasonable terms, if at all, that the patents underlying such licenses will be valid and enforceable or that the proprietary nature of the unpatented technology underlying such licenses will remain proprietary.



     There has been, and the Company believes that there may be in the future, significant litigation in the industry regarding patent and other intellectual property rights. Although the Company is not currently the subject of any intellectual property litigation, litigation involving other software developers, including companies from which the Company licenses certain technology, could have a material adverse affect on the Company's business, financial condition and results of operations. See "Risk Factors -- Intellectual Property Rights; Infringement Claims."


EMPLOYEES


     As of June 30, 1996, the Company had 57 full-time employees. Of these employees, 19 were in development, 24 were in sales and marketing, 6 were in customer support and 8 were in finance and administration. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. The Company has never experienced a work stoppage and believes that its employee relations are good.

FACILITIES

     The Company leases approximately 10,700 square feet of office space in Rockville, Maryland under a lease agreement that will expire on April 17, 2001. The Company expects that this space will be sufficient for its needs through August 30, 1996. The Company is currently evaluating and intends to lease additional office space as necessary.


     The Company also leases office space in New York, New York and in San Francisco, California under leases that expire on January 14, 1997.


LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The executive officers and directors of the Company, and their respective ages at June 30, 1996, are as follows:



                NAME                    AGE                        POSITION
- -------------------------------------   ---
James F. Chen(1).....................   45     President, Chief Executive Officer and Director
Jieh-Shan Wang.......................   41     Senior Vice President of Engineering
Robert W. Rybicki....................   51     Vice President of Indirect Channels
Frederick J. Hitt....................   52     Vice President of Technology
William C. Wilson....................   41     Vice President of Business Development
Barnaby M. Page......................   32     Vice President of Direct Sales
Chansothi Um.........................   27     Treasurer and Acting Chief Financial Officer
Marcus J. Ranum......................   33     Chief Scientist
Charles C. Chen(1)(2)................   41     Secretary and Director
Hai Hua Cheng(3).....................   47     Director
Harry S. Gruner(2)(3)................   37     Director
William E. Odom(2)...................   64     Director


- ---------------

(1) Member of the Executive Committee.


(2) Member of the Audit Committee.


(3) Member of the Compensation Committee.



     JAMES F. CHEN founded the Company in February 1993 and has since served as its President, Chief Executive Officer and a director. From 1980 to 1990, Mr. Chen managed INTELSAT's world-wide ground network engineering projects. From 1990 to January 1993, he managed the INTELSAT Ground Network Engineering Department and, from March 1992 to January 1993, he also directed its Management Information Systems Division. Mr. Chen holds an M.S. in Computer Science from George Washington University in 1977 and a B.S. in Electrical Engineering from Georgia Institute of Technology in 1973. He is Charles C. Chen's brother.



     JIEH-SHAN WANG, PH.D. has been with the Company since its inception and has served as the Company's Senior Vice President of Engineering since April 1996. From August 1995 to April 1996, Dr. Wang served as the Company's Vice President of Engineering and, from April 1994 to August 1995, he served as Chief Engineer. Dr. Wang was with INTELSAT from June 1991 to April 1994, as Senior Systems Engineer, where he led a team of engineers in the development of network applications. Dr. Wang holds a Ph.D. in Physics from the University of Maryland and holds a B.S. in Physics from National Taiwan University.



     ROBERT W. RYBICKI has served as the Company's Vice President of Indirect Channels since May 1996. From October 1995 to May 1996, Mr. Rybicki served as the Company's Vice President of Business Development. Prior to joining the Company, Mr. Rybicki was Vice President of Marketing and Customer Support for Spyglass Inc. from July 1994 to September 1995 and Vice President of North American Sales for Kubota Pacific from October 1990 to June 1994. Mr. Rybicki holds an M.B.A. in Finance and a B.S. in Accounting from the University of Detroit.



     FREDERICK J. HITT has served as Vice President of Technology since he joined the Company in January 1996. From August 1981 to January 1996, Mr. Hitt was with GEIS holding a number of technology-related positions including Manager of Software Engineering, Manager of Quality Design-Business Talk Products, Manager of Software Development and, most recently, Principal Consultant.



     WILLIAM C. WILSON has served as the Company's Vice President of Business Development since May 1996. From April 1995 to May 1996, Mr. Wilson served as the Company's Vice President of Operations and, from December 1994 to April 1995, he served as Director of Business Development. Prior to joining the Company, Mr. Wilson provided consulting services to the Company from August 1994 to December 1994 and served as an independent consultant from August 1985 to November 1994. Mr. Wilson holds a B.S. in Journalism and Economics from Ohio State University, School of Agriculture.


     BARNABY M. PAGE has served as the Company's Vice President of Direct Sales since June 1996. From October 1995 to June 1996, Mr. Page served as the Company's Director of Sales and, from August 1995 to October 1995, as Manager of Commercial Sales. Prior to joining the Company, Mr. Page served as Regional Sales Manger for DiBiasio & Edgington, Inc. from January 1993 to August 1995 and as Regional Sales Representative for Thompson Financial Services from July 1992 to December 1992. From July 1990 to July 1992, Mr. Page was a Sales Representative with Bloomberg Financial Markets. Mr. Page earned a Certificate in International Relations and Economics from the University of Copenhagen, Denmark, and holds a B.A. in Political Science and Journalism from the University of Massachusetts at Amherst.



     CHANSOTHI UM has served as the Company's Treasurer and acting Chief Financial Officer since January 1996. Prior to joining the Company, Mr. Um was a consultant with the Strategic Services Practice of Andersen Consulting from August 1995 to January 1996. From May 1994 to August 1994, Mr. Um served as a Financial Analyst at Philip Morris Companies and, from June 1991 to August 1993, he served as a Project Engineer at Kraft General Foods. Mr. Um holds an M.B.A. in Finance from The Wharton School of the University of Pennsylvania and a B.S. in Electrical Engineering from the University of Illinois at Urbana-Champaign.



     MARCUS J. RANUM has served as the Company's Chief Scientist since October 1995. Prior to joining the Company, Mr. Ranum was an independent consultant from June 1995 to October 1995. From January 1993 to June 1995, Mr. Ranum served as Senior Scientist at TIS and, from August 1990 to November 1992, he served as a consultant for Digital Equipment Corporation. In both positions, Mr. Ranum designed, developed and deployed network security products. Mr. Ranum holds a B.A. in Psychology from Johns Hopkins University.



     CHARLES C. CHEN, D.D.S., has served as a director of the Company since February 1993 and as the Company's Secretary since December 12, 1995. Since July 1982, Dr. Chen has practiced periodontics with Zupnik, Winson & Chen, D.D.S.P.A. Dr. Chen holds a D.D.S. from the Baltimore College of Dental Surgery, University of Maryland, and a B.S. in Chemistry from the University of Maryland. He is James F. Chen's brother.



     HAI HUA CHENG has served as a director of the Company since September 1995. Mr. Cheng is the majority owner of Scientek Corporation in Taiwan and since August 1979 has served as Vice-President and a director of that company. Mr. Cheng is also the principal owner of Scientek Private Venture Capital and has served as a director of that company since March 1990. In addition, Mr. Cheng has served as a director of United Test Center Inc. (Taiwan) since March 1995. Mr. Cheng holds a B.S. in Computer and Control Engineering from National Chiao Tung University.



     HARRY S. GRUNER has served as a director of the Company since June 1996. Since November 1992, he has been a general partner of JMI Equity Fund, a private equity investment partnership. From August 1986 to October 1992, Mr. Gruner was a principal with Alex. Brown & Sons Incorporated. Mr. Gruner is also a director of Brock International, Inc., a developer, marketer and supporter of software systems, Jackson Hewitt, Inc., an income tax processing company, the META Group, Inc., a syndicated information technology research company, and Hyperion Software, Inc., a financial software company, and numerous other privately held companies. Mr. Gruner holds an M.B.A. from Harvard Business School and a B.A. in History from Yale University.



     (RETIRED) LT. GEN. WILLIAM E. ODOM has served as a director of the Company since June 1996. Since October 1988, General Odom has served as Director of National Security Studies at the Hudson Institute. He has also served as an adjunct professor at Yale University since January 1989. Prior to his retirement from the military in 1988, General Odom held several military posts including, Director of the National Security Agency, Assistant Chief of Staff for Intelligence and Military Assistant to the National Security Advisor during the Carter Administration. He is also a director of Nichols Research Corporation. General Odom holds an M.A. and Ph.D. from Columbia University and a B.S. from West Point.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES


     The business of the Company will be managed under the direction of the Company's Board of Directors. The Company's Restated Bylaws authorize a seven-member Board of Directors. Currently the Board of Directors consists of 5 directors. The Company's Restated Certificate of Incorporation provides for a classified Board of Directors. The terms of the Board of Directors are: Class I (Harry S. Gruner) will expire at the annual meeting of shareholders to be held in 1997, Class II (Charles C. Chen and Hai Hua Cheng) will expire at the annual meeting of shareholders to be held in 1998, and Class III (James F. Chen and William E. Odom) will expire at the annual meeting of shareholders to be held in 1999. At each annual meeting of shareholders beginning with the 1997 annual meeting, the successors to directors whose terms will then expire will be elected to serve until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that as nearly as possible, each class will consist of an equal number of directors. The Restated Certificate of Incorporation and Restated Bylaws provide that a director may be removed at any time, but only for cause and only by the affirmative vote of 67% or more of the outstanding shares of the Company entitled to vote at an election of directors at a special meeting of shareholders called for that purpose.



     The Company's Board of Directors has established an Audit Committee ("Audit Committee") to recommend the firm to be appointed as independent accountants to audit the Company's financial statements and to perform services related to the audit, review the scope and results of the audit with the independent accountants, review with management and the independent accountants the Company's year-end operating results and consider the adequacy of the internal accounting procedures. The Audit Committee consists of 3 directors, none of whom are employees of the Company.



     The Company's Board of Directors has also established a Compensation Committee ("Compensation Committee") and an Executive Committee ("Executive Committee"). The Compensation Committee, which consists of 2 directors, reviews and recommends the compensation arrangements for all directors and officers, approves such arrangements for other senior level employees and administers and takes such other action as may be required in connection with certain compensation and incentive plans of the Company. The Executive Committee, which consists of 2 directors, addresses significant corporate, operating and management matters between meetings of the full Board of Directors.


EXECUTIVE COMPENSATION


     Summary Compensation


     The following table sets forth compensation paid to the Chief Executive Officer during the year ended December 31, 1995. The Company had no executive officers whose salary plus bonus exceeded $100,000 during the year ended December 31, 1995.

                           SUMMARY COMPENSATION TABLE


                                                           ANNUAL COMPENSATION
                                                 ---------------------------------------     ALL OTHER
         NAME AND PRINCIPAL POSITION             YEAR    SALARY     BONUS       OTHER       COMPENSATION
- ----------------------------------------------   ----    ------    -------    ----------    ------------
James F. Chen.................................   1995      --      $18,000    $ 2,213(1)     $ 3,060(2)
  (President, Chief Executive Officer and
  Director)


- ---------------
(1) Represents payments made by the Company to finance Mr. Chen's automobile.

(2) Represents health insurance premiums paid by the Company.


     Option Grants



     James F. Chen, the Company's President, Chief Executive Officer and Director does not currently hold, nor has he ever been granted, options to purchase the Company's Common Stock.

STOCK OPTION PLANS

     1995 Non-Statutory Stock Option Plan


     In May 1995, the Company adopted the 1995 Non-Statutory Stock Option Plan ("1995 Plan") under which stock options may be awarded to key employees of the Company. The 1995 Plan was ratified by the Company's shareholders at the 1996 annual meeting held on June 28, 1996. As of June 30, 1996, 8 employees and 1 former employee have received awards under the 1995 Plan.



     Stock Option Awards. Stock options ("Non-Qualified Options") that do not meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), are available for grant under the 1995 Plan. The term of each Non-Qualified Option is determined by the committee of the Board of Directors that administers the 1995 Plan, but no option is exercisable more than ten years after the date of grant. Unless otherwise provided in an employee's option agreement, Non-Qualified Options granted under the 1995 Plan expire ten years from the date of grant and are exercisable in three equal installments over a twenty-four month period. Non-Qualified Options also may be subject to restrictions on exercise, as determined by the Committee.


     The exercise price for Non-Qualified Options may be no less than par value per share. The exercise price is payable by either a check in the amount of the purchase price or by previously owned shares of Common Stock with a market value equal to the purchase price.

     Non-Qualified Options granted under the 1995 Plan are not transferable by the Optionee during an employee's lifetime. Unless otherwise provided in the employee's option agreement, Non-Qualified Options will be exercisable within three months of any termination of employment.


     Duration of the Plan; Share Authorization. The 1995 Plan will remain in effect until May 15, 2005, unless terminated earlier by the Company's Board of Directors. Awards have been issued with respect to 352,293 shares of Common Stock. Such shares of Common Stock have an aggregate market value of approximately $3.2 million based on the initial offering price of $9.00.


     On June 12, 1996, the Board determined that no further options would be granted under the 1995 Plan.


     1995 Plan Administration. The 1995 Plan is administered by the Compensation Committee. The 1995 Plan authorizes the Compensation Committee to grant Non-Qualified Options to key employees to purchase up to 352,293 shares of Common Stock and to determine the employees to whom Non-Qualified Options will be granted, the number of shares subject to each Non-Qualified Option and applicable vesting schedules.



     The members of the Compensation Committee are appointed by the Board. The Compensation Committee must be comprised of at least two members. Members of the Compensation Committee are eligible to receive options under the 1995 Plan, provided that such members do not participate in the decision to grant themselves options.


     Transferability; Repurchase Right. Each employee who receives an award under the 1995 Plan is prohibited from transferring or otherwise disposing of the underlying shares of Common Stock until 180 days have elapsed following such time the Company has consummated the Offering. However, shares of Common Stock may be used to pay the exercise price of Non-Qualified Options.

     Upon an employee's termination of employment with the Company, the Company has the right to repurchase any or all of the shares of Common Stock issued to the employee with respect to Non-Statutory Options granted under the 1995 Plan, whether then held by the employee or a transferee. The Company's right to repurchase shares of Common Stock terminates once the Offering is consummated.


     Termination and Amendment. The 1995 Plan may be terminated, modified or amended by the Company's shareholders. Although the Board of Directors may terminate, modify or amend the 1995 Plan to conform to any change in law or regulation, the Board of Directors may not, without shareholder approval, (i) increase the maximum number of shares as to which Non-Statutory Options may be granted under the Plan; (ii) change the class of employees eligible to be granted Non-Qualified Options, (iii) increase the periods during which Non-Qualified Options may be granted or exercised or (iv) provide for the administra-tion of the Plan by other than the Committee. No termination, modification or amendment may be made to the 1995 Plan without the consent of any employee whose rights would be adversely affected thereby.


     Awards Made. As of June 30, 1996, Non-Qualified Options to purchase 350,959 shares of Common Stock were outstanding under the 1995 Plan.


     Further information regarding the awards made to date is set forth in the table below:


                                                               NUMBER OF SHARES
                                                                OF COMMON STOCK      EXERCISE PRICE
                            NAME                               UNDERLYING OPTION       (OR RANGE)
- ------------------------------------------------------------   -----------------    ----------------
James F. Chen
  (President, Chief Executive Officer and Director).........          --                   --
William C. Wilson
  (Vice President of Business Development)..................        133,333             $0.4245
Barnaby M. Page
  (Vice President of Direct Sales)..........................        104,002              $2.505
Ban L. Eap
  (Controller)..............................................         32,960              $2.505
Robert A. Dorsey
  (Manager of Government Sales).............................         26,666             $0.4245
James V. Reed
  (Manager of Communications)...............................         20,000             $0.4245
John T. Tralka
  (Senior Programmer).......................................         20,000             $0.4245
All executive officers as a group...........................        237,335         $0.4245 - $2.505
All employees who are not executive officers as a group.....        114,958         $0.4245 - $4.50
All directors who are not executive officers as a group.....          --                   --


     For a description of the principal federal income tax consequences of the 1995 Plan, see "-- 1996 Incentive Stock Plan -- Certain Federal Income Tax Consequences."

     1996 Non-Statutory Stock Option Plan


     The Company's 1996 Non-Statutory Stock Option Plan ("Non-Statutory Plan") was adopted by the Board of Directors on April 4, 1996. The Non-Statutory Plan provides for the grant of options to purchase Common Stock subject to certain restrictions on transfer ("Restricted Stock"). The Non-Statutory Plan expires on December 31, 1996 and is administered by the Non-Statutory Stock Option Plan Committee of the Board of Directors. The purchase price per share under each option granted is an amount equal to the fair market value of the underlying share on the date the option is granted. Each option granted under the Non-Statutory Plan is exercisable during the period beginning on the date the option is granted and ending on December 31, 1996. As of May 15, 1996 all options granted under the Non-Statutory Plan had been exercised and a total of 383,965 shares of Restricted Stock had been issued.



     In connection with their exercise of options granted under the Non-Statutory Plan, the optionees, including certain executive officers, paid the par value of the Restricted Stock in cash and executed promissory notes in favor of the Company as consideration for the remaining purchase price of the Restricted Stock. See "Certain Transactions." Five of the six optionees have executed promissory notes with terms of 10 years that are secured by the Restricted Stock purchased therewith, bearing a 6% per annum interest rate, with installments of principal and interest due annually. One of the optionees has executed a one-year promissory note, bearing a 6% per annum interest rate, with payment of principal and interest due at the expiration of the promissory note's one-year term.


     Each optionee may make payments to the Company to reduce the principal amount of his or her promissory note with the Restricted Stock serving as collateral therefor; however, if the fair market value of such consideration is less than the then outstanding portion of the indebtedness being satisfied therewith, each promissory note provides that the optionee bears personal liability for the disparity. Each promissory note may be prepaid without penalty.

     The Restricted Stock may not be sold, assigned, transferred, pledged or otherwise disposed of for six years from the date the option to purchase the shares was granted. As long as this restriction remains in effect, no holder of Restricted Stock has the right to vote the restricted shares for any purpose. All voting rights with respect to the Restricted Stock are to be exercised by a majority vote of the Board of Directors. The restrictions lapse 180 days after the consummation of the Offering or the acquisition of the Company in exchange for publicly traded shares.

     On June 12, 1996, the Company's Board of Directors determined that no further options will be granted under the Non-Statutory Plan.

     1996 Incentive Stock Plan


     On June 12, 1996, the Board of Directors of the Company adopted the 1996 Incentive Stock Plan ("1996 Plan"), under which both options and restricted share awards may be made to the Company's key employees and consultants. Under the 1996 Plan, automatic stock option awards are made to non-employee directors. The 1996 Plan was ratified by the Company's shareholders at the 1996 annual meeting held on June 28, 1996.



     Awards Available Under the 1996 Plan. Awards to key employees and consultants under the 1996 Plan may take the form of both stock options and restricted share awards; however, no employee may receive awards with respect to more than 500,000 shares of Common Stock under the 1996 Plan. As of June 30, 1996, approximately 57 employees were eligible to receive awards under the 1996 Plan. Awards under the 1996 Plan may be granted alone or in combination with other awards. Non-employee directors may only receive non-discretionary stock option awards (described in more detail below) under the 1996 Plan. As of June 30, 1996, two of the Company's non-employee directors received options under the 1996 Plan.



     Stock Options. Stock options ("Incentive Stock Options") meeting the requirements of Section 422 of the Code and stock options that do not meet such requirements ("Non-Qualified Options") are both available for grant under the 1996 Plan. The term of each option will be determined by the Compensation Committee, but no option will be exercisable more than ten years after the date of grant. Options will also be subject to restrictions on exercise, such as exercise in periodic installments, as determined by the Committee. The exercise price for an Incentive Stock Option must be at least 100% of the fair market value of a share of Common Stock on the date of grant of such option (110% in the case of Incentive Stock Options granted to a shareholder who owns in excess of 10% of the Company's voting stock). There is no minimum exercise price for Non-Qualified Options. The exercise price is payable in cash, in shares of Common Stock owned by a participant, with respect to Non-Qualified Options, a promissory note payable to the Company or by cashless exercise with a participant's broker, as determined by the Committee.


     Stock options granted under the 1996 Plan are not transferable except by will or the laws of descent and distribution. Unless otherwise provided in the relevant option agreement, options will only be exercisable within three months of any termination of employment other than termination for "cause" or termination due to death or disability. Unless otherwise provided in the relevant option agreement, options will be exercisable by a participant or beneficiary, as the case may be, within one year of a termination of employment by reason of death or disability. If a participant's employment is terminated for "cause," his or her options will no longer be exercisable after the date of such termination of employment unless the option agreement provides otherwise.


     The Compensation Committee may provide, at the time of grant of Incentive Stock Options and at or after the time of grant of Non-Qualified Options, that, if a participant surrenders already owned shares of Common Stock in full or partial payment of an option, then, concurrent with such surrender, the participant, subject to the availability of shares of Common Stock under the 1996 Plan, will be granted a new Non-Qualified Option (a "Reload Option") covering a number of shares of Common Stock equal to the number so surrendered. A Reload Option may be granted in connection with the exercise of an option that is itself a Reload Option. Each Reload Option will have the same expiration date as the original option and an exercise price equal to the fair market value of the Company's shares of Common Stock on the date of grant of the Reload Option. A Reload Option is exercisable immediately or at such time or times as the Compensation Committee determines and will be subject to such other terms and conditions as the Compensation Committee may prescribe.



     Restricted Shares. The Compensation Committee may award restricted shares to a participant. Such a grant gives a participant the right to receive shares of Common Stock subject to a risk of forfeiture based upon certain conditions. The forfeiture restrictions on the shares of Common Stock may be based upon performance standards, length of service, or other criteria as the Compensation Committee may determine. Until all restrictions are satisfied, lapsed, or waived, the Company will maintain control over the restricted shares but the participant will be able to vote the shares of Common Stock and generally will be entitled to dividends on the shares of Common Stock. Upon termination of employment, the participant generally forfeits the right to the shares of Common Stock to the extent the applicable performance standards, length of service requirements or other measurement criteria have not been met.



     Non-Employee Director Options. The 1996 Plan provides for the automatic grant of a Non-Qualified Option to purchase 6,666 shares of Common Stock to each non-employee director on the first date he or she is elected as such by the Company's shareholders. However, non-employee directors who are first elected as such by the Company's shareholders prior to the 1996 annual meeting are not entitled to receive such an option. The option price is the fair market value of a share of Common Stock on the date of grant of such option. All such options have a five year term and are exercisable in full on the date of grant. On June 28, 1996, Harry S. Gruner and William E. Odom were elected to the Board of Directors. In connection with such election, each director received an option to purchase 6,666 shares of Common Stock at an exercise price of $9.00 per share under the 1996 Plan.


     If a non-employee director's service with the Company terminates by reason of death, his or her option may be exercised for a period of one year from the date of death or until the expiration of the option, whichever is shorter. If a non-employee director's service with the Company terminates other than by reason of death, his or her option may be exercised for a period of three months from the date of such termination, or until the expiration of the stated term of the option, whichever is shorter.


     Duration of the 1996 Plan; Share Authorization. The 1996 Plan will remain in effect until June 11, 2006, unless terminated earlier by the Company's Board of Directors. Awards may be issued with respect to up to 2,333,333 shares of Common Stock. Such shares of Common Stock have an aggregate market value of approximately $21.0 million based on the initial public offering price of $9.00.



     In the event the purchase price of an option is paid or tax or withholding payments relating to an award are satisfied, in whole or in part through the delivery of already owned shares of Common Stock, a participant will be deemed to have received an award with respect to those shares of Common Stock. The Common Stock covered by any unexercised portions of terminated options, shares of Common Stock forfeited and shares of Common Stock subject to awards that are otherwise surrendered by a participant without receiving any payment or other benefit with respect thereto may again be subject to new awards under the 1996 Plan.



     1996 Plan Administration. The 1996 Plan is administered by the Compensation Committee. The Compensation Committee is currently comprised solely of non-employee directors who are not eligible to participate in the 1996 Plan except with respect to certain automatic, non-discretionary stock option awards, as described above. The Compensation Committee determines the key employees and consultants who are eligible for and granted awards, determines the amount and type of awards, determines the duration of the option (which may not exceed ten years), establishes rules and guidelines relating to the 1996 Plan, establishes, modifies and terminates terms and conditions of awards and takes such other action as may be necessary for the proper administration of the 1996 Plan.



     The members of the Compensation Committee are appointed by the Board. As directors, members of the Compensation Committee may be removed at any time but only for cause and only by the affirmative vote of the holders of 67% or more of the outstanding shares of the Company's capital stock entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose.

     Transferability; Repurchase Right. Each participant who receives an award under the 1996 Plan is prohibited from transferring or otherwise disposing of the underlying shares of Common Stock until 180 days have elapsed following such time as the Company has consummated the Offering. However, shares of Common Stock may be used to pay the exercise price of options and to pay withholding and other taxes as otherwise provided in the 1996 Plan.


     Upon a participant's termination of employment, the Company has the right to repurchase any or all of the shares of Common Stock issued to the participant with respect to awards made under the 1996 Plan, whether then held by the participant or a transferee, at fair market value as determined by the Compensation Committee. The Company's right to repurchase shares of Common Stock terminates once the Offering is consummated.


     Change in Control. Upon the occurrence of a change in control of the Company, all options become immediately exercisable and all restrictions on restricted shares lapse. A change in control includes:

          (1) approval of the Company's shareholders of a consolidation or merger of the Company with any third party, unless the Company is the entity surviving such merger or consolidation;

          (2) approval of the Company's shareholders of a transfer of all or substantially all of the assets of the Company to a third party or a complete liquidation or dissolution of the Company;


          (3) A third party (other than James F. Chen and his affiliates), directly or indirectly, through one or more subsidiaries or transactions or acting in concert with one or more persons or entities: (a) acquires any combination of beneficial ownership of the Company's voting stock and irrevocable proxies representing more than 20% of the Company's voting stock, (b) acquires the ability to control in any manner the election of a majority of the directors of the Company or (c) acquires the ability to directly or indirectly exercise a controlling influence over the management or policies of the Company;


          (4) any election has occurred of persons to the Company's Board of Directors that causes a majority of such Board to consist of persons other than (a) persons who were members of the Board on June 12, 1996 ("Effective Date") and/or (b) persons who were nominated for election as members of the Board by the Board (or a committee of the Board) at a time when the majority of the Board (or of such committee) consisted of persons who were members of the Board on the Effective Date; or

          (5) A determination is made by the SEC or any similar agency having regulatory control over the Company that a change in control, as defined in the securities laws or regulations then applicable to the Company, has occurred.


     Termination and Amendment. The Board may amend or terminate the 1996 Plan and the Compensation Committee may amend or alter the terms of awards under the 1996 Plan but no such action shall affect or in any way impair the rights of a participant under any award previously granted without such participant's consent. No amendment may be made, without shareholder approval, that would require shareholder approval under any applicable law or rule unless the Board determines that compliance with such law or rule is no longer desired.


     Antidilution Provisions. The number of shares of Common Stock authorized to be issued under the 1996 Plan and subject to outstanding awards (and the purchase or exercise price thereof) will be adjusted to prevent dilution or enlargement of rights in the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the 1996 Plan or the awards.


     Awards Made. As of July 8, 1996, the Compensation Committee has granted Incentive and Non-Qualified Options to purchase 970,545 shares of Common Stock under the 1996 Plan, including options to purchase 13,332 shares of Common Stock granted to two non-employee directors. As of such date, no restricted share awards have been granted under the 1996 Plan.

     Further information regarding the awards made to date is set forth in the table below:


                                                                  NUMBER OF SHARES
                                                                   OF COMMON STOCK     EXERCISE PRICE
                             NAME                                 UNDERLYING OPTION      (OR RANGE)
- ---------------------------------------------------------------   -----------------    --------------
James F. Chen
  (President, Chief Executive Officer and Director)............             --               --
Robert W. Rybicki
  (Vice President of Indirect Channels)........................         95,377         $3.75 - $4.50
Marcus J. Ranum
  (Chief Scientist)............................................        324,389         $3.75 - $4.50
Frederick J. Hitt
  (Vice President of Technology)...............................         95,377         $3.75 - $4.50
Barnaby M. Page
  (Vice President of Direct Sales).............................          8,472             $4.50
Chansothi Um
  (Treasurer and Acting Chief Financial Officer)...............        106,990         $3.75 - $4.50
Matthew B. Mancuso
  (Director of Engineering)....................................         57,234         $3.75 - $4.50
All executive officers as a group..............................        632,445         $3.75 - $4.50
All employees who are not executive officers as a group........        324,768         $3.75 - $9.00
All directors who are not executive officers as a group........         13,332             $9.00


     Certain Federal Income Tax Consequences. The following is a brief summary of the principal federal income tax consequences of awards under the 1996 Plan based upon current federal income tax laws.

     A participant is not generally subject to federal income tax either at the time of grant or at the time of exercise of an Incentive Stock Option. However, upon exercise, the difference between the fair market value of the shares of Common Stock and the exercise price may be includable in the participant's alternative minimum taxable income. If a participant does not dispose of shares of Common Stock acquired through the exercise of an Incentive Stock Option within one year after their receipt and within two years after the date of the option's grant, any gain or loss upon the disposition will be taxed as long-term capital gain or loss.

     The Company will not receive any tax deduction on the exercise of an Incentive Stock Option or, if the holding requirements are met, on the sale of the underlying shares of Common Stock. If a disqualifying disposition occurs (i.e., one of the holding requirements is not met), the participant will be treated as receiving compensation subject to ordinary income tax in the year of the disqualifying disposition, and the Company will be entitled to a deduction for compensation expense in an amount equal to the amount the participant includes in income. The tax will generally be imposed on the difference between the fair market value of the shares of Common Stock at the time of exercise and the exercise price or, if less, the gain the participant realized on the sale of the shares. Any appreciation in value after the time of exercise will be taxed as long-term or short-term capital gain (depending on how long the shares are held after exercise) and will not result in any deduction by the Company.

     There are no federal income tax consequences to participant at the time of grant of a Non-Qualified Option. Upon exercise of the option, the participant must pay tax on ordinary income equal to the difference between the exercise price and the fair market value of the underlying shares on the date of exercise. The Company will receive a commensurate tax deduction at the time of exercise. Any appreciation in value after the time of exercise will be taxed upon the disposition of the shares as long-term or short-term capital gain (depending on how long the shares are held after exercise), and will not result in any deduction by the Company. Non-employee director options will receive the same federal income tax treatment as other Non-Qualified Options.

     Except as described below, a grant of restricted shares does not constitute a taxable event for either a participant or the Company. However, the participant will be subject to tax, at ordinary income rates, when any restrictions on ownership of the shares of Common Stock lapse. The Company will be entitled to take a commensurate deduction at that time.


     A participant may elect to recognize taxable ordinary income at the time restricted shares are awarded in an amount equal to the fair market value of the shares of Common Stock at the time of grant, determined without regard to any forfeiture restrictions. If such an election is made, the Company will be entitled to a deduction at that time in the same amount. Future appreciation on the shares of Common Stock will be taxed when the shares are sold as short-term or long-term capital gain (depending on how long the shares are held after exercise) and will not result in any deduction by the Company. If, after making such an election, the shares of Common Stock are forfeited, the participant will be unable to claim a deduction.


EMPLOYMENT AGREEMENT

     On June 12, 1996, the Company entered into an employment agreement with James F. Chen at an annual base salary of $125,000. The employment agreement has a two year term commencing on June 12, 1996 and is automatically renewed for additional two year terms on each successive June 12, commencing June 12, 1997. However, either party may serve written notice of termination prior to June 12, 1997 or prior to June 12 of each succeeding year, as the case may be, in which case the agreement will terminate at the end of the two year period that begins with the June 12 following the date of such written notice.


     Under the employment agreement, the Board (or a Board committee) is obligated to review Mr. Chen's base salary promptly following the completion of the Offering and thereafter at least annually. As a result of such review, the Board or committee may, in its discretion, increase, but generally may not decrease, Mr. Chen's base salary. After any adjustment following the Offering, the Board or committee may not increase his base salary for any one year by an amount greater than 50% of his then base salary. It is intended that the Board or committee will consider in any such review factors relating to his performance, duties and responsibilities and endeavor to maintain his compensation at a level comparable to that of similarly situated executives in the Company's industry. The employment agreement also provides that Mr. Chen may be paid such bonuses, if any, as may be awarded from time to time by the Board or such committee, in its discretion. Such bonuses shall be based on results of operations, special contributions made by Mr. Chen, seniority, competitive conditions in the Company's industry and such other factors as the Board or such committee considers relevant.



     In the event that (i) Mr. Chen terminates his employment with the Company (other than because of his death) within two years following a change in control (as defined in the employment agreement), (ii) the Company terminates Mr. Chen's employment for any reason (other than because of death, disability or just cause) within two years following a change in control, (iii) Mr. Chen terminates his employment with the Company because of the Company's material breach of the employment agreement, (iv) Mr. Chen's base salary is reduced unless such reduction is permitted by the employment agreement or (v) the Company's principal executive offices are relocated to a location outside Montgomery County, Maryland, or the Company requires Mr. Chen to be based anywhere other than the Company's principal executive offices, then the Company must make a lump sum severance payment to Mr. Chen. The payment is equal to the sum of (a) the aggregate amount of the future base salary payments Mr. Chen would have received if he continued in the employ of the Company until 24 months (36 months if an event described in clauses (i) or (ii) above occurs) following the termination date and (b) Mr. Chen's projected bonus for the year in which the termination date occurs. The payment required by clause (a) is calculated at the highest rate of base salary paid to Mr. Chen at any time under the employment agreement, with such payments discounted to present value at a discount rate equal to 1% above the per annum one-year Treasury Bill rate. The bonus amount is computed assuming that Mr. Chen had remained in the Company's employ until the end of that year and that all performance goals or other performance measures have been met at the then current level for the remainder of that year.


     The Company may terminate Mr. Chen's employment for "just cause" at any time by giving him written notice, in which case the Company is only obligated to pay him his base salary as then in effect through the termination date. If Mr. Chen fails to perform his duties under the employment agreement on account of a disability, the Company may terminate the agreement on a date not less than 30 days thereafter unless he resumes full performance of his duties within such period. Mr. Chen is entitled to terminate his employment with the Company on, or at any date after, a date on which he is at least 65 years old. The employment agreement also terminates in the event of Mr. Chen's death. In either such event, the Company must pay Mr. Chen or his legal representative Mr. Chen's base salary as then in effect that has accrued to the last day of the month in which the retirement date or the date of death occurs.

DIRECTOR COMPENSATION


     To date, directors have received no compensation for their services as directors. As of April 26, 1996, the Company began to reimburse directors for travel expenses incurred in connection with their attendance at meetings of the Board of Directors and its committees. The two new non-employee directors elected at the June 1996 annual meeting of shareholders each received an option to purchase 6,666 shares of Common Stock under the 1996 Plan upon such election. See "-- Stock Option Plans -- 1996 Incentive Stock Plan."


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     During the year ended December 31, 1995, the Company's Compensation Committee was composed of directors James F. Chen, President and Chief Executive Officer of the Company, and his brother, Charles C. Chen, Secretary of the Company. As of June 28, 1996, the Compensation Committee is composed of directors Harry S. Gruner and Hai Hua Cheng.


                              CERTAIN TRANSACTIONS


     The Company was initially capitalized by a $10,000 investment by its founder, President and Chief Executive Officer, James F. Chen. Mr. Chen has, on three separate occasions, made loans to the Company. Mr. Chen advanced the Company operating funds under three separate promissory notes, which are updated on an annual basis, bear interest at 8% per annum and are due on demand. Total amounts outstanding under the notes were $39,705, $19,293 and $143,644 on December 31, 1993, 1994 and 1995, respectively. As of June 30, 1996, the total amount owed by the Company to Mr. Chen was $138,305.



     On May 15, 1995, Scientek Corporation, through Hai Hua Cheng, a director of the Company, and C.C. Tsai, invested $500,000 in V-ONE in consideration for ownership of 15% of the Company's outstanding Common Stock after giving effect to this issuance. As further consideration for this investment, the Company issued 56,000 shares of Common Stock to a voting trust ("Voting Trust") for the benefit of Mr. Cheng, the majority owner of Scientek Corporation. Mr. Chen serves as voting trustee for this trust under a Voting Trust Agreement dated January 1, 1996. The proceeds of this financing were used to meet general operating expenses.



     On June 1, 1995, the Company borrowed $330,000 from Scientek Corporation and issued a promissory note, bearing no interest, due June 1, 1996. The note was assigned to Hai Hua Cheng by Scientek Corporation. The terms of the note provide that, as further consideration for the loan, the Company would issue 153,333 shares of Common Stock to Scientek Corporation immediately after repayment of the loan. As further consideration for the loan, the Company issued 76,666 shares of Common Stock to the Voting Trust for the benefit of Mr. Cheng described above. On May 17, 1996, Mr. Cheng executed an agreement extending the term of the note to May 31, 1997. On June 12, 1996, in consideration for Mr. Cheng's agreement not to demand payment of the note until May 31, 1997, the Board of Directors authorized the Company to offer Mr. Cheng the option to receive Common Stock based on a $4.50 per share conversion price in lieu of cash in payment of the note. The Board reserved and authorized the issuance of 73,333 shares of Common Stock for this purpose. On June 28, 1996, the Company repaid the loan made by Mr. Cheng and issued 226,666 shares of Common Stock to Mr. Cheng. In connection with this loan, the Company recognized interest expenses of $56,954 and $40,681 during the year ended December 31, 1995 and the six months ended June 30, 1996, respectively.

     On May 15, 1995, Mr. Chen contributed 132,666 shares of Common Stock to the capital of the Company for the Company's use in transferring the above-described 132,666 shares to the Voting Trust. On June 28, 1996, Mr. Chen contributed 153,333 shares of Common Stock to the capital of the Company.



     On May 15, 1995, Mr. Chen also contributed 333,333 shares of Common Stock owned by him to the capital of the Company for the Company to transfer to Jieh-Shan Wang, Senior Vice President of Engineering, for services rendered. In addition, on April 4, 1996 Mr. Chen contributed 383,967 shares of Common Stock owned by him to the capital of the Company for the Company to transfer to participants in the Non-Statutory Plan.



     Two of the Company's executive officers, Jieh-Shan Wang and William C. Wilson, have paid for options granted under the Non-Statutory Plan with promissory notes. The only one of the two executive officers who borrowed more than $60,000 from the Company is Mr. Wang. Mr. Wang borrowed $124,750 from the Company and executed a 6% interest-bearing promissory note, due April 22, 2006, that is secured by the shares of Common Stock issued on exercise of the option by Mr. Wang ("Pledged Shares"). The terms of the note provide for payments of principal and interest to be made annually, beginning on April 22, 1997. If, at any time, the fair market value of the Pledged Shares securing the note is less than the amount due under the note, Mr. Wang will remain liable for the balance due. If Mr. Wang sells the Pledged Shares at any time prior to April 22, 2006, then the proceeds of the sale will be applied to the balance of the note before payment will be made to Mr. Wang. See "Management -- Stock Option Plans -- 1996 Non-Statutory Stock Option Plan."



     In June 1996, the Company borrowed $1,500,000 from JMI pursuant to the issuance of an unsecured, 8% senior subordinated note in the principal amount of $1,500,000 with detachable warrants to purchase 333,332 shares of Common Stock. Of the 333,332 detachable warrants, 266,666 are exercisable at $4.50 per share and 66,666 were exercisable at $0.015 per share. The notes must be redeemed upon consummation of the Offering and the warrants with an exercise price of $0.015 per share were exercised on June 28, 1996. Mr. Gruner, a director of the Company, is a general partner of JMI Partners II, L.P., the general partner of JMI.

                             PRINCIPAL SHAREHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock and Series A Stock as of July 8, 1996, and as adjusted to reflect the conversion of all shares of Series A Stock into shares of Common Stock on completion of the Offering (assuming the initial offering price is $7.875 or greater) and the sale by the Company of the shares offered hereby, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock or Series A Stock,
(ii) each of the Company's directors, and (iii) all current directors and executive officers of the Company as a group.



                                                                                    PERCENTAGE OF SHARES
                                                                                   BENEFICIALLY OWNED(3)
                                                                                   ----------------------
                                                          NUMBER OF SHARES         PRIOR TO       AFTER
                 NAME AND ADDRESS(1)                    BENEFICIALLY OWNED(2)      OFFERING      OFFERING
- -----------------------------------------------------   ---------------------      --------      --------
James F. Chen........................................          4,760,474(4)          56.3%         40.6%
Hai Hua Cheng........................................          1,536,473(5)          18.2%         13.1%
Jieh-Shan Wang.......................................            499,999(6)           5.9%          4.3%
Harry S. Gruner
  1119 St. Paul Street
  Baltimore, MD 21202................................            339,998(7)           3.8%          2.8%
Charles C. Chen......................................            200,000(8)           2.4%          1.7%
William E. Odom
  1015 18th Street, N.W.
  Suite 200
  Washington, D.C. 20036.............................              6,666(9)          *             *
Lewis M. Schott
  220 Sunrise Avenue
  Palm Beach, FL 33480...............................            211,600(10)          2.4%          1.8%
Steven A. Cohen
  520 Madison Avenue
  New York, NY 10022.................................            151,917(11)          1.8%          1.3%
Lee DeVisser and Linda DeVisser,
  Trustees of the Lee DeVisser Trust
  2480 N.W. 53rd Street
  Boca Raton, FL 33496...............................             91,547(12)          1.1%         *
Charlyn M. Page,
  Trustee for Shapiro Family Trust
  2401 Pennsylvania Avenue, N.W.
  Washington, D.C. 20037.............................             73,228(13)         *             *
Bryan T. Vanas
  1600 Smith
  Suite 3100
  Houston, TX 77002..................................             71,190(14)         *             *
Kenneth Lissak
  520 Madison Avenue
  New York, NY 10022.................................             45,552(15)         *             *
Joseph and Rosa Lupo
  758 Oneida
  Franklin Lakes, NJ 07417...........................             40,712(16)         *             *
All directors and executive officers as a group
  (12 persons).......................................          7,796,833(17)         85.6%         62.9%


- ---------------

  *  Less than 1%.



 (1) Unless otherwise indicated, the mailing address of each shareholder is c/o V-ONE Corporation, 1803 Research Boulevard, Suite 305, Rockville, MD 20850.

 (2) Each shareholder possesses sole voting and investment power with respect to the shares listed, except as otherwise indicated. The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power, and also any shares which the individual has the right to acquire within 60 days after July 8, 1996.



 (3) Number of shares deemed outstanding includes any shares subject to stock options and warrants beneficially owned by the person in question that are currently exercisable or exercisable within 60 days following July 8, 1996. Number of shares deemed outstanding after this Offering includes the additional 2,300,000 newly issued shares of Common Stock that are being offered by the Company hereby.



 (4) Includes 100,000 shares of Common Stock subject to the over-allotment option granted to the Underwriters by the Company and the Selling Shareholders. See "Selling Shareholders" and "Underwriting." Includes 165,998 shares of Common Stock registered in the name of James F. Chen as Trustee under voting trusts for Hai Hua Cheng, Dennis Winson and Robert Zupnik with respect to which Mr. Chen possesses sole voting power. The voting trust for Mr. Cheng terminates on consummation of the Offering. The voting trusts for Messrs. Winson and Zupnik terminate on October 15, 1996. Also includes: (i) 600,000 shares of Common Stock held jointly by James F. Chen and his wife Mary S. Chen and (ii) 71,110 shares of Common Stock registered in the names of Mary S. Chen and Mark R. Feinberg as Co-Trustees under trusts for the benefit of Mr. Chen's children with respect to which Mary S. Chen and Mark R. Feinberg possesses voting and investment power.



 (5) Does not include 132,666 shares of Common Stock registered in the name of James F. Chen as trustee under a voting trust for Hai Hua Cheng. This voting trust expires on consummation of the Offering.



 (6) Includes 33,333 shares of Common Stock subject to the over-allotment option granted to the Underwriters by the Company and the Selling Shareholders. See "Selling Shareholders" and "Underwriting." Includes 166,666 shares of Common Stock subject to restrictions on transferability under the terms of the Company's 1996 Non-Statutory Stock Option Plan.



 (7) Includes an option to purchase 6,666 shares of Common Stock granted under the 1996 Plan and warrants to purchase 266,666 shares of Common Stock issued to JMI. Mr. Gruner is a general partner of JMI Partners II, L.P., the general partner of JMI.



 (8) Owned jointly with Kathleen H. Chen, his wife.



 (9) Includes an option to purchase 6,666 shares of Common Stock granted under the 1996 Plan.



(10) Represents 26.8% of the outstanding Series A Stock and 211,600 shares of Common Stock to be issued on the conversion of Series A Stock, assuming the conversion of shares of Series A Stock into shares of Common Stock on a one-for-one basis as a result of the Offering. See "Description of Capital Stock -- Series A Convertible Preferred Stock" and "Risk
     Factors -- Conversion of Series A Stock."



(11) Represents 19.2% of the outstanding Series A Stock and 151,917 shares of Common Stock to be issued on the conversion of Series A Stock, assuming the conversion of shares of Series A Stock into shares of Common Stock on a one-for-one basis as a result of the Offering. See "Description of Capital Stock -- Series A Convertible Preferred Stock" and "Risk
     Factors -- Conversion of Series A Stock."



(12) Represents 11.6% of the outstanding Series A Stock and 91,547 shares of Common Stock to be issued on the conversion of Series A Stock, assuming the conversion of shares of Series A Stock into shares of Common Stock on a one-for-one basis as a result of the Offering. See "Description of Capital Stock -- Series A Convertible Preferred Stock" and "Risk
     Factors -- Conversion of Series A Stock."



(13) Includes 45,450 shares of Common Stock to be issued on the conversion of Series A Stock, assuming the conversion of shares of Series A Stock into shares of Common Stock on a one-for-one basis as a result of the Offering, which represents 5.7% of the outstanding Series A Stock. See "Description of Capital Stock -- Series A Convertible Preferred Stock" and "Risk
     Factors -- Conversion of Series A Stock." Does not include presently exercisable options to purchase 72,159 shares of Common Stock held by Charlyn M. Page's husband, Barnaby M. Page, the Company's Vice President of Direct Sales, as to which shares Ms. Page disclaims beneficial ownership.



(14) Represents 9.0% of the outstanding Series A Stock and 71,190 shares of Common Stock to be issued on the conversion of Series A Stock, assuming the conversion of shares of Series A Stock into shares of Common Stock on a one-for-one basis as a result of the Offering. See "Description of Capital Stock -- Series A Convertible Preferred Stock" and "Risk
     Factors -- Conversion of Series A Stock."

(15) Represents 5.8% of the outstanding Series A Stock and 45,552 shares of Common Stock to be issued on the conversion of Series A Stock, assuming the conversion of shares of Series A Stock into shares of Common Stock on a one-for-one basis as a result of the Offering. See "Description of Capital Stock -- Series A Convertible Preferred Stock" and "Risk
     Factors -- Conversion of Series A Stock."



(16) Represents 5.1% of the outstanding Series A Stock and 40,712 shares of Common Stock to be issued on the conversion of Series A Stock, assuming the conversion of shares of Series A Stock into shares of Common Stock on a one-for-one basis as a result of the Offering. See "Description of Capital Stock -- Series A Convertible Preferred Stock" and "Risk
     Factors -- Conversion of Series A Stock."



(17) Includes 233,332 shares of Common Stock shares subject to restrictions on transferability under the terms of the Company's Non-Statutory Plan and 388,778 shares of Common Stock subject to stock options granted under the Company's 1995 Plan and 1996 Plan and warrants to purchase 266,666 shares of Common Stock, currently exercisable or exercisable within 60 days after July 8, 1996. None of the Company's directors or executive officers own shares of the Series A Stock.

                              SELLING SHAREHOLDERS

     Set forth below are the names of the Selling Shareholders and the number of shares of Common Stock that are subject to the over-allotment option granted to the Underwriters by the Company and the Selling Shareholders, which may be exercised in whole or in part by the Underwriters within 30 days of consummation of the Offering solely to cover over-allotments, if any.


                                                                        NUMBER OF SHARES SUBJECT TO
                     NAME OF SELLING SHAREHOLDER                         THE OVER-ALLOTMENT OPTION
- ---------------------------------------------------------------------   ---------------------------
James F. Chen........................................................             100,000
  (President, Chief Executive Officer and Director)
Jieh-Shan Wang.......................................................              33,333
  (Senior Vice President of Engineering)
Golden Eagle Partners................................................              10,978

                          DESCRIPTION OF CAPITAL STOCK


     The Company is authorized to issue up to 33,333,333 shares of Common Stock, $0.001 par value, and 13,333,333 shares of Preferred Stock, $0.001 par value.


     The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Certificate of Incorporation and Restated Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

COMMON STOCK


     As of June 30, 1996, there were 8,455,527 shares of Common Stock outstanding that were held of record by approximately 42 shareholders. There will be 11,735,243 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options) after giving effect to the sale of newly-issued Common Stock offered to the public hereby.



     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The holders of Common Stock are not entitled to receive dividends as long as any shares of the Company's Series A Stock are issued and outstanding. Dividends, if any, may be declared by the Board of Directors out of funds legally available for the payment of dividends. Dividends may be paid in cash, in property or in shares of capital stock. See "Dividend Policy." In the event of any voluntary or involuntary liquidation, sale or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights to subscribe for any of the Company's securities or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable and the shares of Common Stock to be issued upon completion of this Offering will be fully paid and non-assessable.


PREFERRED STOCK


     The Board of Directors has the authority to issue up to 13,333,333 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by shareholders. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the Company.


SERIES A CONVERTIBLE PREFERRED STOCK


     The Company's Board of Directors created a series of Preferred Stock designated as "Series A Convertible Preferred Stock" (herein referred to as "Series A Stock") pursuant to Board Resolution and a Certificate of Designation, both dated April 4, 1994. As of the date of this Prospectus, 791,011 shares of Series A Stock are outstanding and are held of record by 13 shareholders. There will be no shares of Series A Stock outstanding after the Offering is consummated.


     The holders of Series A Stock ("Series A Shareholders") do not have any preemptive rights to subscribe for any securities of the Company. Series A Shareholders are entitled to vote on all matters submitted to a vote of the shareholders of the Company. Series A Shareholders also are entitled to vote as a class on matters affecting the value of the Series A Stock. All actions requiring the approval of Series A Shareholders voting as a class must be authorized by a majority vote of the holders thereof. The Board of Directors may declare dividends on the Series A Stock payable at any time in cash, in property, or in shares of Series A Stock. Series A Shareholders are entitled to share ratably in dividends with the holders of any other series of the Company's preferred stock now existing or hereafter created, but receive no preference in dividends declared. The Company will not pay dividends on Common Stock as long as any shares of Series A Stock are issued and outstanding. In the event of any voluntary or involuntary liquidation, sale or winding up of the Company, Series A Shareholders are entitled to receive, in preference to holders of Common Stock, an amount equal to the purchase price per share of the Series A Stock plus any accrued but unpaid dividends. Any remaining proceeds shall be allocated between Common and Series A Shareholders on a pro rata basis, treating the shares of Series A Stock on an as-converted basis.



     Shares of Series A Stock may at any time be converted into shares of Common Stock, on a one-for-one basis, provided that such shares of Series A Stock have not previously been converted by automatic conversion. A mandatory conversion will occur in the event of an initial public offering in which at least $15,000,000 is raised and the offering price per share is at least 1.75 times the initial conversion price of $4.50 per share of Series A Stock ($7.875). The Series A Stock will not, however, convert automatically if the initial offering price is less than $7.875 per share. The conversion ratio will be adjusted so that shares of Series A Stock are convertible into shares of Common Stock on a greater than one-for-one basis as follows. If the Company effects an initial public offering prior to March 31, 1997 at a price less than $7.875 per share, the conversion ratio will be adjusted by multiplying the subscription price of $4.50 per share by 1.75 ("Conversion Factor") and dividing such product by the midpoint of the offering price range contained in the final pre-effective amendment to the registration statement relating to such initial public offering. If the Company's initial public offering occurs (i) during the period from April 1, 1997 to March 31, 1998 at a price less than $9.00 per share or
(ii) after March 31, 1998 at a price less than $13.50 per share, the conversion ratio is adjusted as set forth in the preceding sentence except the Conversion Factor becomes 2.00 in the event clause (i) applies or 3.00 in the event clause
(ii) applies. The failure to automatically convert (i) may result in shares of Series A Stock remaining outstanding after the Offering and (ii) will result in further dilution to holders of Common Stock as a result of the adjustment of the conversion ratio. This will limit the ability of the Company to pay dividends on the Common Stock and will further limit the rights of the holders of Common Stock. See "Risk Factors -- Conversion of Series A Stock."


ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

     The following provisions of the Restated Certificate of Incorporation and Restated Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk
Factors -- Effect of Certain Charter Provisions; Anti-takeover Effects of Certificate of Incorporation, Bylaws and Delaware law."


     Directors. The Company's Restated Certificate of Incorporation provides that the Company's Board of Directors is classified into three classes of directors.


     Under the Restated Certificate of Incorporation and Restated Bylaws, a director may be removed only for cause and by the affirmative vote of 67% of the outstanding shares entitled to vote an election of directors at a special meeting called for that purpose. See "Management -- Executive Officers and Directors."


     Preferred Stock. The Restated Certificate of Incorporation authorizes 13,333,333 shares of Preferred Stock with a par value of $0.001. The Company is authorized to issue Preferred Stock from time to time in one or more series, and the Board of Directors is authorized to fix the designations, powers preferences and relative participating, optional and other special rights, qualifications, limitations or restrictions with respect to such shares. In the event of a proposed merger, tender offer or other attempt to gain control of the Company of which management does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that could impede the completion of such a transaction. See "Risk Factors -- Anti-takeover Effects of Certificate of Incorporation, Bylaws and Delaware Law."



     Certain Business Combinations. The Restated Certificate of Incorporation also requires the affirmative vote of not less than 75% of the outstanding shares of capital stock of the Company entitled to vote to effect a merger, consolidation or sale of the Company with any "Interested Person" as defined in the Restated Certificate of Incorporation. The Restated Certificate of Incorporation also provides that the holders of the

Company's voting securities must receive consideration no less than the "Fair Price" or fair market value of the share in connection with a merger, consolidation or sale of the Company.

     Special Meetings of Shareholders. In addition, the Company's Restated Bylaws do not permit shareholders of the Company to call a special meeting of shareholders; only the Company's Chief Executive Officer or a majority of the members of the Company's Board of Directors may call a special meeting of shareholders.

     Amendment of Bylaws. The Restated Certificate of Incorporation requires the affirmative vote of not less than 75% of the outstanding shares of capital stock of the Company entitled to vote at an election of directors to amend the Company's bylaws.

     Inspection of Books and Records. The Restated Certificate of Incorporation authorizes the Board of Directors to determine whether, to what extent and under what conditions, the accounts and books of the Corporation (other than the stock ledger) shall be open to inspection by shareholders.


     Delaware Anti-Takeover Statute. The Company is subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested shareholder for a period of three years following the date that such shareholder became an interested shareholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; (ii) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (A) by persons who are directors and also officers and (B) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder.



     Section 203 defines business combination when used in reference to a corporation and any interested shareholder to include: (i) any merger or consolidation of the corporation with the interested shareholder or with any other corporation if the merger or consolidation is caused by the interested shareholder and, as a result of the transaction, Section 203(a) does not apply to the surviving corporation; (ii) any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested shareholder of 10% or more of the assets of the corporation; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation owned by the interested shareholder or (v) any receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested shareholder as any entity or person beneficially owns, or within three years did own, 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.


                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, the Company will have outstanding 11,735,243 shares of Common Stock (assuming the Underwriters' over-allotment option is not exercised). The 2,300,000 shares sold in this Offering will be freely tradeable without restriction or registration by persons other than "affiliates" of the Company, as defined in the Securities Act, who would be required to sell under Rule 144 under the Securities Act. The 9,435,243 shares of Common Stock held by existing shareholders upon completion of this Offering, without giving effect to shares of Common Stock that are subject to the Underwriters' over-allotment option, will be "restricted securities" as that term is defined in Rule 144, and may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701, which rules are summarized below. The foregoing numbers assume the issuance of 188,705 shares to RSA and MIT and the conversion of the Series A Stock on a one-for-one basis (assuming an initial offering price of at least $7.875 per share). See "Risk Factors -- Conversion of Series A Stock," "Business -- License Agreements" and "Description of Capital Stock -- Series A Convertible Preferred Stock." As a result of the contractual provisions described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:
(i) except for the shares of Common Stock offered hereby and the shares of Common Stock subject to the over-allotment option, if exercised, no additional shares will be eligible for immediate sale on the date of this Prospectus and
(ii) 986,707 shares will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this Prospectus in compliance with Rules 144, 144(k) or 701 during the succeeding three month period.



     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years (including the holding period of any prior owner except an "affiliate" of the Company as that term is defined under Rule 144) is entitled to sell in "brokers' transactions" or to market makers, within any three-month period commencing 90 days after the completion of this Offering, a number of shares that does not exceed the greater of: (i) 1% of the number of shares of the Company's Common Stock then outstanding (approximately 117,352 shares immediately after the Offering) or
(ii) the average weekly trading volume of the Company's Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are also generally subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Unless otherwise restricted, "144(k) shares" may therefore be sold immediately upon the completion of this Offering. The SEC is currently considering a revision to Rule 144 that would reduce the two year holding period in Rule 144(d) to one year and the three year holding period in Rule 144(k) to two years. If enacted, such modification will have a material effect on the timing of when certain shares of Common Stock become eligible for resale.



     Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 promulgated under the Securities Act. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule
144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation, or notice provisions of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date of this Prospectus before selling such shares. Upon completion of such 90 day period, 334,651 of the 383,965 shares of Common Stock issued upon the exercise of options granted under the Non-Statutory Plan may be sold under Rule 701 during the succeeding three month period.



     The Company has agreed not to offer for sale, sell, contract to sell, grant any option for the sale of or otherwise issue or dispose of any Common Stock or any securities convertible into or exchangeable for, or any options or rights to purchase or acquire, Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters, except that the Company may issue shares upon the exercise of options granted under the 1995 Plan and the 1996 Plan, may grant additional options under the 1996 Plan, may issue 266,666 shares of Common Stock to JMI on exercise of certain warrants (see "Certain Transactions"), may issue shares of Common Stock to RSA and MIT (see "Business -- License Agreements") and may issue Common Stock on conversion of the Series A Stock. This agreement may be released without notice to persons purchasing shares in the Offering and without notice to any market on which the Common Stock is traded.



     The Company's current shareholders, employees, officers, directors and holders of options and warrants to purchase shares of Common Stock have also agreed with the Underwriters not to offer, sell, contract to sell, make subject to any purchase option, grant a security interest in or otherwise dispose of any shares of Common Stock or rights to purchase Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters, except for sales to the

Underwriters pursuant to the Purchase Agreement. This agreement may be released without notice to persons purchasing shares in the Offering and without notice to any market on which the Common Stock is traded.


     Individuals who purchased the Notes and subsequently exchanged their Notes for shares of Series A Stock ("Investors") were granted two demand registration rights for underwritten and shelf offerings of Common Stock by the Company. If Form S-3 is available for use by the Company in connection with the exercise of such demand registration rights, then, upon proper notice from Investors, V-ONE will file a registration statement or registration statements, as the case may be, on Form S-3 for such offering(s). Investors, as a group, may exercise the demand registration rights at any time for a period of two years from the closing date of this Offering, unless the holding period under Rule 144 is shortened to a period of less than two years. Investors also were granted unlimited piggyback registration rights with respect to any offering of Common Stock or Series A Stock by the Company. Except for one Selling Shareholder, all holders of Series A Stock have waived their piggyback registration rights with respect to the Offering.



     In connection with the Company's issuances of senior subordinated notes to JMI, with detachable warrants to purchase 333,332 shares of Common Stock, the Company has granted certain registration rights to the holders of such warrants. See "Certain Transactions." At any time after six months following the consummation of the Offering, holders of such warrants may exercise one demand registration right to require the Company to register shares of the Company's Common Stock issuable upon exercise of the warrants in whole or in part. In addition, the Company has granted such warrant holders unlimited piggyback registration rights with respect to any offering of securities of the Company and unlimited registrations on Form S-3 with respect to at least 20% of the warrant shares then outstanding. The exercise of registration rights and the sale of the shares so registered could have an adverse effect on the trading price of the Common Stock.


     The Company intends to file a registration statement or registration statements on Form S-8 under the Securities Act to register all shares of Common Stock issuable under the 1995 Plan and the 1996 Plan. The registration statement or statements are expected to be filed shortly after the effective date of the Registration Statement of which this Prospectus is a part and will be effective upon filing. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statement or statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described above.

     Prior to this Offering, there has been no trading market for shares of Common Stock, and no prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of a substantial number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                  UNDERWRITING

     The Company has entered into a Purchase Agreement (the "Purchase Agreement") with the underwriters listed in the table below (the "Underwriters"), for whom Piper Jaffray Inc. and Volpe, Welty & Company are acting as representatives (the "Representatives"). Subject to the terms and conditions set forth in the Purchase Agreement, the Company has agreed to sell to the Underwriters, and each of the Underwriters has severally agreed to purchase, the following number of shares of Common Stock set forth opposite each Underwriter's name in the table below:


                                                                                NUMBER OF
              NAME                                                               SHARES
              ----                                                              ---------
    Piper Jaffray Inc. ......................................................
    Volpe, Welty & Company...................................................

                                                                                ---------
              Total..........................................................   2,300,000
                                                                                =========


     Subject to the terms and conditions of the Purchase Agreement, the Underwriters have agreed to purchase all of the Common Stock being sold pursuant to the Purchase Agreement, if any is purchased (excluding shares covered by the over-allotment option granted therein). In the event of a default by any Underwriter, the Purchase Agreement provides that in certain circumstances purchase commitments of the nondefaulting Underwriters may be increased or the Purchase Agreement may be terminated.

     The Representatives have advised the Company that the Underwriters propose to offer Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession of not more than $       per share. Additionally,
the Underwriters may allow, and such dealers may reallow a concession not in
excess of $       per share to certain other dealers. After the public offering, the public offering price and other selling terms may be changed by the Underwriters.


     The Company and the Selling Shareholders have granted to the Underwriters an option, exercisable by the Representatives within 30 days after the date of the Purchase Agreement, to purchase up to an additional 345,000 shares of Common Stock at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any of such additional shares pursuant to this option, each Underwriter will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The Underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the Common Stock offered hereby.



     The Representatives have informed the Company that neither they, nor any other member of the National Association of Securities Dealers, Inc. (the "NASD") participating in the distribution of this Offering, will make sales of the Common Stock offered hereby to accounts over which they exercise discretionary authority without the prior specific written approval of the customer.


     The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.


     The Company's current shareholders, employees, officers, directors and holders of options and warrants, who will beneficially own in the aggregate 9,435,243 shares of Common Stock after the Offering (excluding from such number, shares that may be acquired on exercise of outstanding options and warrants), have agreed with the Underwriters that they will not offer, sell, contract to sell, make subject to any purchase option, grant a security interest in or otherwise dispose of any shares of Common Stock or rights to purchase Common

Stock for a period of 180 days after the date of this Prospectus, without the prior written consent of the Representatives. See "Shares Eligible For Future Sale." The Company has agreed that it will not, without the Representatives' prior written consent, offer for sale, sell, contract to sell, grant any option for the sale of or otherwise issue or dispose of any Common Stock or any securities convertible into or exchangeable for, or any options or rights to purchase or acquire, Common Stock for a period of 180 days after the date of this Prospectus, except that the Company may issue shares upon the exercise of options granted under the 1995 Plan and the 1996 Plan, may grant additional options under the 1996 Plan, may issue 266,666 shares of Common Stock to JMI upon exercise of certain warrants (see "Certain Transactions"), may issue shares of Common Stock to RSA and MIT (see "Business -- License Agreements") and may issue Common Stock on conversion of the Series A Stock.



     Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, the Company's revenue and earnings, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, an assessment of the Company's management and the consideration of the above factors in relation to the market valuations of companies in related businesses. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors. See "Risk Factors -- No Prior Public Market; Market Volatility."


     The Company and the Selling Shareholders have agreed to indemnify the Underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Kirkpatrick & Lockhart LLP. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Goodwin, Procter & Hoar LLP.

                                    EXPERTS


     The balance sheets as of December 31, 1994 and 1995 and June 30, 1996 and the statements of operations, shareholders' equity (deficit) and cash flows for the period from February 16, 1993 (date of inception) to December 31, 1993 and for each of the two years in the period ended December 31, 1995 and the six months ended June 30, 1996 included in this Prospectus have been included herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Further information with respect to the Company and the Common Stock offered hereby is included or incorporated by reference in the Registration Statement and exhibits.

     A copy of the Registration Statement may be inspected without charge and may be obtained at rates prescribed by the SEC at the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at 7 World Trade Center, New York, New York 10048, and the Chicago Regional Office located at 500 West Madison Street, Chicago, Illinois 60661-2511.

     Upon completion of the Offering, the Company will be subject to the information reporting requirements of the Exchange Act and, in accordance therewith, will file reports, proxy statements and other information with the SEC.

                               V-ONE CORPORATION


                         INDEX TO FINANCIAL STATEMENTS


Report of Independent Accountants.....................................................    F-2
Balance Sheets as of December 31, 1994, December 31, 1995 and June 30, 1996...........    F-3
Statements of Operations for the period from February 16, 1993 (date of inception) to
  December 31, 1993, the years ended December 31, 1994 and 1995 and the six months
  ended June 30, 1996.................................................................    F-4
Statements of Shareholders' Equity (Deficit) for the period from February 16, 1993
  (date of inception) to December 31, 1993, the years ended December 31, 1994 and 1995
  and the six months ended June 30, 1996..............................................    F-5
Statements of Cash Flows for the period from February 16, 1993 (date of inception) to
  December 31, 1993, the years ended December 31, 1994 and 1995 and the six months
  ended June 30, 1996.................................................................    F-6
Notes to Financial Statements.........................................................    F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
  V-ONE Corporation



     We have audited the accompanying balance sheets of V-ONE Corporation ("the Company") as of December 31, 1994 and 1995, and June 30, 1996, and the related statements of operations, shareholders' equity (deficit) and cash flows for the period from February 16, 1993 (date of inception) to December 31, 1993, and for each of the two years in the period ended December 31, 1995, and the six month period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and 1995, and June 30, 1996, and the results of its operations and its cash flows for the period from February 16, 1993 (date of inception) to December 31, 1993, and for each of the two years in the period ended December 31, 1995, and the six month period ended June 30, 1996, in conformity with generally accepted accounting principles.


                                                         Coopers & Lybrand
L.L.P.

Washington, D.C.

July 12, 1996

                               V-ONE CORPORATION


                                 BALANCE SHEETS


                                                        DECEMBER 31,                           PRO FORMA
                                                 --------------------------     JUNE 30,       JUNE 30,
                                                    1994           1995           1996           1996
                                                 -----------    -----------    -----------    -----------
                                                                                              (UNAUDITED)
ASSETS
Current assets:
    Cash and cash equivalents.................   $   321,636    $ 1,328,385    $ 2,501,319    $ 2,501,319
    Accounts receivable, less allowances of
       $0, $23,620 and $172,805 as of December
       31, 1994 and 1995 and June 30, 1996,
       respectively...........................           840        242,392      1,555,447      1,555,447
    Inventory.................................            --        257,630        303,455        303,455
    Prepaid expenses and other current
       assets.................................            --         13,955         95,707         95,707
                                                 -----------    ------------   ------------   ------------
         Total current assets.................       322,476      1,842,362      4,455,928      4,455,928
                                                 -----------    ------------   ------------   ------------
Property and equipment:
    Office and computer equipment.............        83,760        219,044        388,750        388,750
    Furniture and fixtures....................            --         14,958         91,304         91,304
                                                 -----------    ------------   ------------   ------------
                                                      83,760        234,002        480,054        480,054
    Less accumulated depreciation.............       (11,330)       (35,952)       (68,626)       (68,626)
                                                 -----------    ------------   ------------   ------------
                                                      72,430        198,050        411,428        411,428
Deferred financing costs......................            --             --        563,169        563,169
Other assets..................................            --         10,190         14,230        863,403
                                                 -----------    ------------   ------------   ------------
         Total assets.........................   $   394,906    $ 2,050,602    $ 5,444,755    $ 6,293,928
                                                 ===========    ============   ============   ============
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
    Accounts payable and accrued expenses.....   $    52,812    $   189,384    $ 1,729,188    $ 1,729,188
    Accrued interest..........................         4,273         38,161         18,783         18,783
    Deferred income...........................            --         12,500         10,417         10,417
    Notes payable -- current..................            --      1,255,556      1,327,505      1,327,505
    Notes payable to related parties..........        19,793        474,144        138,305        138,305
    Capital lease obligations -- current......            --         40,928         49,187         49,187
                                                 -----------    ------------   ------------   ------------
         Total current liabilities............        76,878      2,010,673      3,273,385      3,273,385
Notes payable -- noncurrent...................            --         44,444         31,644         31,644
Deferred rent.................................            --         52,959         96,338         96,338
Capital lease obligations -- noncurrent.......            --         82,464         74,442         74,442
                                                 -----------    ------------   ------------   ------------
         Total liabilities....................        76,878      2,190,540      3,475,809      3,475,809
                                                 -----------    ------------   ------------   ------------
Commitments and contingencies
Preferred Stock, $0.001 par value; 13,333,333
  shares authorized; 0, 0 and 791,011 shares
  issued and outstanding, as of December 31,
  1994 and 1995 and June 30, 1996,
  respectively................................            --             --      3,559,554             --
Shareholders' equity (deficit):
    Common Stock, $0.001 par value; 33,333,333
       shares authorized; 7,843,139, 8,304,426
       and 8,455,527 shares issued and
       outstanding, as of December 31, 1994
       and 1995 and June 30, 1996,
       respectively...........................         7,843          8,304          8,456          9,436
    Additional paid-in capital................       752,157      1,326,041      2,822,877      7,230,624
    Notes receivable from sales of Common
       Stock..................................            --             --       (287,400)      (287,400)
    Accumulated deficit.......................      (441,972)    (1,474,283)    (4,134,541)    (4,134,541)
                                                 -----------    ------------   ------------   ------------
         Total shareholders' equity
           (deficit)..........................       318,028       (139,938)    (1,590,608)     2,818,119
                                                 =----------    ------------   ------------   ------------
         Total liabilities and shareholders'
           equity (deficit)...................   $   394,906    $ 2,050,602    $ 5,444,755    $ 6,293,928
                                                 ===========    ============   ============   ============


   The accompanying notes are an integral part of these financial statements.

                               V-ONE CORPORATION


                            STATEMENTS OF OPERATIONS


                                     FOR THE PERIOD
                                      FEBRUARY 16,
                                     1993 (DATE OF                YEAR ENDED                          SIX MONTHS
                                     INCEPTION) TO               DECEMBER 31,                       ENDED JUNE 30,
                                      DECEMBER 31,     --------------------------------    --------------------------------
                                          1993              1994              1995              1995              1996
                                     --------------    --------------    --------------    --------------    --------------
                                                                                            (UNAUDITED)
Revenues:
     Products.....................    $         --      $          --     $   1,101,418     $     369,219     $   2,284,044
     Consulting and services......          76,183             59,716             2,083                --            92,343
                                     -------------     --------------    --------------    --------------    --------------
          Total revenues..........          76,183             59,716         1,103,501           369,219         2,376,387
                                     -------------     --------------    --------------    --------------    --------------
Cost of revenues:
     Products.....................              --                 --           376,359           131,150           882,627
     Consulting and services......          38,090             35,114               800                --            27,222
                                     -------------     --------------    --------------    --------------    --------------
          Total cost of
            revenues..............          38,090             35,114           377,159           131,150           909,849
                                     -------------     --------------    --------------    --------------    --------------
Gross profit......................          38,093             24,602           726,342           238,069         1,466,538
                                     -------------     --------------    --------------    --------------    --------------
Operating expenses:
     Sales and marketing..........           3,652             21,212           103,917            52,542         1,672,437
     General and administrative...          68,212            299,392         1,314,661           301,663         1,621,670
     Research and development.....              --            107,926           277,973            97,291           595,011
                                     -------------     --------------    --------------    --------------    --------------
          Total operating
            expenses..............          71,864            428,530         1,696,551           451,496         3,889,118
                                     -------------     --------------    --------------    --------------    --------------
Operating loss....................         (33,771)          (403,928)         (970,209)         (213,427)       (2,422,580)
                                     -------------     --------------    --------------    --------------    --------------
Other (expense) income:
     Interest expense.............          (1,913)            (2,360)          (66,615)               --          (281,026)
     Interest income..............              --                 --             4,513                --            43,388
                                     -------------     --------------    --------------    --------------    --------------
          Total other expenses....          (1,913)            (2,360)          (62,102)               --          (237,638)
                                     -------------     --------------    --------------    --------------    --------------
Net loss..........................    $    (35,684)     $    (406,288)    $  (1,032,311)    $    (213,427)    $  (2,660,218)
                                     =============     ==============    ==============    ==============    ==============
Net loss per common share.........    $      (0.01)     $       (0.06)    $       (0.12)    $       (0.02)    $       (0.28)
                                     =============     ==============    ==============    ==============    ==============
Weighted average shares
  outstanding.....................       5,371,510          7,286,073         8,925,726         8,594,707         9,582,063
                                     =============     ==============    ==============    ==============    ==============


   The accompanying notes are an integral part of these financial statements.

                               V-ONE CORPORATION



                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)



                                                                        NOTES
                                      COMMON STOCK      ADDITIONAL   RECEIVABLE
                                   ------------------    PAID-IN        FROM       ACCUMULATED
                                    SHARES     AMOUNT    CAPITAL     STOCK SALES     DEFICIT        TOTAL
                                   ---------   ------   ----------   -----------   -----------   -----------
Initial issuance of Common
  Stock..........................  5,666,666   $5,667   $    4,333    $       --   $        --   $    10,000
  Net loss.......................         --       --           --            --       (35,684)      (35,684)
                                   ---------   ------   ----------    ----------   -----------   -----------
Balance, December 31, 1993.......  5,666,666    5,667        4,333            --       (35,684)      (25,684)
  Sale of Common Stock...........  2,176,473    2,176      747,824            --            --       750,000
  Contribution of Common Stock
     from related party..........   (333,333)    (333)         333            --            --            --
  Issuance of Common Stock as
     payment for services........    333,333      333         (333)           --            --            --
  Net loss.......................         --       --           --            --      (406,288)     (406,288)
                                   ---------   ------   ----------    ----------   -----------   -----------
Balance, December 31, 1994.......  7,843,139    7,843      752,157            --      (441,972)      318,028
  Sale of Common Stock...........    107,954      108      399,892            --            --       400,000
  Contribution of Common Stock
     from related party..........   (132,666)    (133)         133            --            --            --
  Issuance of Common Stock in
     accordance with
     anti-dilution agreement.....     56,000       56          (56)           --            --            --
  Issuance of Common Stock as
     payment on accrued
     interest....................     76,666       77       32,468            --            --        32,545
  Issuance of Common Stock.......    353,333      353      141,447            --            --       141,800
  Net loss.......................         --       --           --            --    (1,032,311)   (1,032,311)
                                   ---------   ------   ----------    ----------   -----------   -----------
Balance, December 31, 1995.......  8,304,426    8,304    1,326,041            --    (1,474,283)     (139,938)
  Contribution of Common Stock
     from related party..........   (383,965)    (384)         384            --            --            --
  Issuance of Common Stock
     related to 1996
     Non-Statutory Stock Option
     Plan........................    383,965      384      287,592      (287,400)           --           576
  Issuance of Common Stock as
     payment for services........     11,111       11       26,156            --            --        26,167
  Issuance of non-qualified stock
     options below fair market
     value.......................         --       --      487,796            --            --       487,796
  Issuance of warrants to
     purchase Common Stock.......         --       --      299,000            --            --       299,000
  Exercise of warrants to
     purchase Common Stock.......     66,666       67          933            --            --         1,000
  Issuance of Common Stock as
     payment of a note...........     73,333       74      329,926            --            --       330,000
  Contribution of Common Stock
     from related party..........   (153,333)    (153)         153            --            --            --
  Issuance of Common Stock as
     payment on accrued
     interest....................    153,333      153       64,937            --            --        65,090
  Repurchase of fractional shares
     of Common Stock related to
     the reverse stock split.....         (9)      --          (41)           --           (40)          (81)
  Net loss.......................         --       --           --            --    (2,660,218)   (2,660,218)
                                   ---------   ------   ----------    ----------   -----------   -----------
Balance, June 30, 1996...........  8,455,527   $8,456   $2,822,877    $ (287,400)  $(4,134,541)  $(1,590,608)
                                   =========   ======   ==========    ==========   ===========   ===========


   The accompanying notes are an integral part of these financial statements.

                               V-ONE CORPORATION


                            STATEMENTS OF CASH FLOWS



                                           FOR THE PERIOD
                                            FEBRUARY 16,
                                           1993 (DATE OF           YEAR ENDED                  SIX MONTHS
                                           INCEPTION) TO          DECEMBER 31,               ENDED JUNE 30,
                                            DECEMBER 31,    -------------------------   -------------------------
                                                1993           1994          1995          1995          1996
                                           --------------   -----------   -----------   -----------   -----------
                                                                                        (UNAUDITED)
Cash flows from operating activities:
    Net loss.............................   $    (35,684)   $  (406,288)  $(1,032,311)  $  (213,427)  $(2,660,218)
Adjustments to reconcile net loss to net
  cash used in operating activities:
    Provision for doubtful accounts......             --             --        23,620            --       149,185
    Provision for obsolete inventory.....             --             --        50,000            --            --
    Depreciation and amortization........          1,023         10,307        24,623        18,341        37,931
    Interest expense on accretion of note
      payable............................             --             --            --            --       109,837
    Consulting expense satisfied by
      issuance of Common Stock...........             --            500            --            --        10,903
    Compensation expense satisfied by
      issuance of Common Stock...........             --             --       141,800            --       487,796
    Accrued interest satisfied with
      Common Stock.......................             --             --        32,545            --        65,090
    Accrued interest satisfied with
      Preferred Stock....................             --             --            --            --        59,554
Changes in assets and liabilities:
    Accounts receivable..................             --           (840)     (265,172)     (137,104)   (1,462,240)
    Loan receivable......................             --             --            --        (8,200)           --
    Inventory............................             --             --      (307,630)      (13,198)      (45,825)
    Prepaid expenses and other...........             --             --       (24,145)       (2,958)     (633,697)
    Accounts payable and accrued expenses
      and deferrals......................         14,161         42,924       235,919       (18,436)    1,561,641
                                            ------------    -----------   -----------   -----------   -----------
         Net cash used in operating
           activities....................        (20,500)      (353,397)   (1,120,751)     (374,982)   (2,320,043)
                                            ------------    -----------   -----------   -----------   -----------
Cash flows from investing activities:
    Purchase of property and equipment...        (20,460)       (13,300)      (19,840)           --      (221,890)
                                            ------------    -----------   -----------   -----------   -----------
         Net cash used in investing
           activities....................        (20,460)       (13,300)      (19,840)           --      (221,890)
                                            ------------    -----------   -----------   -----------   -----------
Cash flows from financing activities:
    Issuance of Common Stock.............         10,000        700,000       400,000            --            --
    Issuance of Preferred Stock..........             --             --            --            --     1,000,000
    Issuance of debt with detachable
      warrants...........................             --             --            --            --     1,500,000
    Exercise of options and warrants.....             --             --            --            --         1,576
    Issuance of notes payable............         39,705             --     1,300,000            --     1,250,000
    Issuance of notes payable to related
      parties............................             --             --       454,351       307,686            --
    Principal payments on capitalized
      lease obligations..................             --             --        (7,011)           --       (29,181)
    Repayment of notes payable...........             --             --            --            --        (1,689)
    Repayment of notes payable to related
      parties............................             --        (20,412)           --            --        (5,839)
                                            ------------    -----------   -----------   -----------   -----------
         Net cash provided by financing
           activities....................         49,705        679,588     2,147,340       307,686     3,714,867
                                            ------------    -----------   -----------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents............................          8,745        312,891     1,006,749       (67,296)    1,172,934
Cash and cash equivalents at beginning of
  period.................................             --          8,745       321,636       321,636     1,328,385
                                            ------------    -----------   -----------   -----------   -----------
Cash and cash equivalents at end of the
  period.................................   $      8,745    $   321,636   $ 1,328,385   $   254,340   $ 2,501,319
                                            ============    ===========   ===========   ===========   ===========

                               V-ONE CORPORATION



                    STATEMENTS OF CASH FLOWS -- (CONTINUED)




                                              FOR THE PERIOD
                                               FEBRUARY 16,
                                              1993 (DATE OF          YEAR ENDED                 SIX MONTHS
                                              INCEPTION) TO         DECEMBER 31,              ENDED JUNE 30,
                                               DECEMBER 31,    -----------------------   ------------------------
                                                   1993           1994         1995         1995          1996
                                              --------------   ----------   ----------   -----------   ----------
                                                                                         (UNAUDITED)
Noncash investing and financing activities:
    Property and equipment acquired through
      capital leases........................    $       --     $       --   $  123,392   $       --    $   29,419
                                                ==========     ==========   ===========  ==========    ==========
    Property and equipment acquired through
      the issuance of Common Stock..........    $       --     $   50,000   $       --   $       --    $       --
                                                ==========     ==========   ===========  ==========    ==========
    Issuance of Common Stock as
      compensation..........................    $       --     $       --   $  141,800   $       --    $       --
                                                ==========     ==========   ===========  ==========    ==========
    Accrued interest satisfied with Common
      Stock.................................    $       --     $       --   $   32,545   $       --    $   65,090
                                                ==========     ==========   ===========  ==========    ==========
    Accrued interest satisfied with
      Preferred Stock.......................    $       --     $       --   $       --   $       --    $   59,554
                                                ==========     ==========   ===========  ==========    ==========
    Notes received for stock options
      exercised.............................    $       --     $       --   $       --   $       --    $  287,400
                                                ==========     ==========   ===========  ==========    ==========
    Consulting expense recognized by
      issuance of Common Stock..............    $       --     $       --   $       --   $       --    $   10,903
                                                ==========     ==========   ===========  ==========    ==========
    Notes payable satisfied with Preferred
      Stock.................................    $       --     $       --   $       --   $       --    $2,500,000
                                                ==========     ==========   ===========  ==========    ==========
    Issuance of Common Stock to satisfy note
      payable to related party..............    $       --     $       --   $       --   $       --    $  330,000
                                                ==========     ==========   ===========  ==========    ==========
    Repurchase of fractional shares of
      Common Stock related to the reverse
      stock split...........................    $       --     $       --   $       --   $       --    $       81
                                                ==========     ==========   ===========  ==========    ==========
Supplemental cash flow disclosure:
    Cash paid for interest..................    $       --     $       --   $      182   $       --    $    2,299
                                                ==========     ==========   ===========  ==========    ==========


   The accompanying notes are an integral part of these financial statements.

                               V-ONE CORPORATION


                         NOTES TO FINANCIAL STATEMENTS

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1995 IS UNAUDITED)


1. NATURE OF BUSINESS:


     V-ONE Corporation ("V-ONE" or the "Company") develops, markets and licenses a comprehensive suite of network security products that enable organizations to conduct secured electronic transactions and information exchange using private enterprise networks and public networks, such as the Internet.



     The Company was originally incorporated in the State of Maryland on February 16, 1993 with the authorization to issue 5,666,666 shares of Common Stock. The Board of Directors authorized and the shareholders approved a ten-for-one stock split of the Company's Common Stock as of November 11, 1995 increasing authorized common stock to 13,333,333 shares. Effective February 7, 1996, the Company merged with a pre-existing corporation formed in Delaware. The Delaware corporation became the surviving corporation.



     In connection with its reincorporation, the Company increased the number of authorized shares of Common Stock from 13.3 million to 33.3 million and authorized 13.3 million shares of Preferred Stock. On June 12 and June 28, 1996, respectively, the Board of Directors authorized and the shareholders approved a two-for-three reverse stock split of the outstanding shares of the Company's Preferred and Common Stock, which was effective July 2, 1996. All references to Common Stock, Preferred Stock, options and per share data have been restated to give effect to both stock splits.


2. SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Statements and Reporting Period:


     The financial statements for the six months ended June 30, 1995 and related footnote information are unaudited and have been prepared on a basis substantially consistent with the audited financial statements. In the opinion of management, the June 30, 1995 unaudited financial statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the results of that interim period. The results for the six months ended June 30, 1996, are not necessarily indicative of the results for the entire year.


  Revenue Recognition:


     The Company's revenue recognition policy is in conformity with the American Institute of Certified Public Accountants' Statement of Position, 91-1 "Software Revenue Recognition." Revenues are generally recognized from the license of software upon shipment, net of allowances, provided that no significant vendor obligations remain. Allowances for estimated future returns, credits and doubtful accounts are netted against accounts receivable. Service and training revenues are recognized as the services are performed.



     Maintenance and support revenues are recognized ratably over the contract term, typically one year. Payments received in advance of revenue recognition are included in deferred income.


     In some instances, the Company recognizes revenues from the sale of systems using the percentage of completion method as the work is performed, measured primarily by the ratio of labor hours incurred to total estimated labor hours for each specific contract. When the total estimated cost of a contract is expected to exceed the contract price, the total estimated loss is charged to expense in the period when the information becomes known.

  Research and Development and Software Development Costs:

     Software development costs are included in research and development and are expensed as incurred. Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed" requires the capitalization of certain software development costs once technological feasibility is established, which the Company generally defines as completion of a working model. Capitalization ceases when the products are available for general release to customers, at which time amortization of the capitalized costs begins on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility and the general availability of such

                               V-ONE CORPORATION

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1995 IS UNAUDITED)



2. SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)

software has been short, and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

  Cash and Cash Equivalents:

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents include time deposits with commercial banks used for temporary cash management purposes.

  Inventories:


     Inventories are valued at the lower of cost or market and consist primarily of computer equipment for sale on orders received from customers, items held for stock and training kits. Cost is determined based on specific identification.


  Property and Equipment:


     Office and computer equipment and furniture and fixtures are recorded at cost. Depreciation and amortization of property and equipment is calculated using the straight-line method over a useful life of three to seven years.


     Repairs and maintenance costs are charged to expense as incurred. Upon sale or retirement of property and equipment, the costs and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss on such disposition is included in the determination of net income.

  Income Taxes:


     Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured by applying presently enacted statutory tax rates, that are applicable to the future years in which deferred income tax assets or liabilities are expected to be settled or realized, to the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect of a change in tax rates on deferred income tax assets and liabilities is recognized in net income in the period which the tax rate is enacted.



     The Company provides a valuation allowance against net deferred income tax assets if, based upon available evidence, it is more likely than not that some or all of the deferred income tax assets may not be realized.


  Computation of Net Loss Per Common Share:


     Common equivalent shares are included in the per share calculations where the effect of their inclusion would be dilutive. Common equivalent shares consist of Series A Convertible Preferred Stock ("Series A Stock") and the assumed exercise of outstanding stock options and warrants. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 83, the common equivalent shares issued by the Company during the twelve-months preceding the anticipated effective date of the registration statement relating to the Company's initial public offering (July 31, 1996), using the treasury stock method and the assumed public offering price (of $9.00 per share), have been included in the calculation of net loss per common share for all periods presented.



  Unaudited Pro Forma Balance Sheet:



     In April 1996, the Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission permitting the Company to sell shares of its Common Stock in an initial public offering (the "IPO"). If the IPO is consummated as presently anticipated, 791,011 shares of Series A Stock will convert into 791,011 shares of Common Stock and 188,705 shares of

                               V-ONE CORPORATION

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1995 IS UNAUDITED)



2. SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)


Common Stock, which is currently reserved for issuance, will be issued. (See
Note 8.) The unaudited pro forma presentation of the June 30, 1996 balance sheet has been prepared assuming this conversion.


  Risks, Uncertainties and Concentrations:


     The Company invests its cash primarily in money market funds with an international commercial bank. The Company had a balance in these funds of $0, $1,175,279 and $2,425,622 as of December 31, 1994 and 1995 and June 30, 1996,
respectively. The Company has not experienced any losses to date on its invested cash. The Company's cash balances exceed Federal insured amounts.


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and could impact future results of operations and cash flows.

     The Company sells its product to a wide variety of customers in a variety of industries. The Company performs ongoing credit evaluations of its customers but does not require collateral or other security to support customer accounts receivable. In management's opinion, the Company has provided sufficient provisions to prevent a significant impact of credit losses to the financial statements.


     In 1993 and 1994, two customers accounted for over 70% and 65% of total revenues, respectively. In 1995, three customers accounted for over 39% of total revenues. For the six month period ended June 30, 1996, two customers accounted for 34% of total revenues.



     One customer accounted for 36% of total accounts receivable as of December 31, 1995. Three customers accounted for 58% of total accounts receivable as of June 30, 1996.



  Fair Value of Financial Instruments:


     The carrying amounts of the Company's assets and liabilities approximate fair value due to either the short-term maturity of those financial instruments or their negotiated market terms.

  Stock-based Compensation:


     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123") Accounting for Stock-Based Compensation, which is effective for the Company's financial statements for fiscal years beginning after December 15, 1995. SFAS 123 allows companies to either account for stock-based compensation under the new provisions of SFAS 123 or under the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees, but requires pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of SFAS 123 had been adopted. The Company has continued to account for its stock based compensation in accordance with the provisions of APB 25.


  Reclassifications:

     Certain reclassifications have been made to the prior years' financial statements to conform to the classifications used in the current period.

3. INVENTORY:


     The Company has provided an allowance for potentially nonsalable inventory in the amounts of $0, $50,000 and $50,000 as of December 31, 1994 and 1995 and June 30, 1996, respectively.


4. NOTES PAYABLE:


     In October 1995, the Company entered into a $50,000 loan agreement with an international financial institution. The loan requires monthly payments of interest at a rate equal to the institution's prime lending rate for the first twelve months (8.25% as of June 30, 1996). In October 1996, the interest rate increases to

                               V-ONE CORPORATION

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1995 IS UNAUDITED)



4. NOTES PAYABLE: -- (CONTINUED)


1.5% over prime (9.75% as of June 30, 1996). The Company is required to repay the loan through 36 monthly payments commencing October 1996. The loan is collateralized by the assets of the Company and is subordinate to notes payable to a shareholder. (See Note 5.)



     In both December 1995 and January 1996, the Company issued $1,250,000 in 7% uncollateralized promissory notes to fourteen individual investors. During April 1996, the principal and accrued interest was converted into shares of the Company's Series A Stock. (See Note 7.)



     During June 1996, the Company borrowed $1,500,000 and issued an 8% uncollateralized senior subordinated note due June 18, 2000, with 333,332 detachable warrants to purchase Common Stock. Of the 333,332 detachable warrants, 266,666 are exercisable at $4.50 per share and 66,666 are exercisable at $0.015 per share. The notes must be redeemed upon consummation of an initial public offering and the warrants with an exercise price of $0.015 per share must be exercised by June 30, 1996. The Company has allocated $1,201,000 and $299,000 to notes payable and additional paid-in capital, respectively, based upon the pro-rata fair market value of the instruments. As of June 30, 1996, the Company has amortized $109,837 of the discount, which assumes that the Company will consummate an initial public offering by July 31, 1996. As of June 30, 1996, the notes payable balance was $1,310,837. The 66,666 detachable warrants with an exercise price of $0.015 were exercised on June 28, 1996.



     Maturities of notes payable as of June 30 are as follows:



        1997.............................................................  $1,327,505
        1998.............................................................      16,667
        1999.............................................................      14,977
                                                                           ----------
                                                                           $1,359,149
                                                                           ==========


5. NOTES PAYABLE TO RELATED PARTIES:


     On June 1, 1995, the Company issued a promissory note for $330,000 to a foreign shareholder due on May 31, 1996. In lieu of cash payments for interest, the Company's President and Chief Executive Officer agreed to contribute 230,000 shares of Common Stock to the Company and the Company agreed to issue those shares of Common Stock to the note holder. On May 17, 1996, the foreign shareholder executed an agreement extending the term of the note to May 31, 1997. As of June 30, 1996, the Company had issued 76,666 shares of Common Stock under this agreement, recognizing interest expense of $40,681 and $56,954 during 1996 and 1995, respectively.



     On June 12, 1996, in consideration for the foreign shareholder's agreement not to demand payment of the $330,000 note until May 31, 1997, the Board of Directors authorized the Company to offer the foreign shareholder the option to receive common stock at $4.50 per share, in lieu of cash in payment of the note. On June 28, 1996, the Company issued the 73,333 shares of common stock at $4.50 per share in exchange for the note payable. In addition, the Company's President and Chief Executive Officer contributed 153,333 shares of the Company's Common Stock to the Company and the Company issued those shares to the note holder.



     The Company's President and Chief Executive Officer, who is the majority shareholder, has advanced the Company operating funds under three separate promissory notes which are updated on an annual basis. The notes bear interest at 8% and are due on demand. Total amounts outstanding under the notes were $19,293, $143,644 and $138,305 as of December 31, 1994 and 1995 and June 30,
1996, respectively.

                               V-ONE CORPORATION

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1995 IS UNAUDITED)


6. INCOME TAXES:

     The tax effect of temporary differences that give rise to significant portions of deferred income taxes are as follows as of:


                                                     DECEMBER 31,    DECEMBER 31,      JUNE 30,
                                                         1994            1995            1996
                                                     ------------    ------------    ------------
    Deferred income tax assets:
         Deferred income..........................   $         --    $      4,828    $      3,919
         Inventory allowance......................             --          19,310          19,310
         Allowance for bad debts..................             --           9,122          66,737
         Nondeductible accruals...................             --              --          69,895
         Deferred rent............................             --          20,453          37,206
         Stock-based employee compensation........             --              --         188,381
         Accretion of note payable discount.......             --              --          40,408
         Net operating loss carryforwards.........        165,804         452,580       1,104,996
                                                     ------------    ------------    ------------
              Total deferred income tax asset.....        165,804         506,293       1,530,852
              Less valuation allowance............       (165,804)       (506,293)     (1,530,852)
                                                     ------------    ------------    ------------
              Deferred income taxes, net..........   $         --    $         --    $         --
                                                     ============    ============    ============



     The net change in the valuation allowance from 1994 to 1995 and from 1995 to 1996 is due principally to increases in net operating losses. Valuation allowances have been recognized due to the uncertainty of realizing the benefit of net operating carryforwards. As of June 30, 1996, the Company had net operating loss carryforwards of approximately $2,861,000, for Federal and state income tax purposes available to offset future taxable income. The net operating loss carryforwards begin expiring from 2008 to 2011.



7. SHAREHOLDERS' EQUITY:



  Common Stock:



     On February 16, 1993, the Company was authorized to issue 5,666,666 shares of Common Stock, all one class, with no par value. On January 1, 1994, the Company amended the Articles of Incorporation to increase the authorized shares of Common Stock from 5,666,666 to 13,333,333 and establish a par value of $0.001 per share. Each holder of Common Stock has one vote for each share of Common Stock held and shall participate proportionately in the assets upon dissolution in accordance with their respective ownership.



  Stock Splits:



     On November 11, 1995, the Board of Directors authorized and the shareholders approved a ten-for-one stock split of the outstanding shares of the Company's Common Stock. On June 12 and June 28, 1996, respectively, the Board of Directors authorized and the shareholders approved a two-for-three reverse stock split of the outstanding shares of the Company's Preferred and Common Stock, which was effective July 2, 1996. All references to Common Stock, Preferred Stock, options and per share data have been restated to give effect to both stock splits.



  Stock Options Plans:



     The Company has the following three stock options plans: 1995 Non-Statutory Stock Option Plan, the 1996 Non-Statutory Stock Option Plan and the 1996 Incentive Stock Plan ("Plans"). The Plans were adopted to attract and retain key employees, directors, officers and consultants. The Plans are administered by a committee appointed by the Board of Directors ("Compensation Committee").


  1995 Non-Statutory Stock Option Plan:


     The Compensation Committee determines the number of options granted to a key employee, the vesting period, and the exercise price provided it is not below market value on the date of the grant for the 1995 Non-Statutory Stock Option Plan ("1995 Plan"). In most cases, the options vest over a two year period and

                               V-ONE CORPORATION

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1995 IS UNAUDITED)



7. SHAREHOLDERS' EQUITY: -- (CONTINUED)


terminate in ten years from the date of grant. The 1995 Plan will terminate during May 2005 unless terminated earlier with the provisions of the 1995 Plan.



     Option activity for the period from the 1995 Plan's inception to June 30, 1996 was as follows:



                                                               SHARES           PRICE
                                                               -------     ----------------
    Balance as of December 31, 1994..........................       --            --
         Granted.............................................  350,293     $0.4245 - $2.505
         Exercised...........................................       --            --
         Canceled............................................       --            --
                                                               -------
    Balance as of December 31, 1995..........................  350,293     $0.4245 - $2.505
         Granted.............................................    2,000          $4.50
         Exercised...........................................       --            --
         Canceled............................................   (1,334)         $4.50
                                                               -------
    Balance as of June 30, 1996..............................  350,959     $0.4245 - $4.50
                                                               =======



     As of June 30, 1996, the Compensation Committee, which administers the 1995 Plan, was authorized by the Board of Directors to grant options for a total of 352,293 shares of Common Stock under the 1995 Plan. As of December 31, 1995 and June 30, 1996, 44,445 and 139,655, respectively, of the options were vested and exercisable. As of June 30, 1996, the Company had no shares of Common Stock available for grant under the 1995 Plan.



  1996 Non-Statutory Stock Option Plan:



     The Compensation Committee, which administers the 1996 Non-Statutory Stock Option Plan ("Non-Statutory Plan"), established the options price to be the fair market value of the stock on the date of grant. The options are not transferable, are subject to various restrictions outlined in the Non-Statutory Plan and must be exercised by December 31, 1996.



     Option activity for the period from the Non-Statutory Plan's inception to June 30, 1996 was as follows:



                                                                         SHARES      PRICE
                                                                        --------     -----
    Balance as of December 31, 1995...................................        --      --
         Granted......................................................   383,965     $0.75
         Exercised....................................................  (383,965)    $0.75
         Canceled.....................................................        --      --
                                                                        --------
    Balance as of June 30, 1996.......................................        --      --
                                                                        ========



     As of June 30, 1996, 383,965 options were granted under the Non-Statutory Plan. No additional options are available for grant under the plan. The options were exercised on April 22, 1996 at $0.75 a share in exchange for notes and par value in cash. The notes are full recourse promissory notes bearing interest at 6% per annum and are collateralized by the stock issued upon exercise of the stock options. Principal and interest is payable in installments. Maturities range from April 1997 to April 2006. The Company has accounted for these notes as a reduction to shareholders' equity as of June 30, 1996.



  1996 Incentive Stock Plan:



     During June 1996, the Company adopted the 1996 Incentive Stock Plan ("1996 Plan"), under which incentive stock options, non-qualified stock options and restricted share awards may be made to the Company's key employees, directors, officers and consultants. Both incentive stock options and options that are not qualified under Section 422 of the Internal Revenue Code of 1986, as amended, ("non-qualified options") are available under the 1996 Plan. The options are not transferable and are subject to various

                               V-ONE CORPORATION

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1995 IS UNAUDITED)



7. SHAREHOLDERS' EQUITY: -- (CONTINUED)


restrictions outlined in the 1996 Plan. The Compensation Committee, which administers the 1996 Plan, determines the number of options granted to a key employee, officer or consultant, the vesting period and the exercise price provided that it is not below market value. The 1996 Plan will terminate during June 2006 unless terminated earlier by the Board of Directors.



     The 1996 Plan also provides for the automatic grant of a non-qualified option to purchase 6,666 shares of Common Stock to each new non-employee director. All options have a five year term and are exercisable on the date of grant. As of June 30, 1996, two of the Company's directors were eligible to participate in the 1996 Plan and each director was granted a non-qualified option to purchase 6,666 shares of Common Stock.



     The Compensation Committee authorized the Board of Directors to grant options for a total of 2,333,333 shares of Common Stock under the 1996 Plan. To date, the Compensation Committee has granted a total of 759,235 non-qualified options, of which 590,394 were issued at $3.75 per share, 155,509 were issued at $4.50 per share and 13,332 were issued at $9.00 per share. Of the total 759,235 non-qualified options, 327,781 are vested and exercisable as of June 30, 1996. The Compensation Committee has also granted 190,642 incentive stock options, of which 57,201 were vested and exercisable as of June 30, 1996. As of June 30, 1996, the Company had 1,383,456 shares of Common Stock available for grant under the 1996 Plan.



     Option activity for the period from the 1996 Plan's inception to June 30, 1996 was as follows:



                                                    INCENTIVE              NON-QUALIFIED
                                                  STOCK OPTIONS            STOCK OPTIONS
                                                -----------------     -----------------------
                                                SHARES      PRICE      SHARE         PRICE
                                                -------     -----     -------     -----------
    Balance as of December 31, 1995...........
         Granted..............................  190,642     $4.50     759,235     $3.75-$9.00
                                                -------     -----                 -----------
         Exercised............................    --         --         --            --
         Canceled.............................    --         --         --            --
                                                -------               -------
    Balance as of June 30, 1996...............  190,642     $4.50     759,235     $3.75-$9.00
                                                =======     -----     =======     -----------



     On July 8, 1996, the Compensation Committee granted incentive stock options to purchase 20,668 shares of Common Stock to employees at $9.00 per share.



     The Company accounts for the fair value of its grants under the Plans in accordance with APB 25. Accordingly, no compensation expense has been recognized for the Plans. Had compensation expense been determined based on the fair value at the grant dates for awards under the Plans consistent with the method of SFAS 123, the Company's net income and loss per share would have been reduced to the pro forma amounts indicated below:



                                                                   1995          1996
                                                                ----------    ----------
        Net loss
             As reported.....................................   $1,032,311    $2,660,218
             Pro forma.......................................   $1,047,374    $4,125,636
        Loss per common share
             As reported.....................................        $0.12         $0.28
             Pro forma.......................................        $0.12         $0.43



     The fair value of each option is estimated on the date of grant using a type of Black-Scholes option-pricing model with the following weighted-average assumptions used for grants during the year ended December 31, 1995 and the six month period ended June 30, 1996, respectively: dividend yield of 0% and 0%, expected volatility of 0% and 0%, risk-free interest rate of 6.3% and 6.6% and expected terms of 3.0 and 3.6 years.

                               V-ONE CORPORATION

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1995 IS UNAUDITED)



7. SHAREHOLDERS' EQUITY: -- (CONTINUED)


     A summary of the status of the Company's stock option plans is presented below:



                                                    YEAR ENDED                 SIX MONTHS
                                                 DECEMBER 31, 1995         ENDED JUNE 30, 1996
                                               ---------------------     -----------------------
                                                           WEIGHTED-                   WEIGHTED-
                                                            AVERAGE                     AVERAGE
                                                           EXERCISE                    EXERCISE
                                               SHARES        PRICE        SHARES         PRICE
                                               -------     ---------     ---------     ---------
    Options outstanding beginning of
      period................................        --           --        350,293      $ 1.238
    Options exercised.......................        --           --       (383,965)     $  0.75
    Options canceled........................        --           --         (1,334)     $  4.50
    Options granted.........................   350,293      $ 1.238      1,335,842      $ 3.136
    Options outstanding end of period.......   350,293      $ 1.238      1,300,836      $ 3.332
    Options exercisable at end of period....    44,445      $ 0.425        524,637      $ 3.352
    Weighted-average fair value of options
      granted during the period.............        --      $ 0.043             --      $ 1.097



     As of June 30, 1996, the weighted average remaining contractual life of the options that range from $3.75 to $9.00 is 7.6 years.



     As of June 30, 1996 and December 31, 1995, the pro forma tax effects under SFAS 109 would include an increase to both the deferred tax asset and the valuation allowance of $565,900 and $5,800, respectively, and no impact to the statement of operations.


  Reserved for Issuance:


     The Board of Directors has authorized 188,705 shares of the Company's Common Stock to be reserved for issuance in accordance with a license agreement whereby the licensor may waive its future rights to any license fees in exchange for 2% of the Company's outstanding voting stock, after giving effect to the issuance to the licensor, until the date of an initial public offering. (See
Note 8.)


  Series A Convertible Preferred Stock:


     During April and May, 1996, the Board of Directors authorized the issuance of 791,011 shares of Series A Stock with a par value of $0.001.



     The holders of Series A Stock do not have any preemptive rights to subscribe for any securities of the Company. The holders of Series A Stock are entitled to vote on all matters submitted to a vote of the shareholders of the Company. The holders of Series A Stock also are entitled to vote, as a class, on matters affecting the value of the Series A Stock. All action requiring the approval of holders of shares of Series A Stock voting as a class must be authorized by a majority vote of the holders thereof. The Board of Directors may declare dividends on the Series A Stock payable at any time in cash, in property, or in shares of Series A Stock. Series A Stock holders are entitled to share ratably in dividends with the holders of any other series of the Company's Preferred Stock now existing or hereafter created, but receive no preference in dividends declared. The Company will not pay dividends on Common Stock as long as any shares of Series A Stock are issued and outstanding. In the event of any voluntary or involuntary liquidation, sale, or winding up of the Company, the holders of Series A Stock are entitled to receive, in preference to holders of Common Stock, an amount equal to the purchase price per share of the Series A Stock plus any accrued but unpaid dividends. Any remaining proceeds shall be allocated between Common and the holders of Series A Stock on a pro rata basis, treating the shares of Series A Stock on an as if converted basis.



     Shares of Series A Stock may at any time be converted into shares of Common Stock, on a one-for-one basis, provided that such shares of Series A Stock have not previously been converted by automatic conversion. A mandatory conversion will occur in the event of an initial public offering in which at least $15,000,000 is raised and the offering price per share is at least 1.75 times the initial conversion price of $4.50 per share of Series A Stock ($7.875). The Series A Stock will not, however, convert automatically if the

                               V-ONE CORPORATION

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1995 IS UNAUDITED)



7. SHAREHOLDERS' EQUITY: -- (CONTINUED)


initial offering price is less than $7.875 per share. The conversion ratio will be adjusted so that shares of Series A Stock are convertible into shares of Common Stock on greater than one-for-one basis as follows. If the Company effects an initial public offering prior to June 30, 1997 at a price less than $7.875 per share, the conversion ratio will be adjusted by multiplying the subscription price of $4.50 per share by 1.75 ("Conversion Factor") and dividing such product by the midpoint of the offering price range contained in the final pre-effective amendment to the registration statement relating to such initial public offering. If the Company's initial public offering occurs (i) during the period from April 1, 1997 to June 30, 1998 at a price less than $9.00 per share or (ii) after June 30, 1998 at a price less than $13.50 per share, the conversion ratio is adjusted as set forth in the preceding sentence except the Conversion Factor becomes 2.00 in the event clause (i) applies or 3.00 in the event clause (ii) applies.



     On April 15, 1996, the Company repaid the full amount of the 7% uncollateralized promissory notes outstanding, including accrued interest, to seven of the investors who participated in the December 1995 and January 1996 note offering, by issuing shares of the Company's Series A Stock, at a price of $4.50 per share. The Company paid cash to each of these investors in an amount equal to the value of any fractional shares of Series A Stock that would otherwise have been transferred to such investors. In addition, the Company permitted the seven investors to purchase an additional 222,222 shares of Series A Stock at a price of $4.50 per share. Of the remaining seven investors, two transferred their notes to one of the other remaining investors. The remaining five investors exchanged their notes, including the transferred notes, for shares of the Company's Series A Stock on May 24, 1996, also at a price of $4.50 per share. A total of 791,011 shares of Series A Stock were issued on of May 24, 1996 and are outstanding as of June 30, 1996.


8. COMMITMENTS:


  Leases:



     The Company is obligated under various operating and capital lease agreements, primarily for office space and equipment through 2001. Future minimum lease payments under these non-cancelable operating and capital leases as of June 30, are as follows:



                                                                 OPERATING     CAPITAL
                                                                 ---------     --------
        1996...................................................  $ 180,092     $ 56,444
        1997...................................................    187,224       40,062
        1998...................................................    197,036       24,017
        1999...................................................    197,928       20,502
        2000...................................................    148,446        9,398
                                                                 ---------     --------
        Total minimum payments.................................  $ 910,726      150,423
                                                                 =========
        Less: portion representing interest....................                 (26,794)
                                                                               --------
        Present value of capital lease obligations.............                 123,629
        Less: current portion..................................                 (49,187)
                                                                               --------
        Capital lease obligations, non-current.................                $ 74,442
                                                                               ========



     Rental expense was $0, $12,366, $92,785 and $85,728, for the period February 16, 1993 (date of inception) to December 31, 1993 and for the years ended December 31, 1994 and 1995 and for the six month period ended June 30, 1996, respectively.

                               V-ONE CORPORATION

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1995 IS UNAUDITED)


8. COMMITMENTS: -- (CONTINUED)
     The cost and accumulated amortization of assets under capital leases were as follows as of:


                                                  DECEMBER 31,     DECEMBER 31,     JUNE 30,
                                                      1994             1995           1996
                                                  ------------     ------------     --------
        Furniture and fixtures..................    $     --         $  8,752       $  8,752
        Office and computer equipment...........          --          114,640        144,059
                                                    --------         --------       --------
                                                          --          123,392        152,811
        Less: Accumulated amortization..........          --           (3,192)       (31,451)
                                                    --------         --------       --------
                                                    $     --         $120,200       $121,360
                                                    ========         ========       ========


  License Agreements:


     In 1994, the Company entered into two licensing agreements whereby the Company obtained the right to modify and sell certain technology used in its product line. One of the agreements requires the Company to pay fees based on product and subscription sales for any product using the licensed technology. The other agreement provides for payment of fees based upon gross revenues of the Company. This latter agreement also gives the other party ("Licensor") the right to forfeit future licensing fees in exchange for 2% of the Company's outstanding voting stock, after giving effect to the issuance to the Licensor. (See Note 7.) The Licensor elected to receive voting stock in May 1996. The Company incurred expenses totaling $0, $110,860 and $135,779 relating to these agreements in 1994, 1995 and 1996, respectively.



  Licensing Rights:



     The Company has incorporated in its products, data encryption and authentication technology developed by the Licensor. The Company has become aware of a third party dispute over the rights to the Licensor's technology. The Company has received no notification with respect to this matter and management believes that the Company will not experience detrimental effects from the outcome of this dispute. The financial statements do not contain any adjustments that may result from the resolution of this matter.


9. FINANCING:


     The Company has incurred net losses of $35,684, $406,288, $1,032,311 and $2,660,218, for the period February 16, 1993 (date of inception) to December 31, 1993, for the years ended December 31, 1994 and 1995 and for the six month period ended June 30, 1996. Management has historically been successful in obtaining outside financing to meet obligations and funding working capital requirements as they come due. Most recently, the Company closed on several transactions that provided additional cash flow. These are summarized below.



     During June 1996, the Company borrowed $1,500,000 and issued an 8% uncollateralized senior subordinated note due June 18, 2000, with 333,332 detachable warrants to purchase Common Stock. (See Note 4.)



     The Company also raised an additional $999,999 by issuing 222,222 shares of Series A Stock at $4.50 per share.



     During June 1996, the Company signed a software license contract with a customer for $2,000,000, with payment terms of $500,000 to be received during July 1996 and the remaining $1,500,000 to be paid over the remaining two year contract period.



     During April 1996, the Board of Directors authorized the President and Chief Executive Officer to proceed with plans for the initial public offering of the Company's Common Stock. In the event the Company does not successfully complete its initial public offering, the Company intends to pursue other financing alternatives that may be available to the Company and, if required, reduce its operating expenses.

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS



                                          PAGE
                                          ----
Prospectus Summary......................    3
Risk Factors............................    6
Use of Proceeds.........................   16
Dividend Policy.........................   16
Capitalization..........................   17
Dilution................................   18
Selected Financial Data.................   19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   20
Business................................   26
Management..............................   40
Certain Transactions....................   50
Principal Shareholders..................   52
Selling Shareholders....................   55
Description of Capital Stock............   56
Shares Eligible for Future Sale.........   58
Underwriting............................   61
Legal Matters...........................   62
Experts.................................   62
Additional Information..................   62
Index to Financial Statements...........  F-1


                            ------------------------
     UNTIL        , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF THE DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,300,000 SHARES



                               V-ONE CORPORATION


                                  COMMON STOCK

                        -------------------------------

                                   PROSPECTUS

                        -------------------------------
                               PIPER JAFFRAY INC.

                             VOLPE, WELTY & COMPANY

                                          , 1996

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
     The following table sets forth estimated expenses expected to be incurred by the Company in connection with the issuance and distribution of the securities being registered.


        Securities and Exchange
             Commission Registration Fee.................................   $9,121.00
        NASD Filing Fee..................................................    3,145.00
        NASDAQ Listing Fee...............................................       *
        Blue Sky Fees and Expenses.......................................       *
        Printing and Engraving Expenses..................................       *
        Accounting Fees and Expenses.....................................       *
        Legal Fees and Expenses..........................................       *
        Transfer Agent Fees and Expenses.................................       *
        Miscellaneous....................................................       *
                                                                            ---------
                  Total..................................................   $   *
                                                                            =========


- ---------------
* To be provided by amendment.
ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Article Ninth of the Company's Amended and Restated Certificate of Incorporation provides that the Company shall indemnify, to the fullest extent now or hereafter permitted by law, each director, officer employee or agent (including each former director, officer, employee agent) of the Company who was or is made party to or a witness in or is threatened to be made a party to or a witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an authorized representative of the Company, against all expenses (including attorneys' fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

     Article VI, Section 6.1 of the Company's Amended and Restated Bylaws provides that each person who was or is made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a Director, officer, agent or employee of the Company, shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, against any expenses (including attorneys fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection therewith. Notwithstanding the foregoing, no Director shall be indemnified nor held harmless in violation of the provisions of the Company's Amended and Restated Certificate of Incorporation; and no Director, officer, agent or employee shall be indemnified nor held harmless by the Company unless:

          (i) In the case of conduct in his/her official capacity with the Company, he/she acted in good faith and in a manner he/she reasonably believed to be in the best interests of the Company;
          (ii) In all other cases, his/her conduct was at least not opposed to the best interests of the Company nor in violation of the Amended and Restated Certificate of Incorporation, Bylaws or any agreement entered into by the Company; and
          (iii) In the case of any criminal proceeding, he/she had no reasonable cause to believe that his/her conduct was unlawful.
     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.
     Pursuant to the provisions of the Common Stock Purchase Agreement (the "Underwriting Agreement"), the underwriters are obligated, under certain circumstances to indemnify directors and officers for the Company against certain liability, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1 hereto.
ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
     During the past three years, the Company has issued unregistered securities to persons as described below. No underwriters or underwriting discounts or commissions were paid in connection with such issuances. There were no public offerings in such transactions, and the Company believes that each transaction, unless otherwise noted, was exempt from registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 4(2) thereof, based on the private nature of the transactions and the financial sophistication of the purchasers, all of whom had access to complete information concerning the Company and acquired the securities for investment and not with a view to the distribution thereof. All share numbers indicated below have been retroactively adjusted to reflect the 10-for-1 stock split effective November 13, 1995.

     On February 21, 1994, the Company issued 5,666,666 shares to James F. Chen in consideration for a payment of $10,000. On February 21, 1994, the Company also issued: (i) 100,000 shares of Common Stock to Maxine Loh in consideration for a payment of $25,000; (ii) 300,000 shares of Common Stock to Ed Lee, Teresa Lee, David Luk and Lousia Lee in consideration for a payment of $75,000; (iii) 200,000 shares of Common Stock to Charles C. Chen in consideration for a payment of $49,500; (iv) 200,000 shares of Common Stock to How Lin in consideration for equipment valued at $50,000; (v) 100,000 shares of Common Stock to Mark and Sheryl Rosenthal in consideration for a payment of $25,000; and (vi) 100,000 shares of Common Stock to Ngan Ying Chen in consideration for a payment of $25,000.


     On May 15, 1995, James F. Chen contributed 333,333 shares of Common Stock to the capital of the Company and the Company issued 333,333 shares of Common Stock to Jieh-Shan Wang in consideration for services rendered.


     On June 1, 1995, James F. Chen contributed 132,666 shares of Common Stock to the capital of the Company. On that date, the Company issued 1,176,473 shares of Common Stock to Hai Hua Cheng in consideration for a payment of $500,000 which was made to the Company in December 1994. To provide protection against dilution to Mr. Cheng's $500,000 investment, the Company issued 56,000 shares of Common Stock to Mr. Chen as trustee of a voting trust for Mr. Cheng on June 1, 1995. Also on June 1, 1996, the Company issued an additional 76,666 shares of Common Stock to the voting trust established for Mr. Chen in consideration for providing a loan of $330,000. On June 28, 1996, the Company issued an additional 73,333 shares of Common Stock to Mr. Cheng in order to repay this loan. On such date, the Company also issued 153,333 shares of Common Stock to Mr. Cheng as further consideration for the provision of the loan and Mr. Chen contributed 153,333 shares of Common Stock to the capital of the Company.


     On December 12, 1995, the Company issued: (i) 41,286 shares of Common Stock to Ban Leong Eap and Pisei Phlong Eap in consideration for a payment of $100,000; (ii) 5,555 shares of Common Stock to Joseph D. Gallagher in consideration for a payment of $25,000; (iii) 5,556 shares of Common Stock to Gill & Sippel Profit Sharing Plan, FBO Joseph D. Gallagher in consideration for a payment of $25,000; (iv) 11,111 shares of Common Stock to Chansothi Um and Viseth Um in consideration for a payment of $50,000; (v) 27,778 shares of Common Stock to Stanley Shapiro in consideration for a payment of $125,000; (vi) 11,111 shares of Common Stock to Burnett Moody in consideration for a payment of $50,000; and (vi) 5,555 shares of Common Stock to Norman Fine in consideration for a payment of $25,000.

     On December 12, 1995, the Company also issued 333,333 shares of Common Stock to Ray Hanner for services rendered and 20,000 shares of Common Stock to Scott Hu consisting of 11,111 shares in accordance with the terms of Mr. Hu's Employment Agreement and 8,889 shares issued as a severance payment.


     Between May, 1995 and June 12, 1996, the Company granted options to purchase 213,331 shares of Common Stock at $0.4245, 136,962 shares of Common Stock at $2.505 per share and 2,000 shares at $4.50 per share under the Company's 1995 Non-Statutory Stock Option Plan. On June 12, 1996, the Company granted options to purchase 590,394 shares of Common Stock at $3.75 per share and options to purchase 359,483 shares of Common Stock at $4.50 per share under the Company's 1996 Incentive Stock Plan. On July 8, 1996, the Company granted options to purchase 20,668 shares of Common Stock under the 1996 Incentive Stock Plan at $9.00 per share. The Company believes that the option grants described in this paragraph are exempt from the registration requirements of the Securities Act by reason of Rule 701 promulgated thereunder because the options were granted pursuant to written compensatory benefit plans of the Company, copies of which were provided to each participant, and the aggregate offering price did not exceed the limit prescribed by Rule 701 in connection with any such grant.


     In April, 1996, the Company issued options to purchase 383,965 shares of Common Stock subject to restrictions on transferability ("Restricted Stock"), at $0.75 per share, under the Company's 1996 Non-Statutory Stock Option Plan. As of June 12, 1996, all options granted under the Plan had been exercised and a total of 383,965 shares of Restricted Stock had been issued. The Company also believes that the transactions described in this paragraph are exempt from registration under the Securities Act by reason of Rule 701 as the options were granted pursuant to a written compensatory benefit plan of the Company, a copy of the plan was provided to each participant, and the aggregate offering price did not exceed the limit prescribed by Rule 701.

     In December, 1995 and January, 1996, the Company borrowed $2.5 million through the sale of 7% interest bearing, unsecured promissory notes due June 30, 1996 to fourteen investors ("Note Offering"). The Company issued: (i) a note dated December 19, 1995 in the amount of $200,000 to the Trustee under the Shapiro Family Trust; (ii) a note dated December 18, 1995 in the amount of $25,000 to Burnett H. Moody; (iii) a note dated December 15, 1995 in the amount of $25,000 to Norman D. Fine; (iv) a note dated December 15, 1995 in the amount of $500,000 to Lewis M. Schott; (v) a note dated December 22, 1995 in the amount of $175,000 to Bryan T. Vanas; (vi) a note dated December 22, 1995 in the amount of $100,000 to Joseph Lupo and Rosa Lupo; (vii) a note dated December 22, 1995 in the amount of $225,000 to Lee DeVisser and Linda DeVisser, Trustees of the DeVisser Trust dated January 4, 1993; (viii) a note dated January 15, 1996 in the amount of $166,500 to Edgehill Capital Management LP; (ix) a note dated January 15, 1996 in the amount of $60,000 to J. Francis Lavelle; (x) a note dated January 15, 1996 in the amount of $547,000 to Steven A. Cohen; (xi) a note dated January 15, 1996 in the amount of $60,000 to John P. Holmes III; (xii) a note dated January 15, 1996 in the amount of $166,500 to Golden Eagle Partners;
(xiii) a note dated January 15, 1996 in the amount of $50,000 to John J. Egan IV; and (xiv) a note dated January 15, 1996, in the amount of $200,000 to Kenneth Lissak.

     On April 15, 1996, the Company exchanged the full amount of notes (including accrued interest) issued to seven investors for shares of the Company's Series A Convertible Preferred Stock ("Series A Stock") at $4.50 per share and paid cash to each of the seven investors in an amount equal to any fractional shares of Series A Stock. The Company issued: (i) 45,450 shares of Series A Stock to the Trustee of the Shapiro Family Trust; (ii) 5,682 shares of Series A Stock to Burnett H. Moody; (iii) 5,685 shares of Series A Stock to Norman D. Fine; (iv) 113,711 shares of Series A Stock to Lewis M. Schott; (v) 39,746 shares of Series A Stock to Bryan T. Vanas, (vi) 22,712 shares of Series A Stock to Joseph Lupo and Rosa Lupo and (vii) 51,102 shares of Series A Stock to Lee DeVisser and Linda DeVisser Trustees of the Lee DeVisser Trust dated January 4, 1993.


     On April 15, 1996, the Company offered certain of the investors who agreed to exchange their notes for Series A Stock, the opportunity to subscribe for an additional 222,222 shares of Series A Stock at a price of $4.50 per share in proportion to each investor's pro-rata interest in the Note Offering. The Company issued (i) 27,778 shares of Series A Stock to Stanley Shapiro in consideration for a payment of $125,001; (ii) 4,444 shares of Series A Stock to Burnett H. Moody in consideration for a payment of $19,998; (iii) 2,222 shares of Series A Stock to Norman D. Fine in consideration for a payment of $9,999;
(iv) 97,889 shares of Series A Stock to Lewis M. Schott in consideration for a payment of $440,502; (v) 31,444 shares of Series A Stock to

Bryan T. Vanas in consideration for a payment of $141,498; (vi) 18,000 shares of Series A Stock to Joseph Lupo and Rosa Lupo in consideration for a payment of $81,000; and (vii) 40,445 shares of Series A Stock to Lee DeVisser and Linda DeVisser Trustees of the Lee DeVisser Trust dated January 4, 1993 in consideration for a payment of $182,001.


     Two of the remaining seven noteholders transferred their notes to another noteholder. On May 24, 1996, the Company exchanged the full amount of the remaining notes (including accrued interest) for Shares of Series A Stock at $4.50 per share and paid cash in an amount equal to any fractional shares. The Company issued: (i) 11,388 shares of Series A Stock to John J. Egan, IV; (ii) 37,922 shares of Series A Stock to Golden Eagle Partners; (iii) 37,922 shares of Series A Stock to Edgehill Capital Management; (iv) 151,917 shares of Series A Stock to Steven A. Cohen; and (v) 45,552 shares of Series A Stock to Kenneth Lissak.


     On May 23, 1996 RSA Data Security, Inc. ("RSA") exercised an option granted under the Company's license agreement with RSA, to convert its right to receive future royalties into 2% of the Company's issued and outstanding voting securities, after giving effect to the issuance to RSA, through the date of the public offering. Pursuant to a separate agreement between RSA and Massachusetts Institute of Technology ("MIT"), MIT is entitled to receive 7.2% of any royalties that RSA receives. As a result, the Company will issue to MIT, 7.2% of the 2% of shares to which RSA was entitled under the license agreement. At the time of the Offering, RSA and MIT will be entitled to receive 175,118 and 13,587 shares of Common Stock, respectively.


     In June, 1996 the Company issued 11,111 shares of Common Stock to John J. Egan IV in consideration for consulting services rendered to the Company.


     In June, 1996, the Company borrowed $1.5 million from JMI Equity Fund II, L.P. by issuing unsecured, 8% interest-bearing, senior subordinated notes in the principal amount of $1.5 million with detachable warrants to purchase 333,332 shares of Common Stock. Of the 333,332 detachable warrants, 266,666 are exercisable at $4.50 per share and 66,000 were exercisable at $0.015 per share. The warrant to purchase 66,000 shares of Common Stock was exercised on June 28, 1996.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
     (a) The following Financial Statement Schedules are filed as part of this registration statement:

       NUMBER                                      DESCRIPTION
    ------------   ---------------------------------------------------------------------------
    Schedule II    Valuation and Qualifying Accounts

     (b) The following exhibits are filed as part of this registration statement:


      NUMBER                                       DESCRIPTION
    -----------    ---------------------------------------------------------------------------
        1          Form of Underwriting Agreement*
        3.1        Amended and Restated Certificate of Incorporation as of July 2, 1996
        3.2        Amended and Restated Bylaws dated as of June 28, 1996
        3.3        Certificate of Designation, Preferences, and Rights of Series A Convertible
                   Preferred Stock dated April 4, 1996*
        3.4        Certificate of Increase in the Number of Shares of Series A Convertible
                   Preferred Stock dated May 21, 1996*
        5          Opinion on Legality**
        9.1        Voting Trust Agreement between Hai Hua Cheng and James F. Chen, Trustee*
        9.2        Voting Trust Agreement between Robert Zupnik and James F. Chen, Trustee*
        9.3        Voting Trust Agreement between Dennis Winson and James F. Chen, Trustee*
       10.1        Employment Agreement between V-ONE and James F. Chen dated as of June 12,
                   1996*
       10.2        V-ONE 1995 Non-Statutory Stock Option Plan*
       10.3        V-ONE 1996 Non-Statutory Stock Option Plan*
       10.4        V-ONE 1996 Incentive Stock Plan*
       10.5        Software License Agreement between Trusted Information Systems, Inc.
                   ("TIS") and V-ONE executed October 6, 1994*

      NUMBER                                       DESCRIPTION
    -----------    ---------------------------------------------------------------------------
       10.6        First Amendment to the Software License Agreement between TIS and V-ONE*
       10.7        Second Amendment to the Software License Agreement between TIS and V-ONE*
       10.8        Third Amendment to the Software License Agreement between TIS and V-ONE*
       10.9        Fourth Amendment to the Software License Agreement between TIS and V-ONE*
       10.10       OEM Master License Agreement between RSA Data Security, Inc. ("RSA") and V-
                   ONE dated December 30, 1994 and Amendment Number One to the OEM Master
                   License Agreement between RSA and V-ONE*
       10.11       Amendment Number Two to the OEM Master License Agreement between RSA and
                   V-ONE and Conversion Agreement dated May 23, 1996*
       10.12       Promissory Note for Hai Hua Cheng with Allonge and Amendment dated June 12,
                   1996*
       10.13       Form of Exchange and Purchase Agreement dated April 1996*
       10.14       Registration Rights Agreement between V-ONE and JMI Equity Fund II, L.P.
                   ("JMI")*
       10.15       8% Senior Subordinated Note due June 18, 2000 issued by V-ONE to JMI*
       10.16       Warrant to Purchase 100,000 shares of Common Stock (now 66,666 shares of
                   Common Stock) Issued by V-ONE to JMI*
       10.17       Warrant to Purchase 400,000 shares of Common Stock (now 266,666 shares of
                   Common Stock) Issued by V-ONE to JMI*
       11          Computation of Primary and Fully Diluted Loss Per Share
       23.1        Consent of Coopers & Lybrand L.L.P.
       23.2        Consent of Kirkpatrick & Lockhart, LLP**
       24          Power of Attorney: see signature page of this registration statement
       27          Financial Data Schedule for the year ended December 31, 1995 and the six months ended June 30, 1996


- ---------------

 * Filed previously.


** To be filed by amendment.

ITEM 17. UNDERTAKINGS.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     (c) The undersigned registrant hereby undertakes that:
          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this pre-effective amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on July 19, 1996.



                                                  V-ONE CORPORATION

                                                     (Registrant)

                                      By: /s/  JAMES F. CHEN

                                ------------------------------------------
                                          Name: James F. Chen
                                          Title: President and
                                                 Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James F. Chen, Charles C. Chen, Chansothi Um and Ban L. Eap, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite or necessary to be done, to all intents and purposes and as fully as they might or could do in person, thereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                 SIGNATURE                                TITLE                        DATE
   -------------------------------------     --------------------------------     --------------
            /s/  JAMES F. CHEN               President, Chief Executive           July 19, 1996
   -------------------------------------       Officer and Director
               James F. Chen
             /s/  CHANSOTHI UM               Treasurer and Acting Chief           July 19, 1996
   -------------------------------------       Financial Officer
               Chansothi Um
              /s/  BAN L. EAP                Controller                           July 19, 1996
   -------------------------------------
                Ban L. Eap
            /s/  HAI HUA CHENG               Director                             July 19, 1996
   -------------------------------------
               Hai Hua Cheng
           /s/  CHARLES C. CHEN              Director                             July 19, 1996
   -------------------------------------
              Charles C. Chen
           /s/  HARRY S. GRUNER              Director                             July 19, 1996
   -------------------------------------
              Harry S. Gruner
           /s/  WILLIAM E. ODOM              Director                             July 19, 1996
   -------------------------------------
              William E. Odom

                                                                     SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                               V-ONE CORPORATION
           (FOR THE PERIOD FROM FEBRUARY 16, 1993 (DATE OF INCEPTION)
    TO DECEMBER 31, 1993 AND FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                    AND THE SIX MONTHS ENDED JUNE 30, 1996)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                     BALANCE     ADDITIONS
                                                       AT        CHARGED TO                   BALANCE
                                                    BEGINNING    COSTS AND                   AT END OF
                   DESCRIPTION                      OF PERIOD     EXPENSES     DEDUCTIONS      PERIOD
- -------------------------------------------------------------------------------------------------------
ALLOWANCE FOR DOUBTFUL ACCOUNTS
  February 16, 1993 to December 31, 1993.........   $  --        $   --         $ --         $   --
  December 31, 1994..............................      --            --           --             --
  December 31, 1995..............................      --            23,620       --             23,620
  January 1, 1996 to June 30, 1996...............      23,620       149,185       --            172,805
DEFERRED TAX ASSET VALUATION ALLOWANCE
  February 16, 1993 to December 31, 1993.........      --            --           --             --
  December 31, 1994..............................      --           165,804       --            165,804
  December 31, 1995..............................     165,804       340,489       --            506,293
  January 1, 1996 to June 30, 1996...............     506,293     1,024,559       --          1,530,852
ALLOWANCE FOR NON-SALABLE INVENTORY
  February 16, 1993 to December 31, 1993.........      --            --           --             --
  December 31, 1994..............................      --            --           --             --
  December 31, 1995..............................      --            50,000       --             50,000
  January 1, 1996 to June 30, 1996...............      50,000        --           --             50,000

                                 EXHIBIT INDEX



                               V-ONE CORPORATION



EXHIBIT NO.                                       DESCRIPTION
- -----------    ---------------------------------------------------------------------------------
   1*          Form of Underwriting Agreement
   3.1         Amended and Restated Certificate of Incorporation as of July 2, 1996
   3.2         Amended and Restated Bylaws dated as of June 28, 1996
   3.3*        Certificate of Designation, Preferences, and Rights of Series A Convertible
               Preferred Stock dated April 4, 1996
   3.4*        Certificate of Increase in the Number of Shares of Series A Convertible Preferred
               Stock dated May 21, 1996
   5**         Opinion on Legality
   9.1*        Voting Trust Agreement between Hai Hua Cheng and James F. Chen, Trustee
   9.2*        Voting Trust Agreement between Robert Zupnik and James F. Chen, Trustee
   9.3*        Voting Trust Agreement between Dennis Winson and James F. Chen, Trustee
  10.1*        Employment Agreement between V-ONE and James F. Chen dated as of June 12, 1996
  10.2*        V-ONE 1995 Non-Statutory Stock Option Plan
  10.3*        V-ONE 1996 Non-Statutory Stock Option Plan
  10.4*        V-ONE 1996 Incentive Stock Plan
  10.5*        Software License Agreement between Trusted Information Systems, Inc. ("TIS") and
               V-ONE executed October 6, 1994
  10.6*        First Amendment to the Software License Agreement between TIS and V-ONE
  10.7*        Second Amendment to the Software License Agreement between TIS and V-ONE
  10.8*        Third Amendment to the Software License Agreement between TIS and V-ONE
  10.9*        Fourth Amendment to the Software License Agreement between TIS and V-ONE
  10.10*       OEM Master License Agreement between RSA Data Security, Inc. ("RSA") and V-ONE dated December 30, 1994 and Amendment Number One to the OEM Master License
               Agreement between RSA and V-ONE
  10.11*       Amendment Number Two to the OEM Master License Agreement between RSA and V-ONE and Conversion Agreement dated May 23, 1996
  10.12*       Promissory Note for Hai Hua Cheng with Allonge and Amendment dated June 12, 1996
  10.13*       Form of Exchange and Purchase Agreement dated April 1996
  10.14*       Registration Rights Agreement between V-ONE and JMI Equity Fund II, L.P. ("JMI")
  10.15*       8% Senior Subordinated Note due June 18, 2000 issued by V-ONE to JMI
  10.16*       Warrant to Purchase 100,000 shares of Common Stock (now 66,666 shares of Common
               Stock) Issued by V-ONE to JMI
  10.17*       Warrant to Purchase 400,000 shares of Common Stock (now 266,666 shares of Common
               Stock) Issued by V-ONE to JMI
  11           Computation of Primary and Fully Diluted Loss Per Share
  23.1         Consent of Coopers & Lybrand L.L.P.
  23.2**       Consent of Kirkpatrick & Lockhart, LLP
  24           Power of Attorney: see signature page of this registration statement
  27           Financial Data Schedule for the year ended December 31, 1995 and the six months ended June 30, 1996


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 * Filed previously.



** To be filed by amendment.